                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Coho Energy, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

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
                                   [COHO LOGO]

                          14785 Preston Road, Suite 860
                               Dallas, Texas 75240

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Coho Energy, Inc.:

         A Special Meeting of Shareholders of Coho Energy, Inc. (the "Company") will be held on __________, 1998 at _____ ___.m., Dallas, Texas time, at the Westin Hotel Galleria, Johnson 2 Room, 13340 Dallas Parkway, Dallas, Texas, for the following purposes:

         1. To amend the Articles of Incorporation, as amended, of the Company to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000.


         2. To approve the sale by the Company of 41,666,666 shares of its Common Stock to HM 4 Coho, L.P. pursuant to an Amended and Restated Stock Purchase Agreement dated effective August 21, 1998.


         3. To transact such other business as may properly come before the meeting or any adjournment thereof.


         Holders of record of the Common Stock, $0.01 par value, of the Company as reflected on the books of the Company at the close of business on __________, 1998 will be entitled to vote at the meeting and any adjournments thereof. Whether or not you expect to attend the meeting, please fill in, date, sign, and return the proxy in the enclosed envelope which requires no postage if mailed in the United States.


                                                    /s/ Jeffrey Clarke
                                                  Chairman, President and
                                                  Chief Executive Officer

                                COHO ENERGY, INC.

                          14785 Preston Road, Suite 860
                               Dallas, Texas 75240

                                 PROXY STATEMENT
                                -----------------

                         SPECIAL MEETING OF SHAREHOLDERS
                                __________, 1998

                                -----------------

         This Proxy Statement is being furnished to shareholders of Coho Energy, Inc., a Texas corporation (the "Company"), in connection with the solicitation of proxies by its Board of Directors for use at a Special Meeting of Shareholders (the "Meeting") to be held on __________, 1998 at _____ ___.m., Dallas, Texas time, at the Westin Hotel Galleria, Johnson 2 Room, 13340 Dallas Parkway, Dallas, Texas, and any adjournment or postponement thereof.


         At the Meeting, shareholders of the Company will be asked to consider the approval of (i) a proposed amendment to the Articles of Incorporation, as amended, of the Company to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000 (the "Amendment") and (ii) a proposed sale by the Company of 41,666,666 shares of its common stock, $0.01 par value ("Common Stock"), to HM 4 Coho, L.P., a Texas limited partnership ("HM4") (the "Transaction"). The purchase price for the shares to be sold to HM4 is $249,999,996.00. The terms of the Transaction are contained in the Amended and Restated Stock Purchase Agreement dated effective August 21, 1998 (the "Agreement"), between the Company and HM4. A copy of the Agreement is set forth as Annex A hereto and is made a part of this Proxy Statement. See "The Transaction -Terms of the Transaction".


         The Company currently intends to use the net proceeds of the Transaction initially to repay existing debt and subsequently for other purposes as more fully described in "Use of Proceeds". The Transaction will result in a change of control of the Company under the Marketplace Rules (the "Marketplace Rules") of The Nasdaq Stock Market ("Nasdaq"), on which the Common Stock is quoted. The Transaction will cause substantial dilution of the voting power of the current shareholders of the Company, since, following the Transaction, HM4 will own approximately 62.0% of the Common Stock. See "The Transaction -- Effects of the Transaction on Shareholders". The Amendment will allow the Company to issue shares to HM4 in the Transaction and provide the Company with greater flexibility in effecting future acquisitions and financings. See "The Amendment".

         After the Transaction, HM4 and its affiliates will be able to nominate four members of the Board of Directors of the Company. John R. Muse and Lawrence
D. Stuart, Jr. are currently members of the Board of Directors of the Company nominated by an affiliate of HM4 pursuant to an agreement between the Company and that affiliate and are expected to continue as members of the Board of Directors after the Transaction. Also, after the Transaction, two additional individuals will be nominated by HM4 to serve on the Board of Directors. In order to accommodate HM4's right to name two additional directors after the Transaction, the Board of Directors will increase the size of the Board of Directors by one member to nine members and one current member of the Board of Directors will resign.

         Only holders of record of Common Stock as reflected on the books of the Company at the close of business on __________, 1998 (the "Record Date") will be entitled to notice of and to vote at the Meeting. As of the close of business on the Record Date, the Company had 25,603,512 shares of Common Stock outstanding. With respect to each matter to come before the Meeting, the holders of the Common Stock will have one vote per share. There are no other classes of voting securities of the Company outstanding. To approve the Amendment, it is necessary to obtain the affirmative vote of the greater of (i) the holders of shares having two-thirds of the votes entitled to vote that are represented at the Meeting in person or by proxy and (ii) a majority of the shares issued and outstanding and entitled to vote as of the Record Date. To approve the Transaction, it is necessary to obtain the affirmative vote of a majority of the shares entitled to vote that are represented at the Meeting in person or by proxy. See "Voting -- General".


         If the shareholders of the Company vote for approval of the Amendment but against approval of the Transaction, the Amendment will be made effective by the Company. However, if the shareholders of the Company vote for approval of the Transaction but against approval of the Amendment, the Transaction will not be consummated since the Company will not have sufficient authorized shares to consummate the Transaction.


         This Proxy Statement and the accompanying proxy card are being sent on or about __________, 1998 to shareholders of record as of the close of business on the Record Date.

         The holders of a majority of the total shares of Common Stock issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting. Under Texas law, any unvoted position in a brokerage account with respect to any matter will be considered as not voted and will not be counted toward fulfillment of quorum requirements. The shares held by each shareholder who signs and returns the enclosed form of proxy will be counted for purposes of determining the presence of a quorum at the Meeting.

         If the enclosed form of proxy is properly executed and returned, it will be voted at the Meeting, or at any adjournment or postponement thereof, in accordance with the specifications thereof. If no instructions are specified in the proxy, the shares represented thereby will be voted in favor of the Transaction and the Amendment. A proxy may be revoked, at any time before it has been voted, upon written notice to the Secretary of the Company, by submitting a subsequently dated proxy or by attending the Meeting and withdrawing the proxy.

                          PROPOSAL ONE -- THE AMENDMENT


         PURPOSE AND BACKGROUND OF THE AMENDMENT

         The Board of Directors has recommended the adoption of an amendment to the Company's Articles of Incorporation, as amended, that will increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000 shares. The increase in the number of authorized shares will allow the Company to issue shares to HM4 in the Transaction. In addition, the Board of Directors believes that this increase in the number of authorized shares of Common Stock is advisable and in the best interest of the Company because it will provide the Company with greater flexibility in effecting future acquisitions and financings. The Company expects that its future growth may require the use of its Common Stock from time to time either as consideration for acquisitions or as part of a financing for the Company either through the use of Common Stock or securities convertible into Common Stock. The Amendment would allow the Company to complete the Transaction and provide the Company with additional flexibility to effect any such acquisitions and financings without the delay and expense associated with obtaining the approval or consent of shareholders at the same time the shares are needed. Such shares may be issued in conjunction with both public offerings and private placements of shares of Common Stock.

         As amended, the first paragraph of Article IV of the Articles of Incorporation of the Company would read as follows:

         "The total number of shares of all classes of stock which the Corporation shall be authorized to issue is 110,000,000 shares, divided into the following: (i) 10,000,000 shares of Preferred Stock, of the par value of $.01 per share (hereinafter called "Preferred Stock"), and
         (ii) 100,000,000 shares of common stock, of the par value of $.01 per share (hereinafter called "Common Stock")."

         Other than the Transaction, the Company does not have any current plans, proposals or understandings that would require the use of the additional authorized shares of Common Stock to be issued. The Company, however, anticipates that some portion of the additional shares could be used by the Company in the future for acquisitions as well as for public offerings or private placements of Common Stock or securities convertible or exchangeable into shares of Common Stock. Such shares could also be used for the Company's stock-based compensation plans. Other than the Transaction, unless required by law, regulatory authorities or applicable rules of Nasdaq, it is not anticipated that any future authorization by a vote of shareholders will be sought for the issuance of any shares of Common Stock. Shareholders of the Company do not have any preemptive rights to purchase additional shares of Common Stock, whether now or hereafter authorized.

         RECOMMENDATION OF THE BOARD OF DIRECTORS


         THE BOARD OF DIRECTORS OF THE COMPANY (WITH MESSRS. STUART AND MUSE NOT PARTICIPATING) HAS UNANIMOUSLY APPROVED THE AMENDMENT AND RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT.

                         PROPOSAL TWO -- THE TRANSACTION


         THE PRINCIPAL TERMS OF THE TRANSACTION ARE SET FORTH IN THE AGREEMENT, A COPY OF WHICH IS SET FORTH AS ANNEX A HERETO AND IS MADE A PART OF THIS PROXY STATEMENT. THE FOLLOWING DISCUSSION SETS FORTH A DESCRIPTION OF CERTAIN MATERIAL TERMS OF THE AGREEMENT AND IS QUALIFIED BY THE MORE COMPLETE INFORMATION SET FORTH IN THE AGREEMENT.

         PURPOSE AND BACKGROUND OF THE TRANSACTION

         The Company is an independent energy company engaged, through its wholly owned subsidiaries, in the development and production of, and exploration for, crude oil and natural gas. The Company's crude oil activities are concentrated principally in Mississippi and Oklahoma and the Company's natural gas activities are concentrated principally in Louisiana. In December 1997, the Company acquired interests in 14 principal producing fields located primarily in southern Oklahoma (the "Oklahoma Properties"). The aggregate purchase price for the Oklahoma Properties was $267.8 million, including cash consideration of approximately $257.5 million. Of the total cash consideration, $221 million was financed under the Company's bank revolving credit facility.


         A combination of factors occurring over the course of the last year has caused management of the Company to explore ways of raising additional capital for capital expenditure and working capital needs. The Company is the operator of, and owns a sizable majority working interest in, all of its significant fields and can therefore control the level of capital expenditures it incurs. However, the Company's assets are comprised of reserves which deplete with production. For the Company to experience growth and create increasing value, it must find significant new quantities of oil and gas reserves. Therefore, for the Company to replace production and grow reserves, it must raise additional capital for future significant amounts of capital expenditures. In addition, crude oil prices have been falling steadily throughout 1998 from an average price of $18.32 per barrel in December 1997 to an average price of $13.38 per barrel in August 1998.


         The Company's borrowing base under its bank revolving credit facility is based upon the agent banks' consensus pricing strip, which uses escalating future prices. This consensus pricing strip is not directly related to current New York Mercantile Exchange pricing. So long as such consensus pricing strip combined with the Company's proved reserves calculate a borrowing base in excess of the current borrowings and anticipated future capital expenditures of the Company, then the Company would not have any limitations on available capital resources. However, the sustained low crude oil price environment may have an adverse effect on the consensus pricing strip. In such a case, the Company could face limitations on its ability to provide debt financings adequate to fund future capital expenditures, and if the effect is adverse enough, could require some repayment of excess borrowings over borrowing base to occur.


         Management and the Board of Directors of the Company pursued financing alternatives which would reduce interest expense and improve the Company's balance sheet. Debt instruments and any form of equity which would require a dividend were eliminated from review. The potential to merge with another oil and gas company or issue common equity were investigated as alternatives, though no specific transaction was considered. Due to the high level of debt already existing in the Company, there was some concern that the share price of a merged entity would suffer if commodity prices did not recover from 1998 levels. A public offering of Common Stock was not practical due to the Company's declining stock price and the general state of the United States financial markets. Several potential buyers of common equity of the Company other than Hicks Muse were approached to discuss a private sale of shares, but preliminary discussions revealed that it was likely that any such transaction would be at a discount to the market price of the Common Stock. In addition, the amount of time it would take to consummate any of these transactions was taken into account.

         In June 1998, the Company retained Alan Edgar, who became a director of the Company in August 1998, to assist the Company in raising equity and identifying potential investors. Mr. Edgar was involved in the negotiation of the Transaction on behalf of the Company.

         While the Company was exploring these alternatives, on May 12, 1998, Energy Investment Partnership No. 1, a Texas general partnership ("EIP"), purchased 1,485,184 shares of Common Stock from The Morgan Stanley Leveraged Equity Fund II, L.P., and Quinn Oil Company, Ltd. EIP is an affiliate of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), a private investment firm specializing in leveraged acquisitions and strategic investments. John R. Muse and Lawrence D. Stuart, Jr., general partners in EIP, became directors of the Company effective with the purchase. As of September 16, 1998, EIP owned 2,182,084 shares of Common Stock, representing approximately 8.5% of the outstanding Common Stock.

         At the time of the purchase by EIP, Hicks Muse expressed their interest in assisting the Company through an additional cash investment in the Company. Hicks Muse initially proposed an investment of $40 million to $50 million to allow the Company to repay debt, strengthen the Company's balance sheet and provide liquidity through a prolonged period of low crude oil prices. Management of the Company recognized that additional capital would be required for the Company to take advantage of acquisition opportunities that might become available in the oil and gas industry due to the effect of lower oil prices on the value of reserves. Management of the Company acknowledged the experience and substantial financial resources of Hicks Muse and discussed with Hicks Muse a proposed transaction whereby an affiliate of Hicks Muse would make a larger capital investment in the Company in exchange for some type of equity security of the Company. Based on its experience through an affiliate as a shareholder of the Company from May 1998, its prior research into the Company and the oil and gas industry and Hicks Muse's confidence in the oil and gas industry's long-term prospects, Hicks Muse agreed to make a $250 million investment in the Company so long as it could obtain majority control of the Company. After several discussions, the Company and HM4, an affiliate of Hicks Muse, agreed on the terms of the Transaction as set forth in the Agreement.


         TERMS OF THE TRANSACTION

         Pursuant to the Agreement, the Company will issue 41,666,666 shares of Common Stock to HM4, or approximately 62.0% of the Common Stock outstanding after the Transaction. The aggregate consideration to be paid to the Company by HM4 for the shares of Common Stock is $249,999,996.00, or $6.00 per share of Common Stock.

         The Transaction requires shareholder approval under the Marketplace Rules, since the Transaction involves a "change in control" of the Company. In addition, the obligations of the parties to effect the Transaction are also subject to other conditions, including, among other things, the obtaining of all necessary consents and the listing of the shares to be issued having been approved by Nasdaq. The Company is aware of no other material governmental or regulatory approvals required for the consummation of the Transaction, other than compliance with applicable securities laws.


         As part of its investment in the Company, Hicks Muse agreed to assist the Company in pursuing additional transactions that would add value to the Company. The Company and another Hicks Muse affiliate, Hicks, Muse & Co. Partners, L.P. ("HMCo"), entered into an Amended and Restated Financial Advisory Agreement (the "Financial Advisory Agreement") effective August 21, 1998, the date the Company entered into the initial agreement regarding the Transaction . Pursuant to the Financial Advisory Agreement, the Company retained HMCo for financial advisory services only (and not finder or broker services) in connection with certain additional transactions including any acquisition of a majority of either the Company's outstanding capital stock or the combined voting power of the Company's outstanding securities, any sale or acquisition of oil and gas properties by the Company involving consideration of $100 million or more, any acquisition by the Company of a majority of the voting power or other ownership interests of another entity involving consideration of $100 million or more, and any merger, recapitalization, reorganization or similar transaction or sale of substantially all of the assets of the Company. The Company expects that the financial advisory services to be rendered by HMCo to the Company in connection with such a transaction would include (i) performing valuation analyses, (ii) advising on optimal capital structures and related capital market activities, in the case of acquisitions, and (iii) assisting in negotiating the financial aspects of a transaction. Also under the Financial Advisory Agreement, the Company has paid or will pay HMCo certain fees for financial advisory services in connection with the transactions described in the Agreement, including (i) a cash fee of $1,250,000 that was paid at the signing of the Financial Advisory Agreement and (ii) a cash fee of $8,750,000 to be paid at the closing of the Transaction, if the shareholders of the Company approve the Transaction before December 31, 1998. The fee to be paid to HMCo in connection with the Transaction is for a variety of advisory services provided to the Company in connection with the Transaction, including advising the Company on its economic model, on debt and equity capital structures and on improving the Company's liquidity to allow it to take advantage of anticipated acquisition opportunities. The Financial Advisory Agreement terminates on the earlier of August 21, 2008, or the date on which HM4 and its affiliates cease to own beneficially, directly or indirectly, at least 5% of the Company's outstanding equity securities.

         If the shareholders of the Company do not approve the Transaction before December 31, 1998, the Company will be obligated, pursuant to the Financial Advisory Agreement, to pay to HMCo on or before December 31, 1998 a fee of $8,750,000, $5,000,000 of which may, at the Company's option and subject to certain conditions, be paid by issuing to HMCo 1,000,000 shares of Common Stock.

          At the closing of the Transaction, (i) the Company and HMCo will enter into a Monitoring and Oversight Agreement under which the Company will pay HMCo $250,000 per year for financial oversight and monitoring services; (ii) the Company, HM4 and EIP will enter into an Amended and Restated Shareholder Agreement (the "Shareholder Agreement") pursuant to which the Company

(a) will agree to continue to cause two nominees of EIP to be recommended to the shareholders of the Company for election to the Board of Directors of the Company and, at the closing of the Transaction, to cause two additional nominees of HM4 to be elected to the Board of Directors of the Company and (b) will extend both demand and piggyback registration rights to apply to shares of the Common Stock owned by HM4 and those shares already owned by EIP; and (iii) the Company will enter into indemnification agreements with each director of the Company and will purchase additional directors' and officers' liability insurance. The Shareholder Agreement contains certain provisions whereby each of EIP and HM4 will agree that it will not, prior to May 12, 2000, (i) subject any shares of Common Stock owned by either of them to a voting trust or other similar arrangement, (ii) act together with an unaffiliated third party for the purpose of acquiring, holding, voting or disposing of shares of Common Stock or
(iii) sell or transfer greater than 10% of the fully diluted common equity of the Company to any unaffiliated third party or greater than 5% of the outstanding Common Stock to an unaffiliated holder of greater than 10% of the outstanding shares of Common Stock.

         USE OF PROCEEDS


         The Company currently intends to use the net proceeds from the Transaction initially to repay a portion of the existing debt incurred under the Company's bank credit facility. On September 16, 1998, the amount outstanding under the Company's bank credit facility is $269.9 million. After the repayment of most of its outstanding debt, the Company believes that it will be positioned to take advantage of the consolidation of oil and gas assets that is expected to result as exploration and production companies attempt to deal with the effects of sustained lower revenues due to depressed crude oil prices. The lower oil prices cause existing reserves to be undervalued, allowing the Company to purchase quality reserves at lower than historical costs that will go up in value as oil prices rise. In addition to capital expenditures for the continuation of the Company's exploitation and exploration efforts on its existing properties, the Company will be reviewing acquisition opportunities that will build on its strategy of acquiring controlling interests in underdeveloped crude oil and natural gas properties to maximize reserves and production from such properties through relatively low-risk activities such as development drilling, multiple completions, recompletions, workovers, enhancement of production facilities and secondary recovery projects. No assurance can be made, however, that the Company will be successful in finding or completing any such acquisition opportunities.


         RECOMMENDATION OF THE BOARD OF DIRECTORS


         THE BOARD OF DIRECTORS OF THE COMPANY (WITH MESSRS. STUART AND MUSE NOT PARTICIPATING) HAS UNANIMOUSLY APPROVED THE TRANSACTION AND THE AGREEMENT, HAS DETERMINED THAT THE TRANSACTION AND THE AGREEMENT ARE IN THE BEST INTERESTS OF THE SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE TRANSACTION AND THE AGREEMENT.


         Prior to approving the Transaction, the Board of Directors of the Company considered various alternatives to the Transaction, including public equity offerings, high yield debt issuances and other private placements of equity securities. In approving the Transaction, the Board concluded that the sale of Common Stock to HM4 presented the best course of action for the Company at this time. The Board did not pursue the other alternatives considered in that such alternatives would likely have been to the exclusion of the Hicks Muse offer without any assurance that a better offer or transaction could be realized.
                                       7

         The material factors considered by the Board in making such recommendation include the following:


o The proposed purchase price of $6.00 per share for the shares of Common Stock represented approximately a 28.0% premium over the closing market price of $4.69 for the Common Stock on Nasdaq on August 21, 1998, the date of the initial agreement in the Transaction. On October 28, 1998, the closing price of the Common Stock on Nasdaq was $4.63. The issuance of public equity or debt securities likely would not have provided the Company with such a premium due to the recent fluctuations in the securities markets, especially with respect to energy industry securities such as the Common Stock.


o The Transaction will provide the Company with substantial cash to repay its existing debt, thereby providing it with greater financial flexibility to take advantage of the consolidation of oil and gas assets that is expected to result as exploration and production companies attempt to deal with the effects of sustained lower revenues due to depressed crude oil prices.


o An internal financial analysis of the Transaction was prepared by management of the Company and presented to the Board of Directors. In addition, the Board of Directors received the opinion of an outside financial advisor regarding the fairness of the Transaction to the shareholders of the Company.


o        The Transaction provides the Company with a strong equity partner.
         Hicks Muse is a Dallas, Texas based private investment firm specializing in leveraged acquisitions and strategic investments.


         OPINION OF FINANCIAL ADVISOR

         General. The Company has retained Jefferies & Company, Inc. ("Jefferies") to provide it with an opinion as to the fairness of the Transaction from a financial point of view. Jefferies, as part of its investment banking activities, is continually engaged in the valuation of businesses and their securities in connection with private placements of securities, mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, financial restructurings and other financial services.

         Jefferies delivered a formal written opinion to the Board of Directors on August 20, 1998 to the effect that the Transaction was fair from a financial point of view to the holders of the Common Stock. In connection with rendering its opinion, Jefferies reviewed and analyzed, among other things, (i) the terms of the Transaction as set forth in the agreements describing the Transaction;
(ii) the historical and current financial condition and results of operations of the Company, including certain public filings of the Company; (iii) certain non-public financial and non-financial information prepared by the Company; (iv) published information regarding the financial performance and operating characteristics of a selected group of companies that Jefferies deemed comparable to the Company; (v) the business prospects of the Company considering its current capital structure after giving effect to the Transaction; (vi) the historical and current market price of the Company's common stock; (vii) publicly available industry data Jefferies considered relevant to their inquiry; (viii) the terms, to the extent publicly available, of recent oil and gas independent producer transactions that Jefferies believes to be comparable to the Transaction; (ix) the value of certain intangible benefits that may accrue to the Company as a result of the Transaction; (x) the financing alternatives (other than the Transaction) currently available to the Company and its current liquidity; and (xi) such other factors as Jefferies deemed relevant to its opinion. Jefferies also took into account general economic, monetary, political and market conditions as well as their experience with similar transactions and the valuation of similar securities.

         In rendering its opinion, Jefferies relied without independent verification on the accuracy and completeness of all of the historical and projected financial and other information provided to them by the Company. Jefferies did not conduct a physical inspection of any of the properties or facilities of the Company, nor have they made or considered any independent evaluations or appraisals of any of such properties or facilities. A copy of Jefferies' opinion is attached as Annex B hereto and should be read in its entirety by the shareholders of the Company.

         Methodology and Analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The Company has been advised by Jefferies that the two most common analyses used in reviewing the fairness of a transaction such as the Transaction are a comparative company trading analysis, based on a peer group of companies in the same industry as the Company with similar capitalizations and debt structures, and a comparative transaction analysis, based on similar private equity placement transactions. Both of these analyses were used by Jefferies for its fairness opinion on the Transaction.

         With respect to the comparative company trading analysis, Jefferies advised the Company that the analysis was used by it as a benchmark for reviewing value of the Common Stock and was subject to a further subjective review as to where in the range the Company might be expected to fall based on its capitalization, debt structure (including the range of trading and discount on the Company's outstanding senior notes), trading multiples and an examination of the Company's discounted cash flow. Jefferies concluded that the Common Stock was trading at a premium when compared to the peer group of companies examined by Jefferies. With respect to the comparative transaction analysis, Jefferies examined similar private equity placement transactions where there was a change of control but less than all of the outstanding shares were being purchased. Jefferies examined the premium to the market price of the target company's shares paid in such transactions and concluded that the premium being paid in the Transaction was within the range of the premium paid in the comparative transactions and was fair, from a financial point of view, to the Company and its shareholders.

         In requesting the opinion, the Company did not impose any limitations on the scope of the investigations that Jefferies conducted to enable it to deliver its opinion. In arriving at the fairness opinion, Jefferies did not attribute any particular weight to any single analysis or fact and made qualitative judgments based on the significance and relevance of each analysis and factor. Jefferies has advised the Company that it believes its analyses should be considered as a whole and that considering any isolated portions of the analyses on the factors considered, without considering all analyses and factors, could create an incomplete or misleading view of the process underlying the opinion.

         Fees and Reimbursements of Expenses. Pursuant to its arrangement with Jefferies, the Company paid Jefferies a fee of $500,000 for rendering its fairness opinion and has agreed to reimburse Jefferies for its reasonable out-of-pocket expenses incurred in connection with rendering its opinion.

         EFFECTS OF THE TRANSACTION ON SHAREHOLDERS

         Pursuant to the Agreement, 41,666,666 shares of Common Stock will be issued to HM4 in the Transaction. Together with the 2,182,084 shares of Common Stock owned by EIP, Hicks Muse affiliates will own 43,848,750 shares of Common Stock, or 65.8% of the Common Stock after the Transaction. Pursuant to the Shareholder Agreement, Hicks Muse affiliates will have the right to designate up to four individuals to serve on the Company's Board of Directors. John R. Muse and Lawrence D. Stuart, Jr. are currently serving on the Board of Directors as designees of EIP. Two additional individuals will be designated by HM4 to be elected as members of the Board of Directors immediately after the Transaction by the Board of Directors, as permitted by Texas law.

         The following table illustrates the pro forma effect of the issuance of the shares on the financial position and results of operations of the Company for the six months ended June 30, 1998, as if the shares were issued and outstanding at April 1, 1998, as compared to actual results for the same period.

                                                                        Actual Results                  Pro Forma
                                                                    ----------------------       ----------------------
Net Earnings (Loss) (in thousands)................................  $             (63,912)       $             (59,937)
Basic Earnings (Loss) Per Common Share............................  $               (2.50)       $               (1.29)
Basic Weighted Average Shares Outstanding.........................             25,603,512                   46,551,946
Shareholders' Equity (in thousands)...............................  $              78,191        $             315,665


         The pro forma net loss is different from the actual net loss due to a reduction in interest expense that would occur if the net proceeds from the issuance of the shares were used to repay outstanding indebtedness. Basic earnings (loss) per common share represents net earnings (loss) divided by basic weighted average shares outstanding. See the discussion under the heading "Earnings Per Common Share" in Note 1 of the Notes to Consolidated Financial Statements, Years Ended December 31, 1995, 1996 and 1997, contained elsewhere herein.


         REASONS FOR SEEKING SHAREHOLDER APPROVAL

         Shareholder approval of the Amendment is being sought due to the requirements of Texas law. The Marketplace Rules require shareholder approval of any transaction deemed to be a "change in control". Shareholder approval of the Transaction is being sought solely because of the requirements of the Marketplace Rules. Hicks Muse affiliates are entitled to vote the shares they currently own (aggregating 8.5% of the outstanding Common Stock on the Record
Date) on the proposal. If the shareholders do not approve the Amendment and the Transaction, the Company will need to find alternative sources of financing in order to allow it to fund future working capital and capital expenditures. The Common Stock will continue to be listed on Nasdaq following the Transaction. The Company is unable to predict the potential effects of the Transaction on stock appreciation, trading activity and the market price of the Common Stock.

                                     VOTING

         GENERAL


         To approve the Amendment, it is necessary to obtain the affirmative vote of the holders of the greater of (i) two-thirds of the shares of Common Stock entitled to vote that are represented at the Meeting in person or by proxy and (ii) a majority of the shares of Common Stock issued and outstanding and entitled to vote as of the Record Date. To approve the Transaction, it is necessary to obtain the affirmative vote of a majority of the shares of Common Stock entitled to vote that are represented at the Meeting in person or by proxy. No shareholders of the Company have indicated to the Company their intentions regarding their vote on the Transaction or the Amendment.


         The enclosed form of proxy provides a means for shareholders to vote for the approval of the Amendment and the Transaction, to vote against the Amendment and the Transaction or to abstain from voting with regard to the approval of the Amendment and the Transaction. Each properly executed proxy received in time for the meeting will be voted as specified therein. IF A SHAREHOLDER EXECUTES AND RETURNS A PROXY BUT DOES NOT SPECIFY OTHERWISE, THE SHARES REPRESENTED BY SUCH SHAREHOLDER'S PROXY WILL BE VOTED "FOR" THE APPROVAL OF THE AMENDMENT AND "FOR" THE APPROVAL OF THE TRANSACTION.

         BECAUSE THE APPROVAL OF THE AMENDMENT MAY REQUIRE A VOTE BASED ON THE TOTAL OUTSTANDING NUMBER OF SHARES, ABSTENTIONS AND BROKER NON VOTES WILL BE EQUIVALENT TO A VOTE AGAINST THE AMENDMENT. ACCORDINGLY, THE COMPANY URGES EACH SHAREHOLDER TO VOTE AND URGES SHAREHOLDERS WHOSE SHARES ARE HELD IN THE NAME OF THEIR BROKER, BANK OR OTHER NOMINEE TO INSTRUCT SUCH PERSON TO VOTE THEIR SHARES.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT AND "FOR" THE APPROVAL OF THE TRANSACTION.

         DISSENTERS' RIGHTS

         Neither Texas law nor the Articles of Incorporation, as amended, of the Company provide for any rights to dissenters to the Amendment or the Transaction.

                 INTEREST OF CERTAIN PERSONS IN THE TRANSACTION


         No person who has served as an executive officer or director of the Company since January 1, 1997, or any associate of such persons, has any substantial interest, direct or indirect, or is expected to derive any material benefit as a result of the Transaction other than as a holder of shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management". However, because affiliates of Hicks Muse will own 65.2% of the Common Stock after the Transaction, they will be in a position to effectively control the Company and cause the Company to effect certain transactions. John
R. Muse and Lawrence D. Stuart, Jr., directors of the Company, are each Managing Directors of Hicks Muse. In addition, Messrs. Muse and Stuart are each general partners of EIP, limited partners in HMCo and limited partners of a limited partner of HM4. Messrs. Muse and Stuart were not present during discussions of the board of directors with regard to the Transaction and did not vote on the Transaction.

         The Agreement provides that HM4 shall be entitled to reimbursement of its reasonable out-of-pocket fees, costs and expenses incurred by it in connection with its due diligence efforts or the transactions contemplated by the Agreement. Such fees, costs and expenses are payable by the Company at the closing of the Transaction or in the event of certain termination events set forth in the Agreement. In addition, the Agreement provides that the Company shall pay HM4 $3,000,000 if the Agreement is terminated because the shareholders do not approve the Transaction and the Company enters into certain specified alternative transactions within one year after such termination.


         Pursuant to the Shareholder Agreement, HM4 will be able to nominate two additional individuals to the Board of Directors of the Company. In order to accommodate HM4's right to name two additional directors after the Transaction, the Board of Directors will increase the size of the Board of Directors by one member to nine members and one current member of the Board of Directors will resign.

         The Company has entered into a Financial Advisory Agreement and will be entering into a Monitoring and Oversight Agreement with HMCo. The Company will also enter into indemnification agreements with each director of the Company and will purchase directors and officers' liability insurance. Finally, the Company has continuing indemnification obligations to the various Hicks Muse affiliates under the Agreement, the Shareholder Agreement and the Financial Advisory Agreement regarding the Company's representations and warranties contained in such agreements and the performance by the Company of its obligations under such agreements. See "The Transaction - Terms of the Transaction".


         Alan Edgar, who became a director of the Company in August 1998, entered into an arrangement with the Company in June 1998 whereby he agreed to seek equity investors for the Company, which efforts resulted in the Transaction. Pursuant to such arrangements, the Company agreed to pay to Mr. Edgar a fee of 2.3% of the total consideration received by the Company for any such transaction. As a result of the Transaction, Mr. Edgar will receive a fee of $5,750,000 at the closing of the Transaction, to be paid from the proceeds of the Transaction. The terms of the Company's arrangements with Mr. Edgar were comparable to those which the Company could have obtained from an unaffiliated third party.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the Company's Consolidated Financial Statements included elsewhere herein. Certain information contained herein, including information with respect to the Company's plans and strategy for its business, are forward-looking statements. These statements are based on certain assumptions and analyses made by management of the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, general economic and business conditions, prices of crude oil and natural gas, the business opportunities (or lack thereof) that may be presented to and pursued by the Company, changes in laws or regulations and other factors, many of which are beyond the control of the Company. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements.

         For purposes of determining barrel of oil equivalent ("BOE") herein, natural gas is converted to barrels ("Bbl") on a 6,000 cubic feet ("Mcf") to 1 Bbl basis.

         SUBSEQUENT EVENT - STOCK PURCHASE

         As described elsewhere herein, the Company and HM4 have entered into the Agreement, providing for the sale by the Company to HM4 of 41,666,666 shares of Common Stock for a purchase price of $249,999,996, or $6.00 per share, subject to shareholder approval. See "The Transaction".

         LIQUIDITY AND CAPITAL RESOURCES

         Capital Sources. For the six months ended June 30, 1998, cash flow used by operating activities was $7,000 compared with cash flow provided by operating activities of $17.3 million for the same period in 1997. Operating revenues, net of lease operating expenses, production taxes and general and administrative expenses, increased only $2.8 million (15%) during the first half of 1998 over the first half of 1997, despite an 80% increase in equivalent production between periods, primarily due to price decreases between such comparable periods of 33% and 4% for crude oil and natural gas, respectively. Additionally, interest expense increased $11.3 million between periods as a result of borrowings to finance the Company's capital expenditure program and the December 1997 acquisition of the Oklahoma Properties. Changes in operating assets and liabilities used $6.0 million of cash for operating activities for the six months ended June 30, 1998, primarily due to the increase in trade receivables, including approximately $3.0 million related to the final closing settlement on the acquisition of the Oklahoma Properties.


         The Company's net loss of $63.9 million for the six months ended June 30, 1998 includes non-cash writedowns totalling $73 million on the crude oil and natural gas properties. These writedowns and the partially offsetting related deferred tax benefit significantly increased the Company's net loss for the six months ended June 30, 1998. See "--Results of Operations for the Six Months Ended June 30, 1998 Compared with Six Months Ended June 30, 1997" for a detailed discussion on the writedowns of the crude oil and natural gas properties.

         At June 30, 1998, the Company had a working capital deficit of $.8 million compared to a working capital deficit of $2.0 million at December 31, 1997. The working capital deficits are primarily due to current payables and accrued liabilities associated with drilling and recompletion activities and accrued interest payable at the end of each period.

         The $544,000 decrease in current assets from December 31, 1996 to December 31, 1997 is primarily the result of the sale of marketable securities held in 1996 and a decrease in accounts receivable, partially offset by an increase in the deferred tax receivable. The decrease in accounts receivable is due to a decrease in receivables from oil and gas purchasers despite an increase in revenues during the year, due to lower oil prices at year end and improved timing in collecting purchaser receivables, and a decrease in accounts receivable from working interest owners. The $2.0 million increase in current assets from December 31, 1997 to June 30, 1998 is primarily due to increased receivables related to the Oklahoma Properties, partially offset by a decrease in oil and gas purchaser receivables, due to declining crude oil and natural gas prices, and a reduction in the deferred tax receivable.

         The $8.1 million increase in current liabilities from December 31, 1996 to December 31, 1997 is primarily due to increased accrued liabilities relating to interest expense, compensation, environmental costs, capital expenditures and the costs related to the acquisition of the Oklahoma Properties, partially offset by a reduction in trade payables. The $815,000 increase in current liabilities from December 31, 1997 to June 30, 1998 is primarily due to the increase in trade payables associated with the Company's assumption of operator responsibilities relating to the acquisition of the Oklahoma Properties, partially offset by a reduction of accrued liabilities related to compensation, capital expenditures and costs related to the acquisition of the Oklahoma Properties.

         As of June 30, 1998, the amount available to the Company ("Borrowing Base") under its revolving credit facility (the "Restated Credit Agreement") for general corporate purposes was $300 million. Outstanding advances under the Restated Credit Agreement at June 30, 1998 were $259 million, all of which are classified as long term. The Restated Credit Agreement is scheduled to terminate January 2, 2003. Amounts outstanding up to $270 million under the Restated Credit Agreement accrue interest at the option of the Company at (i) Libor plus a maximum of 1.50% or (ii) the prime rate. Amounts outstanding in excess of $270 million accrue interest at the option of the Company at (i) Libor plus 2.50% or
(ii) the prime rate plus 1.0%. At June 30, 1998, the lenders under the Restated Credit Agreement were Banque Paribas, Houston Agency; Bank One, Texas, N.A.; MeesPierson Capital Corp., Bank of Scotland, Den Norske Bank, Christiana Bank, Credit Lyonnaise, Bank of Montreal and Toronto Dominion Bank.


         The Restated Credit Agreement contains certain financial and other covenants including (i) the maintenance of minimum amounts of shareholders' equity ($108 million plus 50% of the accumulated consolidated net income beginning in 1998 for the cumulative period excluding adjustments for any writedown of property, plant and equipment, plus 75% of the cash proceeds of any sales of capital stock of the Company), (ii) maintenance of minimum ratios of cash flow to interest expense (1.5 : 1) as well as current assets (including unused Borrowing Base) to current liabilities (1 : 1), (iii) limitations on the Company's ability to incur additional debt and (iv) restrictions on the payment of dividends. In the second quarter, the minimum ratio of cash flow to interest expense was amended whereby the coverage ratio from June 30, 1998 to March 31, 1999 was decreased from 2.5 to 1 to 1.5 to 1, increasing thereafter on a quarterly basis to 2.5 to 1 on June 30, 2000.

         The Company's 8 7/8% Senior Subordinated Notes due 2007 (the "Senior Notes") bear interest of 8 7/8% per annum payable semi-annually on April 15 and October 15. Currently, $150 million of Senior Notes are outstanding. The indenture issued in conjunction with the Senior Notes also contains certain covenants, including covenants that limit (i) indebtedness, (ii) restricted payments, (iii) distributions from restricted subsidiaries, (iv) transactions with affiliates, (v) sales of assets and subsidiary stock (including sale and leaseback transactions), (vi) dividends and other payment restrictions affecting restricted subsidiaries and (vii) mergers or consolidations.


         Capital Expenditures. During the first six months of 1998, the Company incurred capital expenditures of $41.0 million compared with $33.3 million for the first six months of 1997. The capital expenditures incurred during the first six months of 1998 were largely in connection with the continuing development efforts, including recompletions, workovers and waterfloods, on existing wells in the Company's Brookhaven, Laurel, Martinville and Summerland fields. In addition, during the first six months of 1998, the Company drilled twenty wells as follows: five producing oil wells in the Laurel field, four producing oil wells in the Martinville field, two producing oil wells in the Summerland field, three producing oil wells and one dry hole in the Brookhaven field and two producing gas wells and three dry holes in the Monroe field. The Company also had three drilling wells at June 30, 1998, two in the Laurel field and one in the East Fitts field. General and administrative costs directly associated with the Company's exploration and development activities were $2.8 million for the first six months of 1998, compared with $1.5 million for the first six months of 1997, and are included in total capital expenditures. The increase in capitalized general and administrative cost is primarily due to increased capitalization of the Company's exploitation department resulting from an increased staff combined with a greater percentage of time allocation of existing staff to meet the requirements of the Company's increased exploration and development activities.


         The Company has no material capital commitments and is consequently able to adjust the level of its expenditures as circumstances warrant. Management believes that it will be able to provide adequate cash to fund the anticipated lower level of capital expenditures and working capital needs of the Company through 1998. However, the Company's assets are comprised of reserves which deplete with production. For the Company to experience growth and create increasing value it must find significant new quantities of oil and gas reserves. Therefore, for the Company to replace production and grow reserves, it must raise additional capital for future significant amounts of capital expenditures.

         As discussed above, significant amounts of capital expenditures are required to replace production and grow reserves. While the Company has identified many capital expenditure opportunities that accomplish the "growth" objective, it must balance the timing of such capital expenditures with the availability of capital raised and cash flow generated by the Company. Both the short and long term capital expenditure plans of the Company are currently being developed and are dependent on the success of the Transaction.

         The Company's borrowing base is based upon the agent banks' consensus pricing strip, which uses escalating future prices. This consensus pricing strip is not directly related to current New York Mercantile Exchange ("NYMEX") pricing. Each individual bank has its own internal forecast of product prices, based upon their own beliefs. These forecasts or "price strips" are used for determining borrowing bases for their customers' loans. The three agent banks for the Company's credit facility meet and develop a compromise "consensus pricing strip". Sustained periods of low product prices usually affect forward outlooks. The lower the "pricing strip", the lower the present worth of future production and thus a lower borrowing base for commercial bank loans. So long as such consensus pricing strip combined with the Company's proved reserves calculate a borrowing base in excess of the current borrowings and future capital expenditures of the Company, then the Company would not have any limitations to the available capital resources. However, the sustained low crude oil price environment may have an adverse affect on the consensus pricing strip. In such a case, the Company could face limitations on its ability to provide debt financings adequate to fund future capital expenditures, and if adverse enough, could cause some repayment of excess borrowings over borrowing base to occur. Although the Company believes it could resolve future limitations on available capital resources through a variety of means, including, but not limited to, waivers, equity capital infusion, or sales of assets, there can be no assurance it can do so.

         Hedging Activities. Crude oil and natural gas prices are subject to significant seasonal, political and other variables that are beyond the Company's control. In an effort to reduce the effect on the Company of the volatility of the prices received for crude oil and natural gas, the Company has entered, and expects to continue to enter, into crude oil and natural gas hedging transactions. The Company's hedging program is intended to stabilize cash flow and thus allow the Company to minimize its exposure to price fluctuations. Because all hedging transactions are tied directly to the Company's crude oil and natural gas production, the Company does not believe that such transactions are of a speculative nature. Gains and losses on these hedging transactions are reflected in crude oil and natural gas revenues at the time of sale of the hedged production. Any gain or loss on the Company's natural gas hedging transactions is generally determined as the difference between the contract price and the average settlement price on NYMEX for the last three days during the month in which the hedge is in place. The Company has 15,000 million British thermal units ("Mmbtu") of natural gas production per day hedged over the period from July 1998 through August 1998, at a minimum price of $2.00 per Mmbtu and a maximum price of $2.54 per Mmbtu. At June 30, 1998, there were no deferred or unrealized hedging gains or losses.

         Year 2000 Issue. The Company has assessed and continues to assess the impact of the "year 2000" issue on its reporting systems and operations. The "year 2000" issue exists because many computer systems and applications currently use two-digit date fields to designate a year. As the century date occurs, date sensitive systems will recognize the year 2000 as 1900 or not at all. This inability to recognize or properly treat the year 2000 may cause systems to process critical financial and operational information incorrectly. The Company projects all computer systems and software will be year 2000 compliant during 1998. Management does not estimate future expenditures related to the year 2000 exposure to be material.


         SIX MONTHS ENDED JUNE 30, 1998 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1997

         Operating Revenues. During the first six months of 1998, production revenues increased 33% to $39.3 million as compared to $29.5 million for the same period in 1997. This increase was due to a 106% increase in crude oil production and a 24% increase in natural gas production, partially offset by decreases in the prices received for crude oil and natural gas (including hedging gains and
                                       16
losses discussed below) of 33% and 4%, respectively. For the three months ended June 30, 1998, production revenue increased 30% to $18.1 million as compared to $14.0 million for the same period in 1997. This increase was principally due to a 96% increase in crude oil production, a 21% increase in natural gas production and a 10% increase in the prices received for natural gas. The increased revenue from production increases and the gas price increase was substantially offset by a decrease in the prices received for crude oil of 34%.

         The increase in daily natural gas production during the first six months of 1998 is primarily due to a 26% increase in production as a result of the December 1997 acquisition of the Oklahoma Properties. The 106% increase in daily crude oil production during the first six months of 1998 is primarily due to an 83% increase in production as a result of the acquisition of the Oklahoma Properties and a 19% increase in production due to significant production increases made in the Martinville and Brookhaven fields, with such production increasing by 60% and 116%, respectively.

         Average crude oil prices, including hedging gains and losses, decreased during the first six months of 1998 compared to the same period in 1997 due to declining oil prices which can be attributed to several factors, including: lack of cold weather, increased storage inventories and perceptions of the effects of increased quotas or lack of adherence to quotas from the Organization of Petroleum Exporting Countries ("OPEC"). The posted price for the Company's crude oil averaged $12.36 per Bbl for the six months ended June 30, 1998, a 36% decrease from the average posted price of $19.35 per Bbl experienced in the first six months of 1997. The price per Bbl received by the Company is adjusted for the quality and gravity of the crude oil and is generally lower than the posted price.

         The realized price for the Company's natural gas, including hedging gains and losses, decreased 4% from $2.17 per Mcf in the first six months of 1997 to $2.09 per Mcf in the first six months of 1998, due to a lack of cold weather and market volatility. Natural gas prices increased 10% in the second quarter of 1998 as compared to the second quarter of 1997, which partially offset the lower gas prices received in the first quarter of 1998 as compared to the first quarter of 1997.


         Production revenues for the six months ended June 30, 1998 included no crude oil hedging gains or losses compared to crude oil hedging losses of $396,000 ($0.31 per Bbl) for the same period in 1997. Production revenues in 1998 included natural gas hedging gains of $466,000 ($0.11 per Mcf) compared to natural gas hedging gains of $86,000 ($0.02 per Mcf) for the same period in 1997. The Company also has 15,000 Mmbtu of natural gas production per day hedged from July 1998 through August 1998 at a minimum price of $2.00 per Mmbtu and a maximum price of $2.54 per Mmbtu. Any gain or loss on the Company's crude oil hedging transactions is determined as the difference between the contract price and the average closing price for West Texas Intermediate ("WTI") on the NYMEX for the contract period. Any gain or loss on the Company's natural gas hedging transactions is generally determined as the difference between the contract price and the average settlement price for the last three days during the month in which the hedge is in place. Consequently, hedging activities do not affect the actual sales price received for the Company's crude oil and natural gas.

         Interest and other income decreased to $118,000 in the first six months of 1998 from $149,000 for the same period in 1997 primarily due to $137,000 of interest received in the first quarter of 1997 on a federal tax refund, partially offset by 1998 earnings of $33,000 on the sale of investments and $66,000 of interest income on temporary investments.

         Expenses. Production expenses (including production taxes) were $14.5 million for the first six months of 1998 compared to $7.2 million for the first six months of 1997 and $7.1 million for the second quarter of 1998 compared to $3.6 million for the same period in 1997. On a BOE basis, production costs increased 12% to $4.28 per BOE in 1998 compared to $3.83 per BOE in 1997 for the six month periods and $4.18 per BOE in 1998 compared to $3.65 per BOE in 1997 for the three month periods. The increase in expenses for the comparable six month periods is primarily due to increased production and an increase of approximately $6.6 million relating to the recently acquired Oklahoma Properties, partially offset by reduced operating costs per BOE on the Company's Mississippi properties due to improved operating efficiencies.

         General and administrative costs decreased 9% between the comparable six month periods and decreased 36% between the comparable three month periods. The decreases are primarily due to operator overhead charges to third parties related to the Oklahoma Properties, which are reflected as a reduction in general and administrative costs, and an increase in capitalization of salaries and other general and administrative costs directly associated with the Company's increased exploration and development activities, partially offset by increased personnel costs due to staff additions to handle the increased capital spending activities in Mississippi and increased costs associated with the acquisition of the Oklahoma Properties. The decrease for the comparable three month periods is significantly larger than the decrease for the comparable six month periods because the operator overhead charges related to the Oklahoma Properties for the first and second quarters of 1998 were all recorded in the second quarter of 1998 when such billing information became available.

         Interest expense increased 241% for the six month period ended June 30, 1998 compared to the same period in 1997, due to higher borrowing levels during 1998 as compared to 1997 and due to the sale of $150 million of the Company's 87/8% Senior Subordinated Notes due 2007 on October 3, 1997, which bear a higher interest rate than borrowings under the Restated Credit Agreement. The borrowing levels increased throughout 1997 and the second quarter of 1998 due to additional borrowings to fund the Company's capital expenditure program and the December 1997 acquisition of the Oklahoma Properties.

         Depletion and depreciation expense increased 68% to $15.0 million for the six months ended June 30, 1998 from $9.0 million for the comparable period in 1997, due to increased production, partially offset by a lower rate per BOE which decreased to $4.45 in 1998 from $4.78 in 1997. Depletion and depreciation expense increased 63% to $7.2 million for the three months ended June 30, 1998, as compared to $4.4 million for the comparable period in 1997, due to increased production volumes, partially offset by a lower rate per BOE which decreased to $4.28 in 1998 from $4.56 in 1997.

         In accordance with generally accepted accounting principles, at a point in time coinciding with the quarterly and annual reporting periods, the Company must test the carrying value of its crude oil and natural gas properties, net of related deferred taxes, against a calculated amount based on estimated reserve volumes valued at then current realized prices held flat for the life of the properties discounted at 10% per annum plus the lower of cost or estimated fair value of unproved properties (the "cost center ceiling"). At March 31, 1998 and June 30, 1998, the carrying values exceeded the cost center ceilings, resulting in non-cash writedowns of the crude oil and natural gas properties of $32 million and $41 million, respectively. These writedowns resulted from the declines in crude oil prices in the first and second quarters of 1998.

         Due to the factors discussed above, the Company's net losses for the three and six months ended June 30, 1998 were $41.6 million and $63.9 million, respectively, as compared to net incomes of $1.1 million and $3.2 million, respectively, for the same periods in 1997. The 1998 losses include first and second quarter writedowns of the crude oil and natural gas properties of $32 million and $41 million, respectively.

         YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

         Operating Revenues. During 1997, production revenues increased 16% to $63.1 million as compared to $54.3 million in 1996. This increase was principally due to a 15% increase in crude oil production, a 16% increase in natural gas production and an increase in the price received for natural gas (including hedging gains and losses discussed below) of 8%.

         The 16% increase in daily natural gas production is primarily a result of the continued positive response from the Company's development efforts in the North Padre, Martinville and Brookhaven fields. The 15% increase in daily crude oil production during 1997 is due to significant production increases made in the Martinville, Soso and Brookhaven fields, with production increasing by 125%, 51% and 87%, respectively, in such fields. These production increases were partially offset by a production decrease in the Summerland field due to the unusually high frequency of weather-related power outages and mechanical problems during the first quarter of 1997 and normal production declines due to the maturity of the field.

         Average crude oil prices realized in 1997, including hedging gains and losses discussed below, remained comparable to 1996. Even though posted crude oil prices received in 1997 declined from 1996 prices, the average prices realized in 1996 and 1997 were comparable due to crude oil hedging losses experienced in 1996. The posted price for the Company's crude oil averaged $18.34 per Bbl in 1997, a 9% decrease over the average posted price of $20.23 per Bbl experienced in 1996. The price per Bbl received by the Company is adjusted for the quality and gravity of the crude oil and is generally lower than the posted price.

         The realized price for the Company's natural gas, including hedging gains and losses discussed below, increased 8% from $2.07 per Mcf in 1996 to $2.23 per Mcf in 1997. Although the average natural gas prices received, net of fuel used in gathering, in 1996 and 1997 were comparable at $2.25 per Mcf and $2.22 per Mcf, respectively, the natural gas hedging losses in 1996 reduced the realized price in 1996 by $.18 per Mcf while 1997 hedging gains increased the realized price in 1997 by $.01 per Mcf.

         Production revenues for 1997 included crude oil hedging losses of $.3 million ($.11 per Bbl) compared to crude oil hedging losses of $4.7 million ($1.92 per Bbl) in 1996. Production revenues in 1997 also included natural gas hedging gains of $.1 million ($.01 per Mcf) compared with natural gas hedging losses of $1.2 million ($.18 per Mcf) for 1996. The Company has 10,000 Mmbtu of natural gas production per day hedged from January through March 1998 at a minimum price of $2.70 per Mmbtu and a maximum price of $3.28 per Mmbtu. In March 1998, the Company hedged an additional 15,000 Mmbtu per day of natural gas production over the period from April to August 1998, at a minimum price of $2.00 per Mmbtu and a maximum price of $2.54 per Mmbtu.

         Interest and other income decreased to $646,000 in 1997 from $1 million in 1996 primarily due to $472,000 of interest earned during 1996 on the receivable from the sale of the marketing and pipeline segment of operations and due to an unrealized gain of $450,000 on marketable securities in 1996, partially offset by $137,000 of interest received in the first quarter of 1997 on a federal tax refund and $465,000 of interest earned in the fourth quarter of 1997 on cash investments.

         Expenses. Production expenses (including production taxes) were $16 million for 1997 compared to $13.9 million for 1996. This increase primarily reflects additional production volumes. On a BOE basis, production costs increased to $3.90 per BOE in 1997 compared to $3.88 per BOE in 1996.

         General and administrative costs decreased 1% between years from $7.3 million in 1996 to $7.2 million in 1997. General and administrative costs expensed in 1997 were less than such costs expensed in 1996, even though total general and administrative costs increased, due to an increase in the capitalization of salaries and other general and administrative costs directly associated with the Company's increased exploration and development activities. Total general and administrative cost increased due to higher compensation and employee related costs attributable to staff additions and higher professional fees.

         Interest expense increased 31% in 1997 compared to 1996, due to higher borrowing levels during 1997 as compared to 1996 and due to the sale of $150 million of the Senior Notes on October 3, 1997 which bear a higher interest rate than the Restated Credit Agreement. The average interest rate paid on outstanding indebtedness was 7.84% in 1997, compared to 7.6% in 1996.

         Depletion and depreciation expense increased 18% to $19.2 million in 1997 from $16.3 million in 1996. These increases are primarily the result of increased production volumes and an increased rate per BOE, which increased to $4.69 in 1997, compared with $4.55 in 1996.

         In accordance with generally accepted accounting principles, at a point in time coinciding with the quarterly and annual reporting periods, the Company must test the carrying value of its crude oil and natural gas properties, net of related deferred taxes, against a calculated amount based on estimated reserve volumes valued at then current realized prices held flat for the life of the properties discounted at 10% per annum plus the lower of cost or estimated fair value of unproved properties. If the carrying value exceeds the cost center ceiling, the excess must be expensed in such period and the carrying value of the oil and gas lowered accordingly. Amounts required to be written off may not be reinstated for any subsequent increase in the cost center ceiling.

         Based on this test at December 31, 1997, using the year end WTI posted reference price of $16.17 per Bbl of crude oil and a year end price of $2.26 per Mcf of natural gas, the carrying value of the crude oil and natural gas properties were lower than the cost center ceiling therefore no writeoff was required. Assuming the price of natural gas remains constant and the ratio of crude oil reserves to total reserves and the crude oil components of such reserves do not change significantly from such quantities estimated in the year end reserve report used in the December 31, 1997 test, the Company's carrying value of its crude oil and natural gas properties would not exceed the cost center ceiling at any WTI posted reference price above $14.72 per Bbl of crude oil. The Company's capital expenditure program is, in large measure, designed to increase production of both crude oil and natural gas from its proved reserves. Such increases have the effect of increasing the present value of the discounted future cash flows, thus increasing the cost center ceiling. The Company has experienced increases in its daily rate of production during the first quarter of 1998.

         The Company's net operating loss carryforwards ("NOLs") for United States and Canadian federal income tax purposes were approximately $67.5 million at December 31, 1997 and expire between 1998 and 2011. Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") requires that the tax benefit of such NOLs be recorded as an asset to the extent that management assesses the utilization of such NOLs to be "more likely than not." It is expected that future reversals of existing taxable temporary differences will generate taxable amounts sufficient to utilize the majority of the NOL carryforwards prior to their expiration. A valuation allowance has been established with respect to approximately $10.4 million of these NOLs as it is uncertain whether they will be utilized before they expire.


         In estimating the realizability of the NOLs, management considered the impact of softening commodity prices in its tax forecast and determined that an increase in the valuation allowance was needed because the Company may not have adequate taxable income in the short term to utilize all of its expiring NOLs over the next few years. The increase in the valuation allowance was not substantial because management believes the Company's ability to realize the value of its deferred tax assets in the long term is not impaired by the current softening in commodity prices.


         The Company's net earnings for 1997 were $6.3 million, as compared to net earnings of $5.9 million for 1996 for the reasons discussed above.

         YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

         Operating Revenues. During 1996, production revenues increased 33% to $54.3 million as compared to $40.9 million in 1995 (including hedging gains and losses discussed below). This increase was principally due to increases of 13% in crude oil production, 21% in crude oil prices and 30% in natural gas prices which were slightly offset by a 6% decrease in natural gas production.

         The 13% increase in daily crude oil production for 1996 to 6,742 Bbls is primarily a result of continued development activity, including recompletions and workovers on existing wells and drilling new wells and waterflood operations in the Martinville, Soso and Summerland fields and waterflooding and exploration success in Martinville. In addition, 1996 includes crude oil production from the Brookhaven field for the entire year as compared to only five months in 1995. Natural gas production for 1996 was 6% lower than 1995, primarily due to operational problems associated with the natural gas gathering system caused by unusually cold, wet weather during the winter months of 1996. Although the Monroe gas field (the Company's primary gas field) is experiencing normal production declines, production from new development wells in the field should offset such declines absent the operational problems discussed above.

         In 1996, the posted price for the Company's crude oil averaged $20.23 per Bbl, a 21% increase over the average posted price of $16.73 experienced in 1995. The crude oil prices received by the Company during 1996 increased more significantly than the average posted price because the

Company amended its marketing arrangements for the sale of substantially all of its crude oil during 1995 and again in March 1996, to improve the price and resultant revenues it receives for its crude oil.

         The price for the Company's natural gas, including hedging gains and losses, increased 30% in 1996 compared to 1995 due to increased demands for natural gas.

         Production revenues for 1996 included crude oil hedging losses of $4.7 million ($1.92 per Bbl) compared to crude oil hedging losses of $.6 million ($.27 per Bbl) in 1995. Production revenues in 1996 also included natural gas hedging losses of $1.2 million ($.18 per Mcf) compared with natural gas hedging gains of $1.0 million ($.15 per Mcf) in 1995.

         Interest and other income increased to $1.0 million in 1996 from $92,000 in 1995 due to $472,000 of interest earned during 1996 on the receivable from the sale of the marketing and pipeline segment of operations and due to an unrealized gain of $450,000 on marketable securities.

         Expenses. Production expenses were $13.9 million for 1996 compared to $12.5 million for 1995. This increase primarily reflects additional production volumes. On a BOE basis, production costs increased to $3.88 per BOE in 1996 compared to $3.71 per BOE in 1995, primarily due to an increase of $.15 per BOE in production taxes as a result of higher crude oil and natural gas prices.

         General and administrative costs increased 35% in 1996 to $7.3 million, primarily due to increased compensation and employee related costs attributable to staff additions made during the last half of 1995 and during 1996 to handle the increased drilling and recompletion activity. Additionally, 1996 expenses include an estimated bonus accrual of approximately $812,000 associated with the Company's 1996 bonus plan, which is awarded based on the Company's after tax return on equity for the year. As a result of these increases, general and administrative expenses per BOE increased 26% from $1.61 in 1995 to $2.03 in 1996.

         Depletion and depreciation expense increased 11% to $16.3 million in 1996. This increase is primarily the result of increased production volumes. The depletion rate per BOE in 1996 increased 4% to $4.55 compared with $4.38 for 1995.

         Interest expense increased 5% to $8.5 million in 1996 from $8.1 million in 1995 due to higher borrowing levels, which were partially offset by a decrease in interest rates. Borrowing levels increased by $2.0 million to $105.4 million prior to the paydown of $20.5 million on April 3, 1996 from the proceeds of a natural gas pipeline sale. Borrowing levels during the remainder of 1996 increased by $35.6 million to $120.5 million to fund increased drilling activities. The average interest rate paid on outstanding indebtedness under the Restated Credit Agreement was 7.6% in 1996, compared to 8.4% in 1995.

         The Company's net earnings in 1996 were $5.9 million, as compared to $1.8 million in 1995 (including $1.6 million of income from discontinued operations) for the reasons discussed above.

                             OIL AND GAS OPERATIONS

         The following table sets forth, for Coho's major producing fields, average net daily production of crude oil and natural gas on a BOE basis for each of the years in the three-year period ended December 31, 1997, and the number of productive wells producing at December 31, 1997, all of which are crude oil wells unless otherwise indicated:



                                           YEAR ENDED DECEMBER 31,                      AT DECEMBER 31, 1997
                                   -------------------------------------      -------------------------------------
                                     1995            1996         1997
                                     ----            ----         ----           NET                        AVERAGE
                                     BOE/            BOE/         BOE/        PRODUCTIVE      PERCENTAGE    WORKING
             FIELD                   DAY             DAY          DAY           WELLS         OPERATED     INTEREST
                                   --------        --------     --------      ----------      ----------   --------
Brookhaven, Mississippi ......          130(a)          416          952           21          100%           94%
Laurel, Mississippi ..........        3,470           3,317        3,248           36          100            92
Martinville, Mississippi .....          343             580        1,349           23          100            94
Monroe, Louisiana (b) ........        3,097           2,892        2,848        2,670          100            98
Soso, Mississippi ............          470             772        1,197           25          100            93
Summerland, Mississippi ......        1,242           1,451        1,125           20          100            90
Oklahoma properties (c) ......         --              --           --            545           69            58
Other (d) ....................          453             341          508           10           42            53
                                   --------        --------     --------      --------
          Total ..............        9,205           9,769       11,227        3,350           92            85
                                   ========        ========     ========      ========


---------------------
(a) Calculated as a 365 day average, although the effective acquisition date was July 1, 1995.
(b) All gross and net wells located in Monroe, Louisiana, are productive natural gas wells.
(c) These properties were acquired effective December 31, 1997. No production was recorded in 1997.
(d)      Of the wells indicated, two wells are productive natural gas wells.

         The following table summarizes the developed and undeveloped acreage owned or leased by Coho at December 31, 1997:



                                                              DEVELOPED                            UNDEVELOPED
                                                    ------------------------------       -------------------------------
                                                       GROSS               NET               GROSS               NET
                                                    -----------         ----------       ------------       ------------
   Mississippi..............................             24,851             23,122             22,821             20,274
   Louisiana................................            125,770            105,496              1,598              1,419
   Oklahoma (a).............................             40,830             25,969                 --                 --
   Texas....................................              2,796              2,796              1,626              1,626
   Offshore Gulf of Mexico..................              5,760              2,269                 --                 --
                                                    -----------         ----------       ------------       ------------
         Total..............................            200,007            159,652             26,045             23,319
                                                    ===========         ==========       ============       ============


---------------------
(a) The Company is currently conducting due-diligence on the acreage acquired and is unable to determine the undeveloped acreage at this time. The Company does not believe a significant amount of acreage will be considered undeveloped.

         At December 31, 1997, the Company also held a 50% working interest in an exploratory permit in Tunisia, North Africa, covering 1,412,000 gross acres. Additionally, the Company held a 100% working interest in an offshore permit in Tunisia covering approximately 115,000 gross acres, which the Company has subsequently released.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as to persons or entities who, to the knowledge of the Company based on information received from or on behalf of such persons, were the beneficial owners of more than 5% of the outstanding shares of Common Stock as of September 16, 1998. Unless otherwise specified, such persons have sole voting power and sole dispositive power with respect to all shares attributable to it.

                                              AMOUNT AND NATURE OF        PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP      OF CLASS(1)
------------------------------------          --------------------      -----------
Energy Investment Partnership No. 1
200 Crescent Court, Suite 1600
Dallas, TX 75201                                  2,182,084(2)              8.5%

Wellington Management Company
75 State Street
Boston, Massachusetts 02109                       1,295,857(3)              5.1%

---------------------
(1) Based on 25,603,512 shares issued and outstanding as of September 16, 1998.

(2) The partners of Energy Investment Partnership No. 1 have shared voting and dispositive power with respect to the 2,182,084 shares of Common Stock. The general partners of EIP, who each can be deemed to beneficially own and have voting and dispositive power with respect to the shares of Common Stock held by EIP and whose address is the same as that set forth above for EIP, are Charles W. Tate, Dan H. Blanks, David
         B. Deniger, Thomas O. Hicks, Jack D. Furst, John R. Muse, Lawrence D. Stuart, Jr. and Michael J. Levitt. The foregoing information is based solely on a Schedule 13D dated May 20, 1998, as amended on August 25, 1998, filed by the foregoing entities with the Securities and Exchange Commission (the "Commission").

(3) Based solely on information contained in a Schedule 13G dated January 13, 1998 filed with the Commission. Wellington Management Company acts as a financial advisor and has shared voting power with respect to 630,467 shares, and shared dispositive power with respect to 1,295,857 shares, of Common Stock that are owned by its clients.

         The following table sets forth certain information with respect to Common Stock beneficially owned as of September 16, 1998 by (i) each director of the Company, (ii) the chief executive officer of the Company and the four most highly compensated executive officers of the Company other than the chief executive officer and (iii) all directors and executive officers as a group. Unless otherwise specified, such persons have sole voting power and sole dispositive power with respect to all shares attributable to him or her.


                                                       AMOUNT AND NATURE OF
                                                      BENEFICIAL OWNERSHIP(1)      PERCENT OF CLASS
                                                      -----------------------      ----------------
Jeffrey Clarke ...................................                    708,500            2.8%
Louis F. Crane ...................................                     31,000             *
Alan Edgar........................................                    300,000            1.2%
Larry L. Keller ..................................                    101,839             *
Eddie L. LeBlanc, III.............................                    251,000             *
Kenneth H. Lambert ...............................                    433,548(2)         1.7%
Douglas R. Martin ................................                     20,000             *
John R. Muse......................................                  2,182,084(3)         8.5%
Anne Marie O'Gorman . . . . . . . . . . . .                           250,650             *
R. M. Pearce .....................................                    425,000            1.6%
Lawrence D. Stuart, Jr............................                  2,182,084(3)         8.5%
Jake Taylor ......................................                     71,400             *
All directors and executive officers as
  a group (16 persons) ...........................                  4,975,482(1)        19.4%

------------------
*  Less than 1%

(1)      Includes 638,712, 17,000, 86,667, 250,000, 19,000, 420,000, 17,000,
         234,316 and 1,933,536 shares that may be acquired within 60 days upon the exercise of stock options held by Messrs. Clarke, Crane, Keller, LeBlanc, Martin, Pearce and Taylor, Ms. O'Gorman and all directors and executive officers as a group, respectively.

(2) Mr. Lambert is the beneficial owner of the shares held by Lambert Management Ltd., Lambert Holdings, Ltd., Edmonton International Industries Ltd., 372268 Alberta Ltd., 249172 Alberta Ltd., and 297139 Alberta Ltd. The number of shares shown as beneficially owned by Mr. Lambert include the shares owned by such entities and also include 52,880 shares that may be acquired by Mr. Lambert within 60 days upon the exercise of stock options. Included in Mr. Lambert's total shares are 31,984 which are held by family members; Mr. Lambert claims no beneficial interest in these shares.

(3) Represents shares of Common Stock held of record by EIP. Messrs. Muse and Stuart are general partners in EIP and as a result may be deemed to have voting and dispositive power with respect to the shares of Common Stock held by EIP. The foregoing information is based solely on a
         Schedule 13D dated May 20, 1998, as amended on August 25, 1998, filed by EIP, Messrs. Muse and Stuart and others with the Commission. See also "The Transaction - Purpose and Background of the Transaction."

         In addition to the foregoing options, Messrs. Crane, Keller, Lambert, Martin, Muse, Stuart and Taylor, and all executive officers and directors as a group held options to acquire 1,000, 45,000, 1,000, 1,000, 5,000, 5,000 and
197,500 shares of Common Stock, respectively, which options were not exercisable within 60 days.


                           DESCRIPTION OF COMMON STOCK

         The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). At September 16, 1998, 25,603,513 shares of Common Stock were outstanding and no shares of Preferred Stock were outstanding. A total of 3,043,177 shares of Common Stock are reserved for issuance upon the exercise of options granted under the Company's stock option plans.

         COMMON STOCK

          Holders of shares of Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of the shareholders. Such holders have the right to cumulate their votes in the election of directors. Holders of Common Stock have no redemption or conversion rights and no preemptive or other rights to subscribe for securities of the Company. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all debts and liabilities of the Company, and the preferential rights of any series of Preferred Stock then outstanding. The shares of Common Stock outstanding are, and the shares to be offered hereby will be, fully paid and non-assessable.

         Holders of Common Stock have an equal and ratable right to receive dividends, when, as and if declared by the Board of Directors out of funds legally available therefor and only after payment of, or provision for, full dividends on all outstanding shares of any series of Preferred Stock and after the Company has made provisions for any required sinking or purchase funds for series of Preferred Stock.

         PREFERRED STOCK

         The Preferred Stock may be issued, from time to time, in one or more series, and the Board of Directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, redemption rights and terms, liquidation preferences, conversion rights, voting rights and sinking fund provisions applicable to each such series of Preferred Stock. If the Company issues a series of Preferred Stock in the future that has voting right or preferences over the Common Stock in respect to the payment of dividends and upon the Company's liquidation, dissolution or winding up, the rights of the holders of the Common Stock offered hereby may be adversely affected. The issuance of shares of Preferred Stock could be utilized, under certain circumstances, in an attempt to prevent an acquisition of the Company. The Company has no present intention to issue any shares of Preferred Stock.

         RIGHTS PLAN

         In September 1994, the Company adopted a Rights Plan which, as amended, provided for the distribution by the Company of one common share purchase right (a "Right") for each outstanding share of Common Stock to holders of record of Common Stock at the close of business on September 28, 1994, and for the issuance of one Right for each share of Common Stock thereafter issued prior to the earlier of the date the Rights first become exercisable, the date of redemption of the Rights and September 12, 2004, the expiration date of the Rights. Until such time that the Rights become exercisable, the Rights will be evidenced by the certificates representing the shares of Common Stock with respect to which the Rights were issued and may only be traded with such shares.

         The Rights become exercisable on the earlier of (i) ten business days after a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person"), which term does not include the Company, any subsidiary of the Company, any employee benefit plan of the Company or the Company's subsidiaries, or any entity holding Common Stock for or pursuant to any such plan, have acquired beneficial ownership of 20% or more of the Common Stock and (ii) ten business days after the commencement of, or the first public announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in beneficial ownership by a person or group (excluding the Company, any subsidiary of the Company, any employee benefit plan of the Company or of its subsidiaries, and any entity holding Common Stock for or pursuant to any such plan) of 20% or more of the Common Stock outstanding.

         At any time up until ten business days after the acquisition by an Acquiring Person of 20% or more of the Common Stock, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right.

         The Rights Plan was amended immediately prior to the execution of the Agreement to exclude each of EIP and HM4 and its affiliates and associates as an "Acquiring Person" under the Rights Plan.

         TRANSFER AGENT AND REGISTRAR

         The transfer agents for the Common Stock are Chase Mellon Shareholder Services, L.L.C. and Montreal Trust Company of Canada and the registrar is Chase Mellon Shareholder Services, L.L.C.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Representatives of Arthur Andersen L.L.P., the independent auditors of the Company, are expected to attend the Meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by shareholders.

                        PROPOSALS FOR NEXT ANNUAL MEETING

         Any proposals of holders of Common Stock intended to be presented at the annual meeting of shareholders of the Company to be held in 1999 must be received by the Company at its principal executive offices, 14785 Preston Road, Suite 860, Dallas, Texas 75240, Attention: Secretary, not later than December 12, 1998 in order to be included in the proxy statement and form of proxy relating to such meeting. Shareholder proposals submitted outside the processes of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, will be considered untimely if received by the Company after February 23, 1999.


                               PROXY SOLICITATION

         The cost of preparing, assembling and mailing the material in connection with the solicitation of proxies will be borne by the Company. It is expected that the solicitation of proxies will be primarily by mail, but solicitations may also be made personally or by telephone or telegraph by officers and other employees of the Company. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company has retained Chase Mellon Shareholder Services, L.L.C. to aid in the solicitation of proxies, for whose services the Company will pay a fee of $________, plus out-of-pocket costs and expenses.


                                          By order of the Board of Directors,

                                                   /s/ Jeffrey Clarke
                                                 Chairman, President and
                                                 Chief Executive Officer

                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants........................................................................F-2

Consolidated Balance Sheets, December 31, 1996 and 1997.........................................................F-3

Consolidated Statements of Earnings, Years Ended December 31, 1995, 1996 and 1997.............................. F-4

Consolidated Statements of Shareholders' Equity, Years Ended
December 31, 1995, 1996 and 1997............................................................................... F-5

Consolidated Statements of Cash Flows, Years Ended December 31, 1995, 1996 and 1997............................ F-6

Notes to Consolidated Financial Statements, Years Ended
December 31, 1995, 1996 and 1997............................................................................... F-7

Report of Independent Public Accountants.......................................................................F-25

Condensed Consolidated Balance Sheets, December 31, 1997
and June 30, 1998 (unaudited)..................................................................................F-26

Condensed Consolidated Statements of Operations, Three and Six Months Ended
June 30, 1997 and 1998 (unaudited)............................................................................ F-27

Condensed Consolidated Statements of Cash Flows, Six Months Ended
June 30, 1997 and 1998 (unaudited)............................................................................ F-28

Notes to Condensed Consolidated Financial Statements, Six Months Ended
June 30, 1998 (unaudited)..................................................................................... F-29

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Coho Energy, Inc.:

   We have audited the accompanying consolidated balance sheets of Coho Energy, Inc. (a Texas corporation) and subsidiaries for the years ended December 31, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coho Energy, Inc. and subsidiaries for the years ended December 31, 1997 and 1996, and results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.




                                                      Arthur Andersen LLP

Dallas, Texas
March 20, 1998

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS



                                                                                                DECEMBER 31
                                                                                        ----------------------------
                                                                                            1996            1997
                                                                                        ------------   -------------

CURRENT ASSETS
   CASH AND CASH EQUIVALENTS.........................................................   $      1,864   $       3,817
   ACCOUNT RECEIVABLE, PRINCIPALLY TRADE.............................................         11,884          10,724
   DEFERRED INCOME TAXES.............................................................            913           1,818
   INVESTMENT IN MARKETABLE SECURITIES...............................................          1,962              --
   OTHER CURRENT ASSETS..............................................................            995             715
                                                                                        ------------   -------------
                                                                                              17,618          17,074
PROPERTY AND EQUIPMENT, AT COST NET OF ACCUMULATED DEPLETION AND
   DEPRECIATION, BASED ON FULL COST ACCOUNTING METHOD (NOTE 3).......................        210,212         531,409
OTHER ASSETS.........................................................................          2,211           6,645
                                                                                        ------------   -------------
                                                                                        $    230,041   $     555,128
                                                                                        ============   =============
                                LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   ACCOUNTS PAYABLE, PRINCIPALLY TRADE...............................................   $      5,752   $       4,888
   ACCRUED LIABILITIES AND OTHER PAYABLES............................................          2,546           7,545
   ACCRUED INTEREST..................................................................            804           3,901
   ACCRUED COMPENSATION..............................................................            812           1,423
   ACCRUED ENVIRONMENTAL COSTS.......................................................             --           1,300
   ACCRUED HEDGING LIABILITIES.......................................................            881              --
   CURRENT PORTION OF LONG TERM DEBT (NOTE 4)........................................            161              38
                                                                                       -------------   -------------
                                                                                              10,956          19,095
LONG TERM DEBT, EXCLUDING CURRENT PORTION (NOTE 4)...................................        122,777         369,924
DEFERRED INCOME TAXES (NOTE 5).......................................................         14,842          20,306
                                                                                        ------------   -------------
                                                                                             148,575         409,325
COMMITMENTS AND CONTINGENCIES (NOTE 9)...............................................            ---           3,700

SHAREHOLDERS' EQUITY (NOTE 7)
   PREFERRED STOCK, PAR VALUE $0.01 PER SHARE AUTHORIZED 10,000,000 SHARES,
     NONE ISSUED.....................................................................
   COMMON STOCK, PAR VALUE $0.01 PER SHARE AUTHORIZED 50,000,000 SHARES ISSUED
     20,347,126 AND 25,603,512 SHARES AT DECEMBER 31, 1996 AND 1997,
     RESPECTIVELY....................................................................            203             256
   ADDITIONAL PAID-IN CAPITAL........................................................         83,516         137,812
   RETAINED EARNINGS (DEFICIT).......................................................        (2,253)           4,035
                                                                                        ------------   -------------
       TOTAL SHAREHOLDERS' EQUITY....................................................         81,466         142,103
                                                                                        ------------   -------------
                                                                                           $ 230,041   $     555,128
                                                                                        ============   =============



           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                     YEAR ENDED DECEMBER 31
                                                                            ------------------------------------------
                                                                               1995            1996            1997
                                                                            ----------      ----------      ----------
Operating revenues
   Crude oil and natural gas production (note 10) .....................     $   40,903      $   54,272      $   63,130
                                                                            ----------      ----------      ----------
Operating expenses
   Crude oil and natural gas production ...............................         10,514          11,277          13,747
   Taxes on oil and gas production ....................................          1,943           2,598           2,223
   General and administrative .........................................          5,400           7,264           7,163
   Depletion and depreciation .........................................         14,717          16,280          19,214
                                                                            ----------      ----------      ----------
       Total operating expenses .......................................         32,574          37,419          42,347
                                                                            ----------      ----------      ----------
Operating income (loss) ...............................................          8,329          16,853          20,783
                                                                            ----------      ----------      ----------
Other income and expenses
   Interest and other income ..........................................             92           1,012             646
   Interest expense ...................................................         (8,140)         (8,476)        (11,120)
                                                                            ----------      ----------      ----------
                                                                                (8,048)         (7,464)        (10,474)
                                                                            ----------      ----------      ----------
Earnings from continuing operations before income taxes ...............            281           9,389          10,309
                                                                            ----------      ----------      ----------
Income taxes (note 5)
   Current (recovery) expense .........................................            457            (411)            163
   Deferred (reduction) expense .......................................           (345)          3,894           3,858
                                                                            ----------      ----------      ----------
                                                                                   112           3,483           4,021
                                                                            ----------      ----------      ----------
Net earnings from continuing operations ...............................            169           5,906           6,288
Discontinued operations (note 2)
   Income (loss) from discontinued marketing and transportation operations (less applicable income tax expense (benefit) of $1,384
     in 1995) .........................................................          1,611              --              --
                                                                            ----------      ----------      ----------
Net earnings ..........................................................          1,780           5,906           6,288
Dividends on preferred stock ..........................................           (944)             --              --
                                                                            ----------      ----------      ----------
Net earnings applicable to common stock ...............................     $      836      $    5,906      $    6,288
                                                                            ==========      ==========      ==========
Basic earnings (loss) from continuing operations per common share .....     $     (.02)     $      .29      $      .29
                                                                            ==========      ==========      ==========
Diluted earnings (loss) from continuing operations per common share ...     $     (.02)     $      .29      $      .28
                                                                            ==========      ==========      ==========
Basic earnings per common share .......................................     $      .05      $      .29      $      .29
                                                                            ==========      ==========      ==========
Diluted earnings per common share .....................................     $      .05      $      .29      $      .28
                                                                            ==========      ==========      ==========


           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                   NUMBER OF
                                                    COMMON                      ADDITIONAL      RETAINED
                                                    SHARES         COMMON        PAID-IN        EARNINGS
                                                  OUTSTANDING      STOCK         CAPITAL        (DEFICIT)         TOTAL
                                                  ----------     ----------     ----------     ----------      ----------
Balance at December 31, 1994 ................     16,782,925     $      168     $   65,243     $   (8,995)     $   56,416
   Issued on
     (i) Exchange of preferred stock (note 7)      3,225,000             32         16,093           --            16,125
     (ii)Satisfaction of accrued preferred
         dividends (note 7) .................        157,338              2            942           --               944
   Net earnings .............................           --             --             --            1,780           1,780
   Dividends on preferred stock .............           --             --             --             (944)           (944)
                                                  ----------     ----------     ----------     ----------      ----------
Balance at December 31, 1995 ................     20,165,263            202         82,278         (8,159)         74,321
   Issued on
     (i) Exercise of Employee Stock Options .         81,863           --              414           --               414
     (ii)Acquisition of working interest ....        100,000              1            824           --               825
   Net earnings .............................           --             --             --            5,906           5,906
                                                  ----------     ----------     ----------     ----------      ----------
Balance at December 31, 1996 ................     20,347,126            203         83,516         (2,253)         81,466
   Issued on
     (i) Exercise of Employee Stock Options .        256,386              3          1,733           --             1,736
     (ii)Public offering of common stock ....      5,000,000             50         49,173           --            49,223
     (iii)Warrants ..........................           --             --            3,390           --             3,390
   Net earnings .............................           --             --             --            6,288           6,288
                                                  ----------     ----------     ----------     ----------      ----------
Balance at December 31, 1997 ................     25,603,512     $      256     $  137,812     $    4,035      $  142,103
                                                  ==========     ==========     ==========     ==========      ==========


           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                     YEAR ENDED DECEMBER 31
                                                                           ------------------------------------------
                                                                              1995            1996            1997
                                                                           ----------      ----------      ----------

Cash flows from operating activities
   Net earnings ......................................................     $    1,780      $    5,906      $    6,288
Adjustments to reconcile net earnings to net cash provided (used)
   by operating activities:
   Depletion and depreciation ........................................         15,876          16,280          19,214
   Deferred income taxes .............................................            653           3,894           3,858
   Amortization of debt issue costs and other ........................            918             271             591
Changes in:
   Accounts receivable ...............................................         (4,696)         (6,983)          1,160
   Other assets ......................................................          1,188            (489)           (351)
   Accounts payable and accrued liabilities ..........................         (3,221)             40           4,346
   Investment in marketable securities ...............................             --          (1,512)          1,962
   Deferred income taxes and other current liabilities ...............            337            (560)             --
                                                                           ----------      ----------      ----------
Net cash provided (used) by operating activities .....................        12 ,835          16,847          37,068
                                                                           ----------      ----------      ----------
Cash flows from investing activities
   Acquisitions ......................................................             --              --        (259,355)
   Property and equipment ............................................        (29,970)        (52,384)        (72,667)
   Changes in accounts payable and accrued liabilities related to
     exploration and development .....................................            986            (902)          3,559
   Cash included in net assets of discontinued operations ............           (352)             --              --
   Proceeds on sale of property and equipment ........................             --          21,476              --
                                                                           ----------      ----------      ----------
Net cash used in investing activities ................................        (29,336)        (31,810)       (328,463)
                                                                           ----------      ----------      ----------
Cash flows from financing activities
   Increase in long term debt ........................................         19,140          52,600         402,894
   Debt issuance costs ...............................................             --              --          (4,275)
   Repayment of long term debt .......................................         (1,822)        (37,617)       (155,989)
   Increase in gas storage loan ......................................          4,000              --              --
   Repayment of gas storage loan .....................................         (5,000)             --              --
   Proceeds from exercised stock options .............................             --             414           1,495
   Issuance of common stock ..........................................             --              --          49,223
                                                                           ----------      ----------      ----------
Net cash provided by financing activities ............................         16,318          15,397         293,348
                                                                           ----------      ----------      ----------
Net increase (decrease) in cash and cash equivalents .................           (183)            434           1,953
Cash and cash equivalents at beginning of year .......................          1,613           1,430           1,864
                                                                           ----------      ----------      ----------
Cash and cash equivalents at end of year .............................     $    1,430      $    1,864      $    3,817
                                                                           ==========      ==========      ==========


           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
        (TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT WHERE NOTED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization

         Coho Energy, Inc. ("CEI") was incorporated in June 1993 as a Texas corporation and conducts a majority of its operations through its subsidiary, Coho Resources, Inc. ("CRI"), and its subsidiaries (collectively the "Company"). Prior to September 29, 1993, CRI was a publicly held company of which Coho Resources Limited, a publicly held Alberta, Canada Company ("CRL"), held a 68% ownership interest. As a result of the reorganization effective on September 29, 1993 (the "1993 Reorganization"), CRI and CRL became wholly-owned subsidiaries of CEI.

   Principles of Presentation

         These consolidated financial statements have been prepared in conformity with generally accepted accounting principles as presently established in the United States and include the accounts of CEI as successor to CRI, and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to the prior year statements to conform with the current year presentation.

         Substantially all of the Company's exploration, development and production activities are conducted in the United States and Tunisia jointly with others and, accordingly, the financial statements reflect only the Company's proportionate interest in such activities.

   Cash Equivalents

         For purposes of reporting cash flows, cash and cash equivalents include cash and highly liquid debt instruments purchased with an original maturity of three months or less.

   Marketable Securities


         In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Instruments in Debt and Equity Securities", the Company has classified all equity securities as trading securities and adjusted such securities to market value at the end of each period. Unrealized gains and losses on trading securities, as determined on a specific identification basis, are reported in earnings. Trading securities, as of December 31, 1996, had a fair value of $1,962,000 and gross unrealized gains of $722,000.


   Crude Oil and Natural Gas Properties

         The Company's crude oil and natural gas producing activities, substantially all of which are in the United States, are accounted for using the full cost method of accounting. Accordingly, the Company capitalizes all costs incurred in connection with the acquisition of crude oil and natural gas properties and with the exploration for and development of crude oil and natural gas reserves, including related gathering facilities. All internal corporate costs relating to crude oil and natural gas producing activities are expensed as incurred. Proceeds from disposition of crude oil and natural gas properties are accounted for as a reduction in capitalized costs, with no gain or loss recognized unless such dispositions involve a significant alteration in the depletion rate in which case the gain or loss is recognized.

         Depletion of crude oil and natural gas properties is provided using the equivalent unit-of-production method based upon estimates of proved crude oil and natural gas reserves and production which are converted to a common unit of measure based upon their relative energy content. Unproved crude oil and natural gas properties are not amortized but F-7

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

are individually assessed for impairment. The costs of any impaired properties are transferred to the balance of crude oil and natural gas properties being depleted. Estimated future site restoration and abandonment costs are charged to earnings at the rate of depletion of proved crude oil and natural gas reserves and are included in accumulated depletion and depreciation.

       In accordance with the full cost method of accounting, the net capitalized costs of crude oil and natural gas properties as well as estimated future development, site restoration and abandonment costs are not to exceed their related estimated future net revenues discounted at 10%, net of tax considerations, plus the lower of cost or estimated fair value of unproved properties.

   Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Impairment of Long-Lived Assets


       During fiscal year 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived-Assets To Be Disposed Of." The Company has no long-lived assets which are subject to the impairment test requirements in SFAS No. 121. The Company's only long-lived assets are oil and gas properties, which are subject to the full cost ceiling test in accordance with the full cost method of accounting, as discussed above.


   Other Assets

       Other assets generally include deferred financing charges which are amortized over the term of the related financing under the straight line method.

   Stock-Based Compensation

       Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations to account for stock-based compensation. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

   Earnings Per Common Share

       The Company accounts for earnings per share ("EPS") in accordance with FASB Statement No. 128 "Earnings Per Share." Under Statement 128, no dilution for any potentially dilutive securities is included for basic EPS. Diluted EPS are based upon the weighted average number of common shares outstanding including common shares plus, when their effect is dilutive, common stock equivalents consisting of stock options and warrants. Previously reported EPS were equivalent to the diluted EPS calculated under Statement 128.

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


                                              1995                               1996                               1997
                                 ------------------------------      -----------------------------      ---------------------------
                                              COMMON                             COMMON                             COMMON
                                 INCOME       SHARES        EPS      INCOME      SHARES        EPS      INCOME      SHARES      EPS
                                 ------       ------        ---      ------      ------        ---      ------      ------      ---
                                (in 000's)                         (in 000's)                         (in 000's)

Net earnings                    $ 1,780                             $  5,906                            $ 6,288

Less preferred dividend            (944)                                  --                                 --
                                -------                             --------                            -------

BASIC EARNINGS PER SHARE            836     17,931,933     $.05        5,906   20,178,917     $.29        6,288   21,692,804   $.29
                                                           ====                               ====                             ====

Stock Options                                       --                            162,651                           641,099
                                -------     ----------              --------   ----------               -------  ----------
DILUTED EARNINGS PER SHARE      $   836     17,931,933     $.05     $  5,906   20,341,568     $.29      $ 6,288  22,333,903    $.28
                                =======     ==========     ====     ========   ==========     ====      =======  ==========    ====

       Basic EPS were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted EPS were calculated based upon the weighted number of common shares outstanding during the year including common stock equivalents, consisting of stock options for the three years and warrants for 1997, when their effect is dilutive. In 1995, conversion of the stock options would have been anti-dilutive and, therefore, was not considered in diluted EPS. In 1997, conversion of the warrants would have been anti-dilutive and, therefore, was not considered in diluted EPS.

   Income Taxes

       The Company accounts for income taxes in accordance with FASB Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

   Hedging Activities

       Periodically, the Company enters into futures contracts which are traded on the stock exchanges in order to fix the price on a portion of its crude oil and natural gas production. Changes in the market value of crude oil and natural gas futures contracts are reported as an adjustment to revenues in the period in which the hedged production or inventory is sold. The gain or loss on the Company's hedging transactions is determined as the difference between the contract price and a reference price, generally closing prices on the New York Mercantile Exchange.

   Revenue Recognition Policy

       Revenues generally are recorded when products have been delivered and services have been performed.

  Environmental Expenditures

       Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures which improve the condition of a property as compared to the condition when originally constructed or acquired or prevent environmental contamination are capitalized. Expenditures which relate to an existing condition

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

caused by past operations, and do not contribute to future operations, are expensed. The Company accrues remediation costs when environmental assessments and/or remedial efforts are probable and the cost can be reasonably estimated.


  Business Segments

       In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosure about Segments of an Enterprise and Related Information", which requires information to be reported in segments. The Company currently operates in a single reportable segment, therefore, no additional disclosure will be required.

2. DISCONTINUED OPERATIONS

       On April 3, 1996, the Company's wholly owned subsidiary, Interstate Natural Gas Company ("ING"), sold the stock of three wholly owned subsidiaries that comprised its natural gas marketing and transportation segment to an unrelated third party for cash of $19.5 million, the assumption of net liabilities of approximately $2.3 million and the payment of taxes of $1.2 million generated as a result of the tax treatment of the transaction. The marketing and transportation segment is accounted for as discontinued operations, and accordingly, its operations are segregated in the accompanying statements of operations.

       Revenues of the marketing and transportation segment were $71,773,000 for 1995. Certain expenses have been allocated to discontinued operations, including interest expense, which was allocated on the ratio of net assets discontinued to the total net assets acquired from ING applied to the $20 million of cash borrowed to acquire ING.

3. PROPERTY AND EQUIPMENT

                                                                                              December 31
                                                                                        ------------------------
                                                                                          1996            1997
                                                                                        --------       ---------
Crude oil and natural gas leases and rights including exploration,
    development and equipment thereon, at cost.....................................     $ 328,836      $ 669,247
Accumulated depletion and depreciation.............................................      (118,624)      (137,838)
                                                                                        ---------      ---------
                                                                                        $ 210,212      $ 531,409
                                                                                        =========      =========

       Overhead expenditures directly associated with exploration for and development of crude oil and natural gas reserves have been capitalized in accordance with the accounting policies of the Company. Such charges totalled $1,788,000, $2,452,000 and $4,081,000 in 1995, 1996 and 1997, respectively.

       During 1995, 1996 and 1997, the Company did not capitalize any interest or other financing charges on funds borrowed to finance unproved properties or major development projects.

       Unproved crude oil and natural gas properties totalling $8,284,000 and $82,872,000 (including $70,000,000 for the recently acquired Oklahoma properties) at December 31, 1996 and 1997, respectively, have been excluded from costs subject to depletion. These costs are anticipated to be included in costs subject to depletion within the next five years.

       Depletion and depreciation expense per equivalent barrel of production was $4.38, $4.55 and $4.69 in 1995, 1996 and 1997, respectively.

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

4. LONG-TERM DEBT

                                                                              1996           1997
                                                                           ---------      ---------
Revolving credit facility ............................................     $ 120,500      $ 221,000
8 7/8% Senior Subordinated Notes Due 2007 ............................            --        150,000
Promissory notes .....................................................         2,323             --
Other ................................................................           234             68
                                                                           ---------      ---------
                                                                             123,057        371,068
Unamortized original issue discount on senior subordinated notes .....            --         (1,106)
Unamortized discount on promissory notes .............................          (119)            --
Current maturities on long term debt .................................          (161)           (38)
                                                                           ---------      ---------
                                                                           $ 122,777      $ 369,924
                                                                           =========      =========

 Revolving Credit Facility


       In August 1992, the Company established a revolving credit and term loan facility with a group of international and domestic financial institutions. The agreement, as amended and restated ("the Restated Credit Agreement"), provides a maximum commitment amount available to the Company ("Borrowing Base") of $300 million for general corporate purposes. Outstanding advances as of December 31, 1997, were $221 million, leaving $79 million in available borrowing under the credit facility for general corporate purposes. The average effective interest rates for 1996 an 1997 were 7.55% and 7.37%, respectively. The Restated Credit Agreement, which permits advances and repayments, terminates January 2, 2003. The repayment of all advances is guaranteed by Coho Energy, Inc. and outstanding advances are secured by substantially all of the assets of the Company.


       Loans under the Restated Credit Agreement bear interest, at the option of the Company, at the bank prime rate or a Eurodollar rate plus a maximum of 1.5% (currently 1.5%) and are secured by a lien on substantially all of the Company's crude oil and natural gas properties and the capital stock of the Company's wholly owned subsidiaries. If the outstanding amount of the loan exceeds the Borrowing Base at any time, the Company is required to either provide collateral with value equal to such excess or prepay the principal amount of the notes equal to such excess in five (5) equal monthly installments provided the entire excess shall be paid prior to the immediately succeeding redetermination date. The fee on the portion of the unused credit facility is .375% per annum. The commitment fee applicable to increases from time to time in the Borrowing Base is .375% of the incremental Borrowing Base amount.

       The Restated Credit Agreement contains certain financial and other covenants including (i) the maintenance of minimum amounts of shareholder's equity, (ii) maintenance of minimum ratios of cash flow to interest expense as well as current assets to current liabilities, (iii) limitations on the Company's and CRI's ability to incur additional debt, and (iv) restrictions on the payment of dividends.

 8 7/8% Senior Subordinated Notes

       On October 3, 1997, the Company completed a sale to the public of $150 million of 8 7/8% Senior Subordinated Notes due 2007 ("Senior Notes"). Proceeds of the offering, net of offering costs, were approximately $144.5 million. The proceeds from this offering, together with the proceeds from the common stock offering discussed in Note 7, were used to repay indebtedness outstanding under the Restated Credit Agreement and for general corporate purposes.

       The Senior Notes are unsecured senior subordinated obligations of the Company and rank pari passu in right of payment with all existing and future senior subordinated indebtedness of the Company. The Senior Notes mature on October 15, 2007 and bear interest from October 3, 1997 at the rate of 8 7/8% per annum payable semi-annually,

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

commencing on April 15, 1998. Certain subsidiaries of the Company issued guarantees of the Senior Notes on a senior subordinated basis.

       The Indenture issued in conjunction with the Senior Notes (the "Indenture") contains certain covenants, including covenants that limit (i) indebtedness, (ii) restricted payments, (iii) distributions from restricted subsidiaries, (iv) transactions with affiliates, (v) sales of assets and subsidiary stock (including sale and leaseback transactions), (vi) dividends and other payment restrictions affecting restricted subsidiaries and (vii) mergers or consolidations.

 Promissory Notes

       In August 1995, the Company entered into noninterest bearing promissory notes aggregating $4.2 million ($3.8 million net of discount based on an imputed interest rate of 8.13%) which were paid in two installments of $1.9 million in August 1996 and $2.3 million in August 1997 in connection with the Brookhaven Acquisition (Note 6).

 Debt Repayments

       Based on the balances outstanding and current terms under the Restated Credit Agreement and the Senior Notes indenture, estimated aggregate principal repayments for each of the next five years are as follows: ; 1998 - $52,000; 1999 - $16,000; 2000- $0; 2001 - $0; 2002 - $0 and $371,000,000 thereafter.

5. INCOME TAXES

       Deferred income taxes are recorded based upon differences between financial statement and income tax basis of assets and liabilities. The tax effects of these differences which give rise to deferred income tax assets and liabilities at December 31, 1996 and 1997, were as follows:

                                                                              1996            1997
                                                                           ----------      ----------
DEFERRED TAX ASSETS
    Net operating loss carryforwards .................................     $   26,087      $   25,176
    Alternative minimum tax credit carryforwards .....................          1,866           1,095
    Employee benefits ................................................             46             565
    Other ............................................................            (46)            165
                                                                           ----------      ----------
    Total gross deferred tax assets ..................................         27,953          27,001
    Less valuation allowance .........................................         (4,150)         (4,594)
                                                                           ----------      ----------
    Net deferred tax assets ..........................................         23,803          22,407
                                                                           ----------      ----------
DEFERRED TAX LIABILITIES
    Property and equipment, due to differences in depletion and
        depreciation .................................................         37,732          40,895
                                                                           ----------      ----------
NET DEFERRED TAX LIABILITY ...........................................     $   13,929      $   18,488
                                                                           ==========      ==========

       The valuation allowance for deferred tax assets as of December 31, 1996 and 1997 includes $2,052,000 and $2,051,000, respectively, related to Canadian deferred tax assets.

       To determine the amount of net deferred tax liability it is assumed no future capital expenditures will be incurred other than the estimated expenditures to develop the Company's proved undeveloped reserves.

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

       The following table reconciles the differences between recorded income tax expense and the expected income tax expense obtained by applying the basic tax rate to earnings (loss) before income taxes:


                                                                      1995            1996            1997
                                                                   ----------      ----------      ----------
Earnings (loss) before income taxes from continuing operations     $      281      $    9,389      $   10,309
                                                                   ==========      ==========      ==========
Expected income tax expense (recovery) (statutory rate - 34%)      $       95      $    3,192      $    3,505
State taxes - deferred .......................................            232            (353)            552
Federal benefit of state taxes ...............................            (78)            120            (188)
Change in valuation allowance ................................           (168)            471             444
Other ........................................................             31              53            (293)
                                                                   ----------      ----------      ----------
                                                                   $      112      $    3,483      $    4,020
                                                                   ==========      ==========      ==========

       At December 31, 1997, the Company had the following income tax carryforwards available to reduce future years' income for tax purposes:

                                                                                EXPIRES        AMOUNT
                                                                               ---------     ----------

Net operating loss carryforwards for federal income tax purposes ........           1998     $    5,043
                                                                                    1999          1,727
                                                                                    2000          4,253
                                                                                    2001          3,016
                                                                                    2002            211
                                                                               2003-2011         49,252
                                                                                             ==========
                                                                                             $   63,502
                                                                                             ==========
Operating loss carryforwards for Canadian income tax purposes ...........      1999-2003     $    4,046
                                                                                             ==========
Operating loss carryforwards for federal alternative minimum tax
    purposes ............................................................      2009-2010     $   12,832
                                                                                             ==========
Federal alternative minimum tax credit carryforwards ....................             --     $    1,095
                                                                                             ==========
Operating loss carryforwards for Mississippi income tax purposes ........      2010-2012     $   14,440
                                                                                             ==========
Operating loss carryforwards for Louisiana income tax purposes ..........      2004-2012     $   10,161
                                                                                             ==========

6. ACQUISITIONS

       Effective December 31, 1997, the Company acquired from Amoco Production Company ("Amoco") interests in certain crude oil and natural gas properties ("Amoco Properties") located primarily in southern Oklahoma for cash consideration of approximately $257.5 million and warrants to purchase one million shares of common stock at $10.425 per share for a period of five years valued at $3.4 million. The Amoco Properties are in more than 25,000 gross acres concentrated in southern Oklahoma, including 14 major producing oil fields. The aggregate purchase price was $267.8 million, including transaction costs of approximately $1.9 million and assumed liabilities of $5 million. Investing activities in the cash flow statement for the year ended December 31, 1997 related to this acquisition, exclude the noncash portions of the purchase price of $3.4 million attributable to the warrants and $5 million for assumed liabilities.

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

       The following unaudited proforma information of the Company for the years ended December 31, 1996 and 1997 have been prepared assuming the acquisition of the Amoco Properties occurred on January 1, 1996. Such proforma information is not necessarily indicative of what actually could have occurred had the acquisition taken place on January 1, 1996 or 1997.


                                                                   1996            1997
                                                                 ----------     ----------
Revenues....................................................        $99,150       $109,428
Net earnings................................................          6,167          6,422
Basic earnings per share....................................            .31            .30
Diluted earnings per share..................................            .30            .29

       On August 18, 1995, the Company acquired from a third party approximately 93% of the working interests in a unitized oil field containing 11 active wells and 159 inactive wells located in the Brookhaven field in Mississippi (the "Brookhaven Acquisition"). The total cost of the acquisition was $5.6 million in cash as follows: $1.4 million paid on the acquisition date; $1.9 million due in August 1996 and $2.3 million due in August 1997. The net cost was $5.1 million net of discount based on an imputed interest rate of 8.13% for the promissory notes due in 1996 and 1997. Only the $1.4 million cash portion of the acquisition cost is reflected in the consolidated statement of cash flows for the year ended December 31, 1995 (the year of acquisition).

7. SHAREHOLDERS' EQUITY

       On October 3, 1997, the Company completed the sale to the public of 5,000,000 shares of common stock at $10.50 per share. Proceeds of the offering, net of offering costs, were approximately $49.2 million. The proceeds from this offering, together with the proceeds from the Senior Notes offering discussed in
Note 4, were used to repay indebtedness outstanding under the Company's Restated Credit Agreement and for general corporate purposes.

       In December 1997, the Company issued warrants, valued at $3,390,000, to purchase one million shares of common stock at $10.425 per share for a period of five years to Amoco Production Company as partial consideration for the purchase of certain crude oil and natural gas properties discussed in Note 6.

       In December 1996, the Company issued 100,000 shares of common stock, valued at approximately $825,000, to Churchill Resource Investments Inc. as consideration for the purchase of interest in certain crude oil properties.

       The redeemable preferred stock issued in connection with the acquisition of ING in 1994 was non-voting and entitled to receive cumulative quarterly dividends at a coupon rate equal to the prime lending rate per annum (8.5% for the first quarter of 1995 and 9% for the second and third quarters of 1995). If the preferred stock were not redeemed by September 4, 1995, the coupon rate increased 1/2% per quarter to a maximum rate of 18% per annum. On August 30, 1995, the Company exchanged 3,225,000 shares of Common Stock for the 161,250 shares of Series A Preferred Stock with a stated value of $16,125,000 and issued 157,338 shares of Common Stock to the holders of the preferred stock to satisfy the accrued dividend obligation through August 30, 1995 of $944,000. These noncash transactions are not reflected in the consolidated statement of cash flows for the year ended December 31, 1995.

8. STOCK-BASED COMPENSATION

       Options to purchase the Company's common stock have been granted to officers, directors and key employees pursuant to the Company's 1993 Stock Option Plan and 1993 Non Employee Director Stock Option Plan, or assumed from the Company's subsidiaries in the 1993 Reorganization. The stock option plans provide for the issuance of five year

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

options with a three year vesting period and a grant price equal to or above market value. Some exceptions have been made to provide immediate or shortened vesting periods as approved by the Company's board of directors. On December 2, 1997, the Company granted, subject to shareholder approval, 407,500 stock options which will be voted on May 12, 1998 and are included in 1997 granted shares. A summary of the status of the Company's stock option plans at December 31, 1995, 1996 and 1997 and changes during the years then ended follows:

                                              1995                          1996                          1997
                                   -------------------------     --------------------------     --------------------------
                                                    WTD AVG                       WTD AVG                        WTD AVG
                                     SHARES        EX PRICE         SHARES        EX PRICE        SHARES         EX PRICE
                                   ----------     ----------     ----------      ----------     ----------      ----------
Outstanding at January 1 .....      1,533,813     $     5.63      1,700,313      $     5.56      1,815,784      $     5.55
    Granted ..................        166,500           4.98        202,000            5.19      1,286,000            8.73
    Exercised ................           --             --          (81,863)           5.05       (256,386)           5.82
    Canceled .................           --             --           (4,666)           5.43        (21,583)           6.50
                                   ----------     ----------     ----------      ----------     ----------      ----------
Outstanding at December 31 ...      1,700,313           5.56      1,815,784            5.55      2,823,815            6.96
                                   ----------     ----------     ----------      ----------     ----------      ----------
Exercisable at December 31 ...      1,048,402           5.75      1,390,118            5.69      2,250,903            6.31
Available for grant at
    December 31...............         39,670                       118,836                         36,419

       Significant option groups outstanding at December 31, 1997 and related weighted average price and life information follows:

                                                                                         WTD AVG
                                                    OPTIONS            OPTIONS           EXERCISE        REMAINING
                GRANT DATE                        OUTSTANDING        EXERCISABLE           PRICE       LIFE (YEARS)
                ----------                        -----------        -----------          -------      ------------
December 2, 1997..........................            410,000              2,500             $10.50          7
August 22, 1997...........................             16,000                ---               9.38          7
May 12, 1997..............................              8,000                ---               8.13          5
March 3, 1997.............................            836,000            745,750               7.88          4
June 13, 1996.............................             12,000             12,000               6.63          4
February 22, 1996.........................            150,000            150,000               5.13          5
January 8, 1996...........................             40,000             13,333               5.00          5
September 25, 1995........................             50,000             50,000               5.00          4
September 12 ,1995........................             38,666             25,003               5.00          5
August 3, 1995............................             24,000             24,000               4.88          4
April 14, 1995............................             32,500             21,668               5.00          4
December 4, 1994..........................            105,000            105,000               5.01          5
November 10, 1994.........................            240,000            240,000               5.00          4
June 7, 1994..............................             79,883             79,883               5.49          3
March 28, 1994............................              5,000              5,000               4.50          2
October 22, 1993..........................            378,089            378,089               6.00          3
September 29, 1993........................            105,067            105,067               6.84          2
November 18, 1992.........................              6,667              6,667               5.25          2
October 19, 1992..........................            286,943            286,943               5.52          2

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

       The weighted average fair value at date for options granted during 1995, 1996 and 1997 was $2.25, $2.21 and $4.02 per option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                                               1995          1996           1997
                                              ------        ------         -----
Expected life (years) .............               5             5             5
Interest rate .....................            6.28%         5.37%         6.44%
Volatility ........................           43.43%        38.79%        43.76%
Dividend yield ....................              --            --            --

       Had compensation cost for these plans been determined consistent with FASB Statement No. 123 "Accounting for Stock-Based Compensation", the Company's pro forma net income and earnings per share from continuing operations would have been as follows:


                                                                                 1995         1996         1997
                                                                                ------       ------       -----
Net income (loss)                   As reported.............................    $169         $5,906       $6,288
                                        Pro forma...........................    $(67)        $5,625       $4,385
Basic earnings (loss) per share     As reported.............................    $. 01        $  .29       $  .29
                                       Pro forma............................    $ ---        $  .27       $  .20
Diluted earnings (loss) per share   As reported.............................    $. 01        $  .29       $  .28
                                       Pro forma............................    $ ---        $  .27       $  .20

9. COMMITMENTS AND CONTINGENCIES

       (a) In July, 1994, the Company, together with several other companies, was named as a defendant in a lawsuit filed in Jones County, Mississippi. The lawsuit, involves claims by a landowner for purported damages caused by naturally occurring radioactive materials ("NORM") at various wellsite locations on land leased by the Company in Mississippi. The plaintiff is seeking significant compensatory and punitive damages, including damages for "emotional distress." This lawsuit has been dormant for two years and the land involved has been remediated.

       Additionally, in 1996 and 1997, the Company, together with several other companies, was named as a defendant in a number of lawsuits of the same nature as the July, 1994 lawsuit. All of the suits are principally identical and seek damages for land damage, health hazard, mental and emotional distress, etc. None of the suits seek specific award amounts, but all seek punitive damages.

       In connection with the acquisition of the Amoco Properties on December 18, 1997, the Company assumed the responsibility for costs and expenses associated with the assessment, remediation, removal, transportation and disposal of the asbestos or NORM associated with the Amoco Properties. Additionally, the Company is responsible for all other environmental claims up to approximately $10.3 million and all environmental claims not identified and presented to Amoco by December 18, 1998. The Company is not currently aware of any such claims and is performing due diligence to identify all potential environmental claims.

       While the Company is not able to determine its exposure in the remaining suits at this time, the Company believes that the claims will have no material adverse effect on its financial position or results of operations.

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

       The Company is involved in various other legal actions arising in the ordinary course of business. While it is not feasible to predict the ultimate outcome of these actions or those listed above, management believes that the resolution of these matters will not have a material adverse effect, either individually or in the aggregate, on the Company's financial position or results of operations. The Company has accrued $5 million, including $1.3 million which has been reflected in current accrued liabilities, for future remediation costs.

       (b) The Company has leased (i) 38,568 square feet of office space in Dallas, Texas under a non-cancellable lease extending through October 2000, (ii) 5,000 square feet of office space in Laurel, Mississippi under a non-cancellable lease extending through June 2000, and (iii) various vehicles under non-cancellable leases extending through February 2000. Rental expense totalled $487,000, $694,000 and $799,000 in 1995, 1996 and 1997, respectively. Minimum rentals payable under these leases for each of the next five years are as follows: 1998 - $784,000; 1999 - $706,000; 2000 - $564,000; 2001 - $0 and 2002
-$0. Total rentals payable over the remaining terms of the leases are $2,054,000.

       (c) Like other crude oil and natural gas producers, the Company's operations are subject to extensive and rapidly changing federal, state and local environmental regulations governing emissions into the atmosphere, waste water discharges, solid and hazardous waste management activities, noise levels and site restoration and abandonment activities. The Company's policy is to make a provision for future site restoration charges on a unit-of-production basis. Total future site restoration costs are estimated to be $6,000,000, including the Oklahoma properties but excluding the Monroe gas field discussed below. A total of $1,061,000 has been included in depletion and depreciation expense with respect to such costs as of December 31, 1997.

       Certain governmental agencies are presently studying whether the oil and gas industry's practice of utilizing mercury meters poses any potential environmental problems that require more stringent regulation. Operators in the Monroe Field have been asked to monitor their operations and assist in gathering data. During 1995, the Company voluntarily negotiated a remediation plan with the governmental agencies responsible for the two wildlife refuges in the Monroe Field. Under the plan, the Company began removal of the mercury meters within the two wildlife refuges in 1996. The Company continues to cooperate with the various agencies in their studies. At this time, the Company believes that minor mercury spillages and leaks may have occurred in the past. However, the Company believes that such spillages and leaks are less than the amounts reportable under prior or existing statutes and laws. The Company makes a provision for future site restoration charges on a unit-of-production basis for the Monroe field gas which is included in depletion and depreciation expense; a total of $1,030,000 has been included in depletion and depreciation expense with respect to such costs as of December 31, 1997.

       (d) The Company has entered into employment agreements with certain of its officers. In addition to base salary and participation in employee benefit plans offered by the Company, these employment agreements generally provide for a severance payment in an amount equal to two times the rate of total annual compensation of the officer in the event the officer's employment is terminated for other than cause. If the officer's employment is terminated for other than cause following a change in control in the Company, the officer generally is entitled to a severance payment in the amount of 2.99 times the rate of total annual compensation of the officer.

       The officers' aggregate base salary and bonus portion of total annual compensation covered under such employment agreements is approximately $1.3 million.

       (e) The Company has entered into executive severance agreements with its other officers which are designed to encourage executive officers to continue to carry out their duties with the Company in the event of a change in control of the Company. In the event of the officer's employment is terminated for other than cause following a change of control, these severance agreements generally provide for a severance payment in an amount equal to 1.5 times the highest salary plus bonus paid to such officer in any of the five years preceding the year of termination.

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

       The highest salary plus bonus paid to the officers covered under such severance agreements during the preceding five year period would aggregate approximately $876,000.

       (f) In conjunction with the acquisition of the Amoco Properties, the acquisition of ING and the 1993 reorganization (Note 1), the Company has granted certain persons the right to require the Company, at its expense, to register their shares under the Securities Act of 1933. These registration rights may be exercised on up to 4 occasions. The number of shares of Common Stock subject to registration rights as of December 31, 1997, is approximately 3,324,287.

10. FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATIONS

       Financial instruments which are potentially subject to concentrations of credit risk consist principally of cash, cash equivalents and accounts receivable. Cash and cash equivalents are placed with high credit quality financial institutions to minimize risk. The carrying amounts of these instruments approximate fair value because of their short maturities. The Company has entered into certain financial arrangements which act as a hedge against price fluctuations in future crude oil and natural gas production. Included in operating revenues are gains (losses) of $441,000, $(5,908,000) and $(232,000) for 1995, 1996 and 1997, respectively, resulting from these hedging programs. At December 31, 1997, the Company has 10,000 Mmbtu per day of natural gas production hedged over the period from January through March 1998, at a minimum price of $2.70 per Mmbtu and a maximum price of $3.28 per Mmbtu. In March 1998, the Company hedged an additional 15,000 Mmbtu per day of natural gas production over the period from April through August 1998, at a minimum price of $2.00 per Mmbtu and a maximum price of $2.54 per Mmbtu.

       The stated value of long term debt approximates fair market value since the interest applicable to each instrument approximates market rates.

       During the years ended December 31, 1996 and 1997, EOTT Energy Corp. ("EOTT") accounted for 66% and 75%, respectively, of Coho's receipt of operating revenues, and Mid Louisiana Marketing Company (formerly a wholly owned subsidiary sold on April 3, 1996 - see Note 2), accounted for 15% and 21%, respectively, of Coho's receipt of operating revenues. In 1995, Amerada Hess Corporation ("Amerada") accounted for 66% of Coho's receipt of operating revenues. Included in accounts receivable is $2,691,000, $7,222,491 and $2,969,000 due from these customers at December 31, 1995, 1996 and 1997, respectively.

11. RELATED PARTY TRANSACTIONS

       (a) Corporations controlled by certain directors and shareholders of the Company have participated with the Company in certain crude oil and natural gas joint ventures on the same terms and conditions as other industry partners. These transactions are summarized as follows:

                                                                                     1995         1996          1997
                                                                                    ------       ------        -----
Campco International Capital Ltd. (i)
    Net crude oil and natural gas revenues..................................          $219         $243         $255
    Capital expenditures....................................................            77          101          173
    Payable to (receivable from) CRI at the balance sheet date..............           (3)         (22)           16

-----------------
(i) Campco International Capital Ltd. is a private company controlled by Frederick K. Campbell, a director of the Company.

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

       (b) In 1990, the Company made a non-interest bearing loan in the amount of $205,000 to Jeffrey Clarke, President, Chief Executive Officer and Director of the Company, to assist him in the purchase of a house in Dallas. The loan is unsecured, is repayable on the date Mr. Clarke ceases employment with the Company and is included in other assets at December 31, 1997.

       (c) Pursuant to the equity offering, the Company's officers and directors were precluded from selling stock for a 90 day period beginning October 3, 1997 (the "Lock Up Period"). On October 6, 1997, the Company made non-interest bearing loans of $622,111, payable on demand, to certain officers and a director. The loans were made to provide assistance in acquiring stock upon exercise of expiring stock options during the Lock Up Period.

       (d) Certain of the Company's hedging agreements are with an affiliate of the Company, Morgan Stanley Capital Group, which owned over 10% of the Company's outstanding common stock until October 3, 1997, when it's ownership dropped to 5.3% as a result of the equity offering discussed in Note 7. Management of the Company believes that such transactions are on similar terms as could be obtained from unrelated third parties.

12. CASH FLOW INFORMATION

       Supplemental cash flow information is presented below:

                                                                                 1995         1996          1997
                                                                                ------       ------        -----
Cash paid (received) during the period
    Interest................................................................   $ 7,574      $ 8,259       $ 7,774
    Income taxes............................................................   $(1,131)     $   478       $   603

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

13. CANADIAN ACCOUNTING PRINCIPLES

       These financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") as presently established in the United States. These principles differ in certain respects from those applicable in Canada. These differences would have affected net earnings (loss) as follows:


                                                                                      Year Ended December 31
                                                                              --------------------------------------
                                                                                  1995          1996          1997
                                                                              ------------   ----------    ---------
Net earnings (loss) based on US GAAP........................................  $      1,780   $    5,096    $   6,288
Adjustment to depletion based on difference in carrying value of oil and gas properties related to:
    ING acquisition (i).....................................................           576          556          562
    Business combination with Odyssey Exploration, Inc. in 1990.............          (198)        (178)        (168)
    Application of Canadian full cost ceiling test..........................          (535)        (482)        (455)
Deferred tax effect of adjustment above.....................................            53           35           21
                                                                              ------------   ----------    ---------
Net earnings (loss) based on Canadian GAAP..................................  $      1,676   $    5,027    $   6,248
                                                                              ============   ==========    =========
Net earnings (loss) per common share based on Canadian GAAP.................  $       0.09   $     0.25    $    0.29
                                                                              ============   ==========    =========

(i) Under FAS 109 in the United States, the Company was required to increase deferred income taxes and property and equipment by $8,355,000 for the deferred tax effect of the excess of the Company's tax basis of the stock acquired in the ING acquisition over the tax basis of the net assets of ING acquired (Note 6). Under Canadian GAAP this adjustment is not required.

       The effect on the consolidated balance sheets of the differences between United States and Canadian GAAP is as follows:

                                                                                    UNDER
                                                      AS           INCREASE       CANADIAN
                                                   REPORTED       (DECREASE)        GAAP
                                                  ----------     -----------     ----------
DECEMBER 31, 1997
    Property and Equipment ..................     $  531,409     $    2,131      $  533,540
    Deferred Income Taxes ...................         20,306         (4,790)         15,516
    Long Term Debt ..........................        369,924         (1,106)        368,818
    Deferred Charges ........................           --            1,106           1,106
    Shareholder's Equity ....................        142,103          6,921         149,024
DECEMBER 31, 1996
    Property and Equipment ..................     $  210,212     $    2,191      $  212,403
    Deferred Income Taxes ...................         14,842         (4,769)         10,073
    Shareholder's Equity ....................         81,466          6,961          88,427

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

14. SUPPLEMENTARY QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                         FIRST           SECOND          THIRD           FOURTH         TOTAL
                                                       ----------      ----------      ----------      ----------     ----------
1997
   Operating revenues ............................     $   15,536      $   13,985      $   15,985      $   17,624     $   63,130
   Operating income ..............................          5,604           4,151           4,990           6,038         20,783
   Net earnings ..................................          2,104           1,081           1,401           1,702          6,288
   Basic earnings per share ......................     $     0.10      $     0.05      $     0.07      $     0.07     $     0.29
   Diluted earnings per share ....................     $     0.10      $     0.05      $     0.07      $     0.06     $     0.28
                                                                                                                            1996
   Operating revenues ............................     $   12,367      $   12,938      $   13,552      $   15,415     $   54,272
   Operating income ..............................          3,576           3,738           4,182           5,357         16,853
   Net earnings ..................................          1,035           1,103           1,326           2,442          5,906
   Basic earnings per share ......................     $     0.05      $     0.06      $     0.06      $     0.12     $     0.29
   Diluted earnings per share ....................     $     0.05      $     0.06      $     0.06      $     0.12     $     0.29
                                                                                                                            1995
   Operating revenues ............................     $    9,402      $   10,000      $   10,418      $   11,083     $   40,903
   Operating income ..............................          1,574           1,321           1,913           3,521          8,329
   Income (loss) from continuing operations ......           (140)           (361)           (147)            817            169
   Income (loss) from discontinued operations ....            317              26             113           1,155          1,611
   Net earnings (loss) ...........................            177            (335)            (34)          1,972          1,780
   Basic earnings (loss) per share:
      Continuing operations ......................     $    (0.02)     $    (0.03)     $    (0.02)     $     0.04     $    (0.02)
      Discontinued operations ....................           0.01           (0.01)           0.00            0.06           0.07
                                                       ----------      ----------      ----------      ----------     ----------
      Net income (loss) per share ................     $    (0.01)     $    (0.04)     $    (0.02)     $     0.10     $     0.05
                                                       ==========      ==========      ==========      ==========     ==========
   Diluted earnings (loss) per share:
      Continuing operations ......................     $    (0.02)     $    (0.03)     $    (0.02)     $     0.04     $    (0.02)
      Discontinued operations ....................           0.01           (0.01)           0.00            0.06           0.07
                                                       ----------      ----------      ----------      ----------     ----------
      Net income (loss) per share ................     $    (0.01)     $    (0.04)     $    (0.02)     $     0.10     $     0.05
                                                       ==========      ==========      ==========      ==========     ==========

     Basic per share figures are computed based on the weighted average number of shares outstanding for each period shown. Diluted per share figures are computed based on the weighted average number of shares outstanding including common stock equivalents, consisting of stock options and warrants, when their effect is dilutive.

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

15. SUPPLEMENTARY INFORMATION RELATED TO OIL AND GAS ACTIVITIES

  (a) Costs Incurred

        Costs incurred for property acquisition, exploration and development activities were as follows:

                                                                                  1995          1996         1997
                                                                                  ----          ----         ----
     Property acquisitions
         Proved...........................................................      $   7,294     $   1,139    $ 199,485
         Unproved.........................................................          2,253           986       73,281
     Exploration..........................................................          3,378         6,528       13,374
     Development..........................................................         19,194        41,091       53,542
     Other................................................................            677           894          729
                                                                                ---------     ---------    ---------
                                                                                $  32,796     $  50,638    $ 340,411
                                                                                =========     =========    =========
     Property and equipment, net of accumulated depletion.................      $ 175,899     $ 210,212    $ 531,409
                                                                                =========     =========    =========

  (b) Quantities of Oil and Gas Reserves (Unaudited)

       The following table presents estimates of the Company's proved reserves, all of which have been prepared by the Company's engineers and evaluated by independent petroleum consultants. Substantially all of the Company's crude oil and natural gas activities are conducted in the United States.

                                                                                Reserve Quantities
                                                                           --------------------------
                                                                               Oil            Gas
                                                                             (Mbbls)         (Mmcf)
                                                                           ----------      ----------
Estimated reserves at December 31, 1994 ..............................         27,515         100,117
Revisions of previous estimates ......................................           (599)         14,639
Purchase of reserves in place ........................................          1,786               9
Extensions and discoveries ...........................................          4,274             200
Production ...........................................................         (2,178)         (7,093)
                                                                           ----------      ----------
Estimated reserves at December 31, 1995 ..............................         30,798         107,872
Revisions of previous estimates ......................................         (1,913)         10,335
Purchase of reserves in place ........................................            218            --
Extensions and discoveries ...........................................          8,186           1,571
Production ...........................................................         (2,467)         (6,646)
                                                                           ----------      ----------
Estimated reserves at December 31, 1996 ..............................         34,822         113,132
Revisions of previous estimates ......................................          1,601           8,556
Purchase of reserves in place ........................................         49,723          32,581
Extensions and discoveries ...........................................         11,758             902
Production ...........................................................         (2,820)         (7,666)
                                                                           ----------      ----------
Estimated reserves at December 31, 1997 ..............................         95,084         147,505
                                                                           ==========      ==========
Proved developed reserves at December 31,
   1995 ..............................................................         23,478          94,878
   1996 ..............................................................         24,089          98,936
   1997 ..............................................................         62,663         129,392

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

  (c) Costs Incurred

       Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Reserves.

       The following standardized measure of discounted future net cash flows was computed in accordance with the rules and regulations of the Securities and Exchange Commission and Financial Accounting Standards Board Statement No. 69 using year-end prices and costs, and year-end statutory tax rates. Royalty deductions were based on laws, regulations and contracts existing at the end of each period. No values are given to unproved properties or to probable reserves that may be recovered from proved properties.

       The inexactness associated with estimating reserve quantities, future production and revenue streams and future development and production expenditures, together with the assumptions applied in valuing future production, substantially diminishes the reliability of this data. The values so derived are not considered to be an estimate of fair market value. The Company therefore cautions against its simplistic use.



       The following tabulation reflects the Company's estimated discounted future cash flows from crude oil and natural gas production:


                                                                          1995              1996              1997
                                                                      ------------      ------------      ------------
Future cash inflows .............................................     $    766,196      $  1,174,356      $  1,764,924
Future production costs .........................................         (234,309)         (301,619)         (607,114)
Future development costs ........................................          (33,824)          (52,769)         (114,294)
                                                                      ------------      ------------      ------------
Future net cash flows before income taxes .......................          498,063           819,968         1,043,516
Annual discount at 10% ..........................................         (229,445)         (402,885)         (517,239)
                                                                      ------------      ------------      ------------
Present value of future net cash flows before income taxes
   ("Present Value of Proved Reserves") .........................          268,618           417,083           526,277
Future income taxes discounted at 10% ...........................          (43,679)          (79,864)          (58,084)
                                                                      ------------      ------------      ------------
Standardized measure of discounted future net cash flows ........     $    224,939      $    337,219      $    468,193
                                                                      ============      ============      ============
West Texas Intermediate posted reference price ($ per Bbl) ......     $      18.00      $      25.25      $      16.17
Estimated December 31 Company average realized price
   $/Bbl ........................................................     $      15.69      $      22.02      $      15.06
   $/Mcf ........................................................     $       2.54      $       3.53      $       2.26

       The following are the significant sources of changes in discounted future net cash flows relating to proved reserves:

                                                                    1995            1996            1997
                                                                 ----------      ----------      ----------
Crude oil and natural gas sales, net of production costs ...     $  (28,446)     $  (46,305)     $  (47,392)
Net changes in anticipated prices and production costs .....         93,551         128,960        (176,309)
Extensions and discoveries, less related costs .............         24,281          74,560          73,565
Changes in estimated future development costs ..............        (10,581)         (2,580)         (6,393)
Development costs incurred during the period ...............         19,194           6,321          10,817
Net change due to sales and purchase of reserves in place ..         10,409           1,108         224,579
Accretion of discount ......................................         16,441          26,862          41,708
Revision of previous quantity estimates ....................         11,768          (1,643)         11,737
Net changes in income taxes ................................        (14,289)        (36,185)         21,780
Changes in timing of production and other ..................        (32,408)        (38,818)        (23,118)
                                                                 ----------      ----------      ----------
Net increase (decrease) ....................................         89,920         112,280         130,974
Beginning of year ..........................................        135,019         224,939         337,219
                                                                 ----------      ----------      ----------
Standardized measure of discounted future net cash flows ...     $  224,939      $  337,219      $  468,193
                                                                 ==========      ==========      ==========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Coho Energy, Inc.:

       We have reviewed the accompanying condensed consolidated balance sheet of Coho Energy, Inc. and subsidiaries as of June 30, 1998 and the related condensed consolidated statements of operations for the three month and six month periods ended June 30, 1998 and the condensed statement of cash flows for the six month period ended June 30, 1998, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Coho Energy, Inc. and subsidiaries.

       A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

       Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

       We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Coho Energy, Inc. as of December 31, 1997 included in the Company's 1997 annual report on Form 10-K, and in our report dated March 20, 1998, we expressed an unqualified opinion on that statement. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1997 is fairly stated, in all material respects, in relation to the consolidated balance sheet included in the Company's 1997 annual report on Form 10-K from which it has been derived.


                                                         Arthur Andersen LLP

Dallas, Texas
August 14, 1998

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS


                                                                                    DECEMBER 31      JUNE 30
                                                                                        1997           1998
                                                                                    -----------     ----------
                                                                                                    (UNAUDITED)
CURRENT ASSETS
   Cash and cash equivalents ...................................................     $    3,817     $    1,429
   Accounts receivable, principally trade ......................................         10,724         16,794
   Deferred income taxes .......................................................          1,818             --
   Other current assets ........................................................            715            846
                                                                                     ----------     ----------
                                                                                         17,074         19,069
PROPERTY AND EQUIPMENT, at cost net of accumulated depletion and
   depreciation, based on full cost accounting method (Note 2) .................        531,409        484,436
OTHER ASSETS ...................................................................          6,645          6,257
                                                                                     ----------     ----------
                                                                                     $  555,128     $  509,762
                                                                                     ==========     ==========
                                        LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable, principally trade .........................................     $    4,888     $    8,832
   Accrued liabilities and other payables ......................................         14,169         11,042
   Current portion of long term debt ...........................................             38             36
                                                                                     ----------     ----------
                                                                                         19,095         19,910
LONG TERM DEBT, excluding current portion ......................................        369,924        407,961
DEFERRED INCOME TAXES ..........................................................         20,306             --
                                                                                     ----------     ----------
                                                                                        409,325        427,871
                                                                                     ----------     ----------
COMMITMENTS AND CONTINGENCIES (Note 4) .........................................          3,700          3,700

SHAREHOLDERS' EQUITY
   Preferred stock, par value $0.01 per share
     Authorized 10,000,000 shares, none issued ................................
   Common stock, par value $0.01 per share
     Authorized 50,000,000 shares
     Issued and outstanding 25,603,512 shares ..................................            256            256
   Additional paid-in capital ..................................................        137,812        137,812
   Retained earnings (deficit) .................................................          4,035        (59,877)
                                                                                     ----------     ----------
       Total shareholders' equity ..............................................        142,103         78,191
                                                                                     ----------     ----------
                                                                                     $  555,128     $  509,762
                                                                                     ==========     ==========

      SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                      SIX MONTHS ENDED               THREE MONTHS ENDED
                                                                           JUNE 30                         JUNE 30
                                                                 --------------------------      --------------------------
                                                                    1997            1998            1997            1998
                                                                 ----------      ----------      ----------      ----------
OPERATING REVENUES
   Net crude oil and natural gas production ................     $   29,521      $   39,290      $   13,985      $   18,147
                                                                 ----------      ----------      ----------      ----------
OPERATING EXPENSES
   Crude oil and natural gas production ....................          6,113          12,584           3,033           6,171
   Taxes on oil and gas production .........................          1,070           1,884             530             882
   General and administrative ..............................          3,623           3,315           1,847           1,175
   Depletion and depreciation ..............................          8,960          15,019           4,424           7,225
   Writedown of crude oil and natural gas properties .......           --            73,000            --            41,000
                                                                 ----------      ----------      ----------      ----------
       Total operating expenses ............................         19,766         105,802           9,834          56,453
                                                                 ----------      ----------      ----------      ----------
OPERATING INCOME (LOSS) ....................................          9,755         (66,512)          4,151         (38,306)
                                                                 ----------      ----------      ----------      ----------
OTHER INCOME AND EXPENSES
   Interest and other income (expense) .....................            149             118             (44)             72
   Interest expense ........................................         (4,682)        (15,964)         (2,391)         (8,155)
                                                                 ----------      ----------      ----------      ----------
                                                                     (4,533)        (15,846)         (2,435)         (8,083)
                                                                 ----------      ----------      ----------      ----------
EARNINGS (LOSS) FROM OPERATIONS BEFORE
   INCOME TAXES ............................................          5,222         (82,358)          1,716         (46,389)
INCOME TAX PROVISION (BENEFIT) .............................          2,037         (18,446)            635          (4,778)
                                                                 ----------      ----------      ----------      ----------
NET EARNINGS (LOSS) ........................................     $    3,185      $  (63,912)     $    1,081      $  (41,611)
                                                                 ==========      ==========      ==========      ==========
BASIC EARNINGS (LOSS) PER COMMON SHARE
   (note 3) ................................................     $     0.15      $    (2.50)     $     0.05      $    (1.63)
                                                                 ==========      ==========      ==========      ==========
DILUTED EARNINGS (LOSS) PER COMMON SHARE
   (note 3) ................................................     $     0.15      $    (2.50)     $     0.05      $    (1.63)
                                                                 ==========      ==========      ==========      ==========


      SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                                    (UNAUDITED)


                                                                                                    SIX MONTHS ENDED
                                                                                                          JUNE 30
                                                                                               --------------------------
                                                                                                  1997            1998
                                                                                               ----------      ----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net earnings (loss) ...................................................................     $    3,185      $  (63,912)
   Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
     Depletion and depreciation ..........................................................          8,960          15,019
     Writedown of crude oil and natural gas properties ...................................             --          73,000
     Deferred income taxes provision (benefit) ...........................................          1,987         (18,488)
     Amortization of debt issue costs and other ..........................................            275             417
   Changes in operating assets and liabilities:
     Accounts receivable and other assets ................................................          4,019          (6,230)
     Accounts payable and accrued liabilities ............................................         (3,067)            187
     Investment in marketable securities .................................................          1,962              --
                                                                                               ----------      ----------
Net cash provided by (used in) operating activities ......................................         17,321              (7)
                                                                                               ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Property and equipment ................................................................        (33,294)        (41,046)
   Changes in accounts payable and accrued liabilities related to
     exploration and development .........................................................          5,089             630
                                                                                               ----------      ----------
Net cash used in investing activities ....................................................        (28,205)        (40,416)
                                                                                               ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Increase in long term debt ............................................................         17,000          38,056
   Repayment of long term debt ...........................................................         (7,621)            (21)
   Proceeds from exercised stock options .................................................            577              --
                                                                                               ----------      ----------
Net cash provided by financing activities ................................................          9,956          38,035
                                                                                               ----------      ----------
NET DECREASE IN CASH AND CASH EQUIVALENTS ................................................           (928)         (2,388)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD .........................................          1,864           3,817
                                                                                               ----------      ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ...............................................     $      936      $    1,429
                                                                                               ==========      ==========
CASH PAID DURING THE PERIOD FOR:
     Interest ............................................................................     $    4,312      $   16,016
     Income taxes ........................................................................     $      639      $       19


      SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 1998
        (TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT WHERE NOTED)
                                   (UNAUDITED)


1.   BASIS OF PRESENTATION

GENERAL

     The accompanying condensed consolidated financial statements of Coho Energy, Inc. (the "Company") have been prepared without audit, in accordance with the rules and regulations of the Securities and Exchange Commission and do not include all disclosures normally required by generally accepted accounting principles or those normally made in annual reports on Form 10-K. All material adjustments, consisting only of normal recurring accruals with the exception of the adjustment to writedown the carrying value of the crude oil and natural gas properties discussed in Note 2 below, which, in the opinion of management, were necessary for a fair presentation of the results for the interim periods, have been made. The results of operations for the six month period ended June 30, 1998, are not necessarily indicative of the results to be expected for the full year. The condensed consolidated financial statements should be read in conjunction with the notes to the financial statements, which are included as part of the Company's annual report on Form 10-K for the year ended December 31, 1997.

2.   PROPERTY AND EQUIPMENT

                                                                                   DECEMBER 31        JUNE 30
                                                                                       1997             1998
                                                                                   -----------      -----------
     Crude oil and natural gas leases and rights including exploration,
         development and equipment thereon, at cost..........................      $   669,247      $   710,293
     Accumulated depletion and depreciation..................................         (137,838)        (225,857)
                                                                                   -----------      -----------
                                                                                   $   531,409      $   484,436
                                                                                   ===========      ===========

     Overhead expenditures directly associated with exploration and development of crude oil and natural gas reserves have been capitalized in accordance with the accounting policies of the Company. Such charges totalled $1,454,000 and $2,768,000 for the six months ended June 30, 1997 and 1998, respectively.

     During the six months ended June 30, 1997 and 1998, the Company did not capitalize any interest or other financing charges on funds borrowed to finance unproved properties or major development projects.

     At December 31, 1997 and June 30, 1998, unproved crude oil and natural gas properties totalling $82,872,000 and $84,266,000 (both including $70,000,000 for the recently acquired Oklahoma properties), respectively, were excluded from costs subject to depletion. These costs are anticipated to be included in costs subject to depletion during the next three to five years.

     At June 30, 1998, capitalized costs of crude oil and natural gas properties exceeded the estimated present value of future net revenues for the Company's proved reserves, net of related income tax considerations, resulting in a writedown in the carrying value of crude oil and natural gas properties of $73 million. The writedown resulted from the decline in crude oil prices during 1998.

                                COHO ENERGY, INC.
                                AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


3.   EARNINGS PER SHARE

     Basic earnings per share ("EPS") have been calculated based on the weighted average number of shares outstanding for the six months ended June 30, 1997 and 1998 of 20,389,991 and 25,603,512, respectively, and for the three months ended June 30, 1997 and 1998 of 20,406,479 and 25,603,512, respectively. Diluted EPS have been calculated based on the weighted average number of shares outstanding (including common shares plus, when their effect is dilutive, common stock equivalents consisting of stock options and warrants) for the six months ended June 30, 1997 and 1998 of 20,991,484 and 25,603,512, respectively, and for the three months ended June 30, 1997 and 1998 of 21,078,544 and 25,603,512, respectively. In 1998, conversion of stock options and warrants would have been anti-dilutive and, therefore, was not considered in diluted EPS.

4.   COMMITMENTS AND CONTINGENCIES

     The Company is a defendant in various legal proceedings and claims which arise in the normal course of business. Based on discussions with legal counsel, the Company does not believe that the ultimate resolution of such actions will have a significant effect on the Company's financial position.

     Like other crude oil and natural gas producers, the Company's operations are subject to extensive and rapidly changing federal and state environmental regulations governing emissions into the atmosphere, waste water discharges, solid and hazardous waste management activities and site restoration and abandonment activities. The Company does not believe that any potential liability, in excess of amounts already provided for, would have a significant effect on the Company's financial position; however, an unfavorable outcome could have a material adverse effect on the current year results.

     The Company has entered into certain financial arrangements which act as a hedge against price fluctuations in future crude oil and natural gas production. Gains and losses on these transactions are recorded in operating revenues when the future production sale occurs. The Company has 15,000 million British thermal units ("Mmbtu") of natural gas production per day hedged over the period from July 1998 through August 1998, at a minimum price of $2.00 per Mmbtu and a maximum price of $2.54 per Mmbtu. At June 30, 1998, there were no unrealized hedging gains or losses.

     In connection with the acquisition of oil and gas properties in Oklahoma from Amoco Production Company ("Amoco") on December 18, 1997, the Company assumed the responsibility for costs and expenses associated with the assessment, remediation, removal, transportation and disposal of the asbestos or naturally occurring radioactive materials associated with such properties. Additionally, the Company is responsible for all other environmental claims up to approximately $10.3 million and all environmental claims not identified and presented to Amoco by December 18, 1998. The Company is not currently aware of any such claims and is performing an ongoing assessment of the properties to identify all potential environmental claims.

                                                                         ANNEX A
-------------------------------------------------------------------------------

                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                COHO ENERGY, INC.

                                       AND

                                 HM 4 COHO, L.P.




                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)




                               OCTOBER ___ , 1998

-------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                    ARTICLE I

                                   DEFINITIONS

Section 1.1       Definitions..................................................1
Section 1.2       References and Titles........................................7

                                   ARTICLE II

                            PURCHASE OF COMMON STOCK

Section 2.1       Purchase of Shares...........................................7

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

Section 3.1       Representations and Warranties of the Company................8
Section 3.2       Representations and Warranties of Purchaser.................30

                                   ARTICLE IV

                                    COVENANTS

Section 4.1       Furnishing of Information...................................32
Section 4.2       Shareholder Approval; Proxy Statement.......................32
Section 4.3       Nasdaq Listing..............................................32
Section 4.4       Affirmative Covenants of the Company........................32
Section 4.5       Negative Covenants of the Company...........................33
Section 4.6       Approvals...................................................35
Section 4.7       Shareholder Agreement and Monitoring Agreement..............35
Section 4.8       HSR Act Notification........................................35
Section 4.9       Indemnification of Directors; Insurance.....................36
Section 4.10      Notification of Certain Matters.............................37
Section 4.11      Board of Directors..........................................37

                                    ARTICLE V

                         CONDITIONS PRECEDENT TO CLOSING

Section 5.1       Conditions Precedent to Each Party's Obligation.............37


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



Section 5.2       Conditions Precedent to Obligation of Purchaser at the Closing...............38
Section 5.3       Conditions Precedent to Obligations of Company at the Closing................39

                                   ARTICLE VI

                                     CLOSING

Section 6.1       Closing......................................................................39
Section 6.2       Actions to Occur at the Closing..............................................40

                                   ARTICLE VII

                                   TERMINATION

Section 7.1       Termination..................................................................41
Section 7.2       Effect of Termination........................................................42

                                  ARTICLE VIII

                                 INDEMNIFICATION
Section 8.1       Indemnification of Purchaser.................................................42
Section 8.2       Indemnification of Company...................................................42
Section 8.3       Defense of Third-Party Claims................................................42
Section 8.4       Direct Claims................................................................43
Section 8.5       Tax Related Adjustments......................................................43

                                   ARTICLE IX

                                  MISCELLANEOUS

Section 9.1       Survival of Provisions.......................................................44
Section 9.2       No Waiver; Modification in Writing...........................................44
Section 9.3       Specific Performance.........................................................44
Section 9.4       Severability.................................................................45
Section 9.5       Fees and Expenses............................................................45
Section 9.6       Parties in Interest..........................................................46
Section 9.7       Notices......................................................................46
Section 9.8       Counterparts.................................................................47
Section 9.9       Entire Agreement.............................................................47
Section 9.10      Governing Law................................................................47
Section 9.11      Public Announcements.........................................................47
Section 9.12      Assignment...................................................................47
Section 9.13      Director and Officer Liability...............................................48
Section 9.14      Effect of Amendment and Restatement..........................................48


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




                                    EXHIBITS

Exhibit A        Form of Amended and Restated Shareholder Agreement
Exhibit B        Form of Legal Opinion of Fulbright & Jaworski L.L.P.
Exhibit C        Amended and Restated Financial Advisory Agreement
Exhibit D        Form of Monitoring and Oversight Agreement
Exhibit E        Form of Indemnification Agreement


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



                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT


         AMENDED AND RESTATED STOCK PURCHASE AGREEMENT, dated as of
October ___, 1998 to be effective as of August 21, 1998 (the "Effective Date"), by and between Coho Energy, Inc., a Texas corporation (the "Company"), and HM 4 Coho, L.P., a Texas limited partnership (together with its permitted assigns, "Purchaser").

         WHEREAS, on August 21, 1998, the Company and the Purchaser entered into a Stock Purchase Agreement (the "Original Agreement"); and

         WHEREAS, the Company and the Purchaser now desire to amend and restate the Original Agreement in its entirety as set forth below, such amendment and restatement to be effective as of the Effective Date;

         In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "Additional D&O Policies" has the meaning set forth in Section 4.9(b).

         "Affiliate" means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

         "Agreement" means this Amended and Restated Stock Purchase Agreement, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof.

         "Alternative Transaction" has the meaning set forth in Section 4.4(e).

         "Approval" means any approval, authorization, grant of authority, consent, order, qualification, permit, license, variance, exemption, franchise, concession, certificate, filing or registration, or any waiver of the foregoing, or any notice, statement or other communication required to be filed with or delivered to any Governmental Entity or any other Person.

         "Articles of Amendment" means articles of amendment to the Articles of Incorporation increasing the number of authorized shares of Common Stock to 100,000,000 to be submitted to the shareholders of the Company for their approval at the Shareholders' Meeting.

         "Articles of Incorporation" means the Articles of Incorporation of the Company as amended to the Effective Date and as filed with the Secretary of State of the State of Texas.

         "Authorized Preferred Stock" has the meaning set forth in
Section 3.1(c)(i).

         "Benefit Program or Agreement" has the meaning set forth in
Section 3.1(q)(i).

         "Board" means the Board of Directors of the Company or any committee authorized by such Board of Directors to perform any of its obligations thereunder.

         "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York, New York or Dallas, Texas generally are authorized or required by law or other government actions to close.

         "Bylaws" means the bylaws of the Company as amended to the Effective Date.

         "Closing" has the meaning set forth in Section 6.1.

         "Closing Date" has the meaning set forth in Section 6.1.

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder as in effect on the Effective Date.

         "Common Stock" means the Company's common stock, par value $.01 per share.

         "Commonly Controlled Entity" has the meaning set forth in
Section 3.1(q).

         "Company" has the meaning set forth in the introductory paragraph hereof.

         "Company Disclosure Schedule" has the meaning set forth in Section 3.1.

         "Company Indemnified Costs" means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Company Indemnified Parties incurs and that arise out of (i) any breach or default by Purchaser of any of the representations or warranties under this Agreement or any agreement or document executed in connection herewith or (ii) any breach by Purchaser of any of the covenants or agreements under this Agreement or any other Transaction Documents.

         "Company Indemnified Parties" means each of the Company and its Subsidiaries and each officer, director, employee, stockholder and Affiliate of the Company.

         "Company Options" has the meaning set forth in Section 3.1(c).

         "Company SEC Documents" has the meaning set forth in Section 3.1(e).

         "Contracts" means all agreements, contracts, or other binding commitments, arrangements or plans, written or oral (including any amendments and other modifications thereto), to which the Company or any of its Subsidiaries is a party or is otherwise bound.

         "Credit Facility" has the meaning set forth in Section 3.1(i).

         "Cure Period" has the meaning set forth in Section 7.1(b)(i).

         "Debt", without duplication, means (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company and its Subsidiaries, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (b) all deferred indebtedness of the Company and its Subsidiaries for the payment of the purchase price of property or assets purchased, (c) all obligations of the Company and its Subsidiaries to pay rent or other payment amounts under a lease of real or personal property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (d) any outstanding reimbursement obligation of the Company or its Subsidiaries with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company or its Subsidiaries, (e) any payment obligation of the Company or its Subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (f) all indebtedness for borrowed money secured by any Lien existing on property owned by the Company or its Subsidiaries, whether or not indebtedness secured thereby shall have been assumed, (g) all guaranties, endorsements, assumptions and other contingent obligations of the Company or its Subsidiaries in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others, (h) all other short-term and long-term liabilities of the Company or its Subsidiaries of any nature, other than accounts payable and accrued liabilities incurred in the ordinary course of business, and (i) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by the Transaction Documents regardless if any of such are actually paid.

         "Effective Date" has the meaning set forth in the introductory paragraph hereof.

         "Environmental Laws" has the meaning set forth in Section 3.1(u)(A).


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



         "ERISA" has the meaning set forth in Section 3.1(q)(i).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Financial Advisory Agreement" means that certain Amended and Restated Financial Advisory Agreement between the Company and HMCo of even date herewith attached as Exhibit C hereto.

         "GAAP" has the meaning set forth in Section 3.1(e).

         "Governmental Entity" means any agency, bureau, commission, court, authority, department, official, political subdivision, tribunal or other instrumentality of any government, whether (i) regulatory, administrative or otherwise, (ii) federal, state or local or (iii) domestic or foreign.

         "Hazardous Materials" has the meaning set forth in Section 3.1(u)(B).

         "HMCo" has the meaning set forth in Section 6.2.

         "HSR Act" has the meaning set forth in Section 3.1(d)(iii).

         "Indemnification Agreement" has the meaning set forth in
Section 4.9(a).

         "Indemnified Parties" means the Purchaser Indemnified Parties or the Company Indemnified Parties, as the case may be.

         "Indemnifying Party" means any person who is obligated to provide indemnification hereunder.

         "Intangible Property" has the meaning set forth in Section 3.1(t).

         "IRS" has the meaning set forth in Section 3.1(p)(ii).

         "knowledge" has the meaning set forth in Section 3.1(j).

         "Law" means any constitutional provision, statute or other law, ordinance, rule, regulation or interpretation of any thereof and any Order of any Governmental Entity (including environmental laws).

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in or on such asset or the revenues or income thereon or therefrom.

         "Litigation" has the meaning set forth in Section 3.1(k).

         "Material Adverse Effect" or "Material Adverse Change" means any effect, change, event or occurrence that is materially adverse to the business, operations, properties, condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Company and its Subsidiaries taken as a whole.

         "Material Contracts" has the meaning given it in Section 3.1(l)(i).

         "Monitoring Agreement" means that certain Monitoring and Oversight Agreement to be entered into between the Company and HMCo. in the form of Exhibit D hereto.

         "Nasdaq" means the Nasdaq Stock Market.

         "Oil and Gas Properties" has the meaning set forth in Section 3.1(bb).

         "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

         "PBGC" has the meaning set forth in Section 3.1(q)(ii).

         "Plan" has the meaning set forth in Section 3.1(q)(i).

         "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

         "Proxy Statement" has the meaning set forth in Section 3.1(d)(iii).

         "Purchase Price" has the meaning set forth in Section 2.1(b).

         "Purchaser" has the meaning set forth in the introductory paragraph hereto.

         "Purchaser Designees" has the meaning set forth in Section 4.11.

         "Purchaser Indemnified Costs" means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Purchaser Indemnified Parties incurs and that arise out of (i) any breach or default by the Company of any of the representations or warranties under this Agreement or any agreement or document executed in connection herewith, (ii) any breach by the Company of any of the covenants or agreements (other than breaches of covenants to be performed by the Company after the Closing) of the Company under this Agreement or any other Transaction Document executed in connection herewith or (iii) are incurred in connection with any litigation or proceedings brought by any shareholder of the Company (whether such action is brought in such shareholder's name or derivatively on behalf of the Company) in respect of the transactions contemplated by this Agreement.


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



         "Purchaser Indemnified Parties" means Purchaser and each officer, director, employee, stockholder and Affiliate of Purchaser.

         "Purchaser's Expenses" means all reasonable out-of-pocket fees, costs and expenses incurred by Purchaser in connection with its due diligence efforts or the transactions contemplated by this Agreement, including (i) fees, costs and expenses of its accountants and counsel and (ii) fees paid to any Governmental Entity, but expressly excluding any fees paid to Credit Suisse First Boston Corporation, Purchaser's financial advisor.

         "Release" has the meaning set forth in Section 3.1(u)(C).

         "Remedial Action" has the meaning set forth in Section 3.1(u)(D).

         "Reserve Report" means the most recent reserve information prepared by the Company's engineers estimating the proved reserves attributable to the Oil and Gas Properties as of December 31, 1997 and described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

         "Rights Agreement" has the meaning set forth in Section 3.1(x).

         "Rule 144" means Rule 144 under the Securities Act of 1933, as amended, and any successor rule thereto.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Shareholder Agreement" means the Amended and Restated Shareholder Agreement to be entered into among the Company, Purchaser and the other party thereto, substantially in the form attached hereto as Exhibit A.

         "Shareholders' Meeting" has the meaning set forth in Section 4.2.

         "Share Issuance" has the meaning set forth in Section 3.1(c)(ii).

         "Shares" means the shares of Common Stock purchased by Purchaser at the Closing.

         "Stock Plans" means the Company's 1993 Stock Option Plan, as amended, and the 1993 NonEmployee Director Stock Option Plan, as amended.

         "Subsidiary" means, (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by the Company, by a Subsidiary of the Company or by the Company and another Subsidiary, or (ii) any other Person (other than a corporation) in which the Company, a Subsidiary or the Company and a Subsidiary, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

         "Tax" or "Taxes" has the meaning set forth in Section 3.1(p).

         "Tax Return" has the meaning set forth in Section 3.1(p).

         "Transaction Documents" means this Agreement, the Shareholders Agreement and any other documents executed in connection herewith or therewith.

         "Transfer" has the meaning set forth in Section 3.2(e).

         Section 1.2 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.


                                   ARTICLE II

                            PURCHASE OF COMMON STOCK

         Section 2.1       Purchase of Shares.

                  (a) Subject to the terms and conditions herein set forth, at the Closing the Company will issue and sell to Purchaser, and Purchaser will purchase from the Company, 41,666,666 shares of Common Stock.

                  (b) The purchase price payable for the Shares to be purchased hereunder shall be $6.00 per Share (or $249,999,996 in the aggregate) (the "Purchase Price").

                  (c) Delivery of the Shares shall be made at the Closing by delivery to Purchaser, against payment of the Purchase Price therefor as provided herein, of a share certificate representing the total number of Shares.

                  (d) Payment of the Purchase Price for the Shares to be purchased hereunder shall be made by or on behalf of Purchaser by wire transfer of immediately available funds to an account of the Company (the number for which account shall have been furnished to Purchaser at least two Business Days prior to the Closing Date).


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         Section 3.1 Representations and Warranties of the Company. The Company represents and warrants to Purchaser as follows (such representations and warranties shall be deemed to have been made beginning on the Effective Date, in each case as qualified by matters reflected on the disclosure schedule dated as of the Effective Date and delivered by the Company to Purchaser on or prior to the Effective Date (the "Company Disclosure Schedule") and made a part hereof by reference):

                  (a) Organization, Standing and Power. Each of the Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate or other such entity power and authority to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered (or, in the case of the Company's Subsidiaries, made available) to Purchaser prior to the execution of this Agreement complete and correct copies of its Articles of Incorporation and Bylaws, as in effect on the Effective Date, and the certificate of incorporation and bylaws (or comparable organizational documents) of its Subsidiaries, in each case as amended to the Effective Date.

                  (b) Subsidiaries. Schedule 3.1(b)(i) of the Company Disclosure Schedule sets forth a true and complete list, as of the Effective Date, of each Subsidiary of the Company, together with the jurisdiction of incorporation or organization and the percentage of each Subsidiary's outstanding capital stock (or other voting or equity securities or interests, as applicable) owned by the Company or another Subsidiary of the Company. Except as set forth in Schedule 3.1(b)(ii) of the Company Disclosure Schedule, all the outstanding shares of capital stock (or other voting or equity securities or interests, as applicable) of each Subsidiary of the Company have been validly issued and (with respect to corporate Subsidiaries) are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens. Except for the capital stock of its Subsidiaries and the partnership interests listed in
Schedule 3.1(b)(iii) of the Company Disclosure Schedule, as of the Effective Date, the Company does not own, directly or indirectly, any capital stock (or other voting or equity securities or interests, as applicable) of any corporation, limited liability company, partnership, joint venture or other entity.

                  (c)      Capital Structure.

                           (i) The authorized capital stock of Company consists of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (the "Authorized Preferred Stock"). (A) 25,603,512 shares of Common Stock are issued and outstanding, (B) no shares of Authorized Preferred Stock are issued and outstanding, (C) no shares of Common Stock are held by the Company in its treasury and (D) no shares of Common Stock are held by any of the Company's Subsidiaries.

                           (ii) As of the Effective Date, there are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which holders of Common Stock or Authorized Preferred Stock may vote, including without limitation the approval of the Articles of Amendment and issuance of the Shares to the Purchaser (the "Share Issuance").

                           (iii) Except as set forth in Schedule 3.1(c)(iii) of the Company Disclosure Schedule, there are no outstanding warrants, stock options, stock appreciation rights or other rights to receive any capital stock of the Company granted under the Stock Plans or otherwise. Schedule 3.1(c)(iii) of the Company Disclosure Schedule sets forth a complete and correct list, as of the Effective Date, of the number, class and series of shares subject to all warrants, options, stock appreciation rights or other rights to receive any of the capital stock of the Company (collectively, "Company Options"), and the exercise or base prices thereof. Except for the Company Options and, except as set forth above or in Schedule 3.1(c)(iii) of the Company Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock (or other voting or equity securities or interests, as applicable) of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Schedule 3.1(c)(iii) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or other voting or equity securities or interests, as applicable) of the Company or any of its Subsidiaries.

                           (iv) All outstanding shares of capital stock (or other voting or equity securities or interests, as applicable) of the Company and its Subsidiaries are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights.

                           (v) Except as contemplated hereby or in the other Transaction Documents or as set forth in Schedule 3.1(c)(iii) of the Company Disclosure Schedule, there are not as of the Effective Date and there will not be at the time of the Closing any shareholder agreements, voting agreements or trusts, proxies or other agreements or contractual obligations to which the Company or any Subsidiary is a party or bound with respect to the voting or disposition of any shares of the capital stock (or other voting or equity securities or interests, as applicable) of the Company or any of its Subsidiaries and, to the Company's knowledge, as of the Effective Date, there are no other shareholder agreements, voting agreements or trusts, proxies or other agreements or contractual obligations among the shareholders of the Company with respect to the voting or disposition of any shares of the capital stock (or other voting or equity securities or interests, as applicable) of the Company or any of its Subsidiaries.

                  (d)      Authority; No Violations; Approvals.

                           (i) The Board has approved this Agreement and each of the transactions contemplated hereby, and declared this Agreement to be in the best interests of the shareholders of the Company. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate each of the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of each of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, other than the approval of the Articles of Amendment and the Share Issuance by the requisite votes of the shareholders of the Company as provided in Section 4.2. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Purchaser, constitutes a valid and binding obligation of Company enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                           (ii) Except as set forth in Schedule 3.1(d)(ii) of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, or otherwise result in a material detriment to the Company or any of its Subsidiaries under, any provision of (A) the Articles of Incorporation or Bylaws or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, other agreement or Approval applicable to the Company or any of its Subsidiaries, (C) any joint venture or other ownership arrangement or (D) assuming the Approvals referred to in
         Section 3.1(d)(iii) are duly and timely obtained or made, any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) or (D), any such conflicts, violations, defaults, rights, Liens, detriments, Laws or Orders that, individually or in the aggregate, have not had and could not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

                           (iii) No Approval from any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Document by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for:
         (A) if applicable, the filing of a notification report by Company under the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of (x) a proxy statement in preliminary and definitive form relating to the meeting of the shareholders of the Company to be held in connection with the approval of the Articles of Amendment and the Share Issuance (the "Proxy Statement") and (y) such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby; (C) such Approvals as may be required by any applicable state securities or "blue sky" laws; (D) such Approvals as may be required by any foreign securities, corporate or other Laws; and (E) any such Approval the failure of which to be made or obtained has not had and could not reasonably be expected (1) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (2) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

                  (e) SEC Documents. The Company has made available to Purchaser a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 1995 and prior to or on the Effective Date(the "Company SEC Documents"), which are all the documents (other than preliminary materials) that the Company was required to file with the SEC between December 31, 1995 and the Effective Date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the

Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the Company SEC Documents, there are no agreements, arrangements or understandings between the Company and any party who is or was at any time prior to the Effective Date but after December 31, 1996 an Affiliate of the Company that are required to be disclosed in the Company SEC Documents.

                  (f) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date mailed to shareholders of the Company or at the time of the Shareholders' Meeting or as of the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Shareholders Meeting any event with respect to the Company or any of its Subsidiaries, or with respect to other information in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the shareholders of the Company. The Proxy Statement, insofar as it relates to the Company or its Subsidiaries, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                  (g) Absence of Certain Changes or Events. Except as disclosed in Schedule 3.1(g) to the Company Disclosure Schedule or as disclosed in, or reflected in the financial statements included in, the Company SEC Documents, or except as contemplated by this Agreement, since December 31, 1997, each of the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not occurred: (i) any event that would have been prohibited by Section 4.5 if the terms of such Section had been in effect as of and after December 31, 1997; (ii) any material casualties affecting the Company or any of its Subsidiaries or any material loss, damage or destruction to any of their respective properties or assets, including the Oil and Gas Properties; or (iii) any event, circumstance or fact that has had or could reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

                  (h) No Undisclosed Material Liabilities. Except as disclosed in the Company SEC Documents, there are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of March 31, 1998 (including the notes thereto) contained in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998; (ii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 1998; and (iii) liabilities arising under the Transaction Documents.

                  (i) No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) Articles of Incorporation or Bylaws of the Company or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, instrument, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, or (iii) any Law applicable to the Company or any of its Subsidiaries, except in the case of clause (ii) and (iii), for violations or defaults that, individually or in the aggregate, have not had and could not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents. The Company (i) is not in breach of or default under any financial covenant under the Company's Fourth Amended and Restated Credit Agreement among the Company, its Subsidiaries, Banque Paribas, Houston Agency, and the other parties thereto dated December 18, 1997 (the "Credit Facility") and (ii) does not have any reason to believe that it will be in breach of or default under any financial covenant under the Credit Facility as of the next date on which the Company is required to be in compliance with any such financial covenant (other than any breaches or defaults which the Company reasonably believes will be waived by the lenders under the Credit Facility).

                  (j) Compliance with Applicable Laws. The Company and each of its Subsidiaries has in effect all Approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses, and there has occurred no default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) under any such Approval, except for failures to obtain, or for defaults or violations under, Approvals which failures, defaults or violations, individually or in the aggregate, have not had and could not reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents. Except as disclosed in the Company SEC Documents, the businesses of the Company and its Subsidiaries are in compliance with all applicable Laws and Orders, except for possible noncompliance, which individually or in the aggregate, has not had and could not reasonably be expected to have any effect referred to in clause (i), (ii) or (iii) above. No investigation or review by any Governmental Entity with respect to the Company, any of its Subsidiaries, the transactions contemplated by this Agreement and the other Transaction Documents, is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated to the Company or any of its Subsidiaries any intention to conduct the same, other than those the outcome of which, individually or in the aggregate, has not had and could not reasonably be expected to have any effect referred to in clause (i), (ii) or (iii) above. For purposes of this Agreement "knowledge" means the actual knowledge of the officers, directors or senior managers of Purchaser or the Company, as the case may be, after reasonable inquiry.

                  (k) Litigation. Except as disclosed in the Company SEC Documents or Schedule 3.1(k) of the Company Disclosure Schedule, there is no suit, action, proceeding or indemnification claim, at law or in equity, pending before any Governmental Entity, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries ("Litigation"), and the Company is not a party to any Litigation, and the Company and its Subsidiaries have no knowledge of any facts that are likely to give rise to any Litigation, that (in any case) has had or could reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents, nor is there any Order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries which has had or could reasonably be expected to have any effect referred to in clause (i), (ii) or (iii) above. Schedule 3.1(k) of the Company Disclosure Schedule contains an accurate and complete list of all Litigation and all Orders to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties are bound.

                  (l)      Certain Agreements; Contract Interests.

                           (i) Except as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 and Schedule 3.1(l)(i) of the Company Disclosure Schedule, there are no
         (A) employment or consulting Contracts (unless such employment or consulting Contracts are terminable without liability or penalty on 30 days or less notice), (B) Contracts under which any party thereto remains obligated to provide goods or services having a value, or to make payments aggregating (for Debt or otherwise), in excess of $1,000,000 per year, (C) other Contracts that are material to the Company and its Subsidiaries, taken as a whole, or their respective business, and (D) Contracts with Affiliates, in any such case, to which the Company or any Subsidiary is a party or to which the Company or any Subsidiary or their respective assets is bound (such Contracts disclosed or required to be disclosed, the "Material Contracts"). Each Material Contract is a valid and binding obligation of the Company or one of its Subsidiaries and, to the knowledge of the Company, of each party thereto other than the Company or its respective Subsidiary and is in full force and effect without amendment.

                           (ii) The Company or the relevant Subsidiary and, to the knowledge of the Company, each other party to the Material Contracts, has performed in all material respects the obligations required to be performed by it under the Material Contracts and is not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder.

                           (iii) Schedule 3.1(l)(iii) of the Company Disclosure
         Schedule identifies, as to each Material Contract listed thereon, (A) whether the consent of the other party thereto is required, (B) whether notice must be provided to any party thereto (and the length of such notice) and (C) whether any payments are required (and the amount of such payments), in each case in order for such Material Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby and by the other Transaction Documents, and (D) whether such Material Contract can be canceled by the other party without liability to such other party due to the consummation of the transactions contemplated hereby and by the other Transaction Documents.

                           (iv) A complete copy of each written Material Contract and a written description of each oral Material Contract has been made available to Purchaser prior to the Effective Date.

                           (v) Except as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 or in Schedule 3.1(l)(v) of the Company Disclosure Schedule, none of the Company or of its Subsidiaries is a party to any oral or written agreement, plan or arrangement with any employee (whether an employee, consultant or an independent contractor) of the Company or its Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon, or result from, the occurrence of a transaction involving the Company or its Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing severance benefits longer than 45 days or other benefits after the termination of employment or other contractual relationship regardless of the reason for such termination and regardless of whether such termination is before or after a change of control, (C) under which any person may receive payments subject to the tax imposed by Section 4999 of the Code or (D) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                           (vi) The Company has made available to Purchaser (A) true and correct copies of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Debt of the Company or any of its Subsidiaries is outstanding or may be incurred and (B) accurate information regarding the respective principal amounts currently outstanding thereunder.

                  (m) Title to Properties. Except as disclosed in the Company SEC Documents or on Schedule 3.1(m), to the Company Disclosure Schedule, the Company and its Subsidiaries have or will have good and defensible title to all the producing oil and gas properties described in the Company SEC Documents as being owned by them or to be owned by them at the time of the Closing, title investigations have been conducted with respect to such properties in accordance with customary practices in the oil and gas industry, free and clear of any Liens except for (i) Liens for taxes not yet due, and (ii) other Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (n)      Intentionally omitted.

                  (o) Status of Shares. Subject to receipt of the approval of the Share Issuance and the Articles of Amendment by the Company's shareholders as contemplated by Section 4.2, the issuance and sale of the Shares have been duly authorized by all necessary corporate action on the part of the Company and such Shares, when delivered to Purchaser at the Closing against payment therefor as provided herein, will be validly issued, fully paid and non-assessable and the issuance and sale of the Shares is not and will not be subject to preemptive rights of any other shareholder of the Company.

                  (p) Taxes. Except as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 or Schedule 3.1(p) of the Company Disclosure Schedule:

                           (i) Each of the Company, each of its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member has (A) duly filed on a timely basis (taking into account any extensions) all U.S. federal income Tax Returns (as hereinafter defined), and all other material Tax Returns, required to be filed or sent by or with respect to it, and all such Tax Returns are true, correct and complete in all material respects, (B) duly paid or deposited on a timely basis all Taxes (as hereinafter defined) that are shown to be due and payable on or with respect to such Tax Returns (including all required estimated Tax payments sufficient to avoid material under payment penalties), and all material Taxes that are otherwise due and payable (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in the Company's most recent audited financial statements) for which the Company or any of its Subsidiaries may be liable, (C) established reserves that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and its Subsidiaries through the Effective Date, and (D) complied in all material respects with all applicable Laws relating to the reporting, payment and withholding of Taxes that are required to be withheld from payments to employees, independent contractors, creditors, shareholders or any other third party and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

                           (ii) Schedule 3.1(p)(ii) of the Company Disclosure Schedule sets forth (A) the last taxable period through which the federal income Tax Returns of the Company and any of its Subsidiaries have been examined by the Internal Revenue Service ("IRS") or for which the statute of limitations for assessment has otherwise closed and (B) any affiliated, consolidated, combined, unitary or similar group or Tax Return in which the Company or any of its Subsidiaries is or has been a member or joins or has joined in the filing. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable taxing authority have been paid, fully settled or adequately provided for in the Company's most recent audited financial statements. Except as disclosed in or adequately provided for in the Company SEC Documents or disclosed in Schedule 3.1(p)(ii) of the Company Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending, or to the knowledge of the Company, threatened, with regard to any Taxes for which the Company or any of its Subsidiaries would be liable, and no material deficiency for any Taxes has been proposed, asserted or assessed (whether by examination report or prior to completion of examination by means of notices of proposed adjustment or other similar requests or notices) pursuant to such examination against the Company or any of its Subsidiaries by any taxing authority with respect to any period.

                           (iii) Neither the Company nor any of its Subsidiaries has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessment or collection of any income or franchise Taxes for which the Company or any of its Subsidiaries would be liable or (B) a closing agreement pursuant to
         Section 7121 of the Code or any similar provision of state, local, foreign or other income tax Law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits, for the Company or any of its Subsidiaries for any taxable period ending after the Closing Date.

                           (iv) Except as set forth in the Company SEC Documents or Schedule 3.1(p)(iv) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code or that would constitute compensation whose deductibility is limited under
         Section 162(m) of the Code.

                           (v) Except as set forth in the Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under, any tax sharing or allocation agreement or similar agreement or arrangement.

                           (vi) There are no requests for rulings or outstanding subpoenas from any taxing authority for information with respect to Taxes of the Company or any of its Subsidiaries and, to the knowledge of the Company, no material reassessments (for property or ad valorem tax purposes) of any assets or any property owned or leased by the Company or any of its Subsidiaries have been proposed in written form.

                           (vii) No consent to the application of Section 341(f)(2) of the Code has been made or filed by or with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has any application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of its Subsidiaries. To the knowledge of the Company, neither the IRS nor any other taxing authority has proposed in writing, and neither the Company nor any of its Subsidiaries is otherwise required to make, any such adjustment or change in accounting method.

                           (viii) Except as set forth on Schedule 3.1(p)(viii) of the Company Disclosure Schedule, there are no material excess loss accounts or deferred intercompany transactions between the Company and/or any of its Subsidiaries within the meaning of Treas. Reg.
         Section 1.1502-13 or 1.1502-19, respectively.

                  For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Company or any of its Subsidiaries, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority, (ii) any liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated or consolidated group, or arrangement whereby liability of the Company or any of its Subsidiaries for payment of such amounts was determined or taken into account with reference to the liability of any other person for any period and (iii) liability of the Company or any of its Subsidiaries with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

                  "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed by or with respect to the Company or any of its Subsidiaries in respect of any Taxes, including (i) any consolidated federal income tax return in which Company or any of its Subsidiaries is included and (ii) any state, local or foreign income tax returns filed on a consolidated, combined or unitary basis (for purposes of determining Tax liability) in which the Company or any of its Subsidiaries is included.

                  (q)      Employee Benefit Matters.

                           (i) Schedule 3.1(q) of the Company Disclosure Schedule provides a description of each of the following which is sponsored, maintained or contributed to by the Company for the benefit of the employees of the Company, former employees of the Company, directors of the Company, former directors of the Company, or any agents, consultants, or similar representatives providing services to or for the Company, or has been so sponsored, maintained or contributed to within six years prior to the Closing Date for the benefit of such individuals:

                                    (A) each "employee benefit plan," as such
                  term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) ("Plan");

                                    (B) each personnel policy, stock option
                  plan, stock purchase plan, stock appreciation rights, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.1(9)(i) ("Benefit Program or Agreement").

                           (ii) True, correct and complete copies of each of the Plans, related trusts, insurance or group annuity contracts and each other funding or financing arrangement relating to any Plan, including all amendments thereto, have been furnished to Purchaser. There has also been furnished to Purchaser, with respect to each Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description. True, correct and complete copies or descriptions of all Benefit Programs and Agreements have also been furnished to Purchaser. The Purchaser has also been furnished a recent actuarial report or valuation for each Plan subject to Title IV of ERISA. Additionally, the most recent determination letter from the Internal Revenue Service for each of the Plans intended to be qualified under section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), and any outstanding determination letter application for such plans has been furnished.

                           (iii) Except as otherwise set forth on Schedule 3.1(q) of the Company Disclosure Schedule,

                                    (A) The Company has substantially performed
                  all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs and Agreements, and to the knowledge of the Company there have been no defaults or violations by any other party to the Plans, Benefit Programs or Agreements;

                                    (B) All reports and disclosures relating to
                  the Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable Law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

                                    (C) Each of the Plans intended to be
                  qualified under section 401 of the Code satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or, to the knowledge of the Company, operated in a way which would adversely affect such qualified status;

                                    (D) Each Plan, Benefit Program, and
                  Agreement has been administered in material compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements;

                                    (E) There are no actions, suits or claims
                  pending (other than routine claims for benefits) or, to the knowledge of the Company threatened against, or with respect to, any of the Plans, Benefit Programs or Agreements or their assets;

                                    (F) All contributions required to be made to
                  the Plans by the Company on behalf of the Company or its employees pursuant to their terms and provisions have been made timely;

                                    (G) No Plan is subject to Title IV of ERISA;

                                    (H) As to any Plan intended to be qualified
                  under section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of section 411(d)(3) of the Code;

                                    (I) No act, omission or transaction has
                  occurred which would result in imposition on the Company of
                  (1) breach of fiduciary duty liability damages under section 409 of ERISA, (2) a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or (3) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                                    (J) To the knowledge of Company, there is no
                  matter pending (other than routine qualification determination filings) with respect to any of the Plans before the Internal Revenue Service, the Department of Labor or the PBGC;

                                    (K) Each trust funding a Plan, which trust
                  is intended to be exempt from federal income taxation pursuant to section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would materially adversely affect such exempt status;

                                    (L) With respect to any employee benefit
                  plan, within the meaning of section 3(3) of ERISA, which is not listed in Schedule 3.1(q) of the Company Disclosure Statement but which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by any corporation, trade, business or entity under common control with the Company, within the meaning of section 414(b), (c) or (m) of the Code or section 4001 of ERISA ("Commonly Controlled Entity"), (1) no withdrawal liability, within the meaning of section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (2) no liability to the PBGC has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (3) no accumulated funding deficiency, whether or not waived, within the meaning of section 302 of ERISA or section 412 of the Code has been incurred, and (4) all contributions (including installments) to such plan required by section 302 of ERISA and section 412 of the Code have been timely made; and

                                    (M) The execution and delivery of this
                  Agreement and the consummation of the transactions contemplated hereby will not (1) require the Company to make a larger contribution to, or pay greater benefits under, any Plan, Benefit Program or Agreement than it otherwise would or
                  (2) create or give rise to any additional vested rights or service credits under any Plan, Benefit Program, or Agreement.

                           (iv) Except as otherwise set forth in Schedule 3.1(q) of the Company Disclosure Schedule, the Company is not a party to any agreement, nor has it established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

                           (v) Except as otherwise set forth in Schedule 3.1(q) of the Company Disclosure Schedule, no payments have or are expected to be made under the Plans, Benefit Programs and Agreements which, in the aggregate, would result in all or part of such payments not being deductible by the payor under sections 280G and or 162(m) of the Code.

                           (vi) Except as otherwise set forth in Schedule 3.1(q) of the Company Disclosure Schedule, the Company is not a party to or is bound by any severance agreement involving $50,000 or more.

                           (vii) Each Plan which is an "employee welfare benefit plan", as such term is defined in section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

                           (viii) Except as otherwise set forth in Schedule 3.1(q) of the Company Disclosure Schedule, no Plan, Benefit Program or Agreement provides retiree medical or retiree life insurance benefits to any person and the Company is not contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of section 601 through 608 of ERISA and section 4980B of the Code.

                           (ix) As to each Plan described on Schedule 3.1(q) of the Company Disclosure Schedule which is a multiemployer plan within the meaning of section 3(37) of ERISA, Schedule 3.1(i) of the Company Disclosure Schedule accurately describes the dollar amount of withdrawal liability which would be owed by the Company to such Plan if the Company ceased contributing to such Plan immediately after consummation of the transaction contemplated by this Agreement.

                           (x) Except as otherwise set forth in Schedule 3.1(q) of the Company Disclosure Schedule, no Plan, Benefit Program or Agreement provides that payments pursuant to such Plan, Benefit Program or Agreement may be made in securities of the Company or a Commonly Controlled Entity, nor does any trust maintained pursuant to any Plan, Benefit Program or Agreement hold any securities of the Company or a Commonly Controlled Entity.

                  (r) Schedule 3.1(r) of the Company Disclosure Schedule sets forth by number and employment classification the approximate numbers of employees employed by the Company as of the Effective Date, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements with the Company. Except as otherwise set forth in
Schedule 3.1(r) of the Company Disclosure Schedule, the Company has not at any time on or after January 1, 1995 had or, to the knowledge of Company, been threatened with any work stoppages or other labor disputes or controversies with respect to its employees which had a material adverse effect on the Company.

                  (s) Labor Matters. Except as set forth in Schedule 3.1(s) of the Company Disclosure Schedule or in the Company SEC Documents:

                           (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

                           (ii) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened, that, individually or in the aggregate, has had or could reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

                           (iii) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened, that, individually or in the aggregate, has had or could reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

                           (iv) there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened, against or involving the Company or any of its Subsidiaries that, individually or in the aggregate, has had or could reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

                           (v) The Company and each of its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that, individually or in the aggregate, has not had and could not reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents; and

                           (vi) There is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, in respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries pursuant to the Articles of Incorporation or Bylaws of the Company or any provision of the comparable charter or organizational documents of any of its Subsidiaries, as provided in any indemnification agreement to which the Company or any Subsidiary of the Company is a party or pursuant to applicable Law that, individually or in the aggregate, has had or could reasonably be expected to (A) have a Material Adverse

         Effect on the Company, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

                  (t) Intangible Property. The Company and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of the Company and its Subsidiaries (collectively, the "Intangible Property"), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, has not had and could not reasonably be expected to (i) have a Material Adverse Effect on the Company,
(ii) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents. All of the Intangible Property is owned or licensed by the Company or its Subsidiaries free and clear of any and all Liens, except those that, individually or in the aggregate, have not had and could not reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents, and neither the Company nor any such Subsidiary has forfeited or otherwise relinquished any Intangible Property which forfeiture, individually or in the aggregate, has had or could reasonably be expected to have any effect referred to in clause (i), (ii) or
(iii) above. To the knowledge of the Company, the use of the Intangible Property by the Company or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person and there have been no claims made and neither the Company nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, has not had and could not reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

                  (u)      Environmental Matters.

                  For purposes of this Agreement:

                           (A) "Environmental Laws" means all federal, state and local laws (including common laws), rules, regulations, ordinances, orders, decrees of any Governmental Entity, whether now in existence or hereafter enacted and in effect at the time of Closing, relating to pollution or the protection of human health, safety or the environment of any jurisdiction in which the applicable party hereto owns or operates assets or conducts business or owned or operated assets or conducted business (whether or not through a predecessor entity) (including ambient air, surface water, groundwater, land surface, subsurface strata, natural resources or wildlife), including laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of solid waste or Hazardous Materials, and any similar laws, rules, regulations, ordinances, orders and decrees of any foreign jurisdiction in which the applicable party hereto owns or operates assets or conducts business;

                           (B) "Hazardous Materials" means (x) any radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls or transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (y) any chemicals, materials or substances which are now defined as or included in the definition of "solid wastes," "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances" or "toxic pollutants," or words of similar import, under any Environmental Law and (z) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its Subsidiaries operates (for purposes of this Section 3.1(t)).

                           (C) "Release" means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its Subsidiaries; and

                           (D) "Remedial Action" means all actions, including any capital expenditures, required by a Governmental Entity or required under any Environmental Law, or voluntarily undertaken to (w) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (x) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare of the indoor or outdoor environment; (y) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (z) bring the applicable party into compliance with any Environmental Law.

                  Except as disclosed in the Company SEC Documents or on
         Schedule 3.1(u) of the Company Disclosure Schedule:

                           (i) The operations of the Company and its Subsidiaries have been conducted, are and, as of the Closing Date, will be, in compliance with all Environmental Laws, except where the failure to so comply, individually or in the aggregate, has not had and could not reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

                           (ii) The Company and its Subsidiaries have obtained and will maintain all permits, licenses and registrations, or applications relating thereto, and have made and will make all filings, reports and notices required under applicable Environmental Laws for the continued operations of their respective businesses, except such matters the lack or failure of which, individually or in the aggregate, has not had and could not reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

                           (iii) The Company and its Subsidiaries are not subject to any outstanding written orders issued by, or contracts with, any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action, (C) any Release or threatened Release of a Hazardous Material or petroleum or petroleum products or (D) an assumption of responsibility for environmental liabilities of another person, except such orders or contracts the compliance with which, individually or in the aggregate, has not had and could not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

                           (iv) The Company and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability, individually or in the aggregate, has not had and could not reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

                           (v) Neither the Company nor any of its Subsidiaries has any contingent liability in connection with any existing Release of any Hazardous Material or petroleum or petroleum products into the indoor or outdoor environment (whether on-site or off-site) or employee or third party exposure to Hazardous Materials that, individually or in the aggregate, has had or could reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

                           (vi) The operations of the Company or its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous or solid waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the Effective
         Date) or any applicable state equivalent, are in compliance with applicable Environmental Laws, except where the failure to so comply, individually or in the aggregate, has not had and could not reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents; and

                           (vii) To the knowledge of the Company, there is not now on or in any property of the Company or its Subsidiaries or any property for which the Company or its Subsidiaries is potentially liable any of the following: (A) any underground storage tanks or surface impoundments or (B) any on-site disposal of Hazardous Material, any of which ((A) or (B) preceding), individually or in the aggregate, has had or could reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

                  (v) Insurance. Schedule 3.1(v) of the Company Disclosure Schedule sets forth an insurance schedule of the Company's and each of its Subsidiaries' directors' and officers' liability insurance. The Company maintains insurance in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Company and each of its Subsidiaries (taking into account the cost and availability of such insurance).

                  (w) Vote. Pursuant to Section 4.2, the Company will seek, at the Shareholders' Meeting, the approval of (i) the Share Issuance by the affirmative vote of a majority of the total votes cast by the holders of Common Stock present at the Shareholders' Meeting and entitled to vote thereon, and
(ii) the Articles of Amendment by the affirmative vote of the holders of the greater of (A) a majority of the issued and outstanding shares of Common Stock entitled to vote thereon or (B) two-thirds of the shares of Common Stock present at the Shareholders' Meeting in person or by proxy and entitled to vote thereon. There are no approvals required of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby other than as set forth in the preceding sentence.

                  (x) Amendment to Rights Agreement. The Board has taken, or will take, all necessary action to amend the Rights Agreement, dated as of September 13, 1994, as amended (the "Rights Agreement"), between the Company and Chemical Bank, as Rights Agent, so that none of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will cause (i) the rights issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement or (ii) the distribution of Rights Certificates (as defined in the Rights Agreement).

                  (y) Texas Business Combination Law. The Board has approved the acquisition of the Shares by Purchaser prior to Purchaser's "share acquisition date" (as defined in Article 13.02 of the Texas Business Corporation Act) in accordance with the provisions of Article 13.03(A)(1) of the Texas Business Corporation Act.

                  (z) No Brokers or Finders. Except as set forth on Schedule 3.1(z), no agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Company in connection with the negotiation, execution or performance of this Agreement is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement, other than any such fees or commissions that have been disclosed to Purchaser and as to which the Company shall have full responsibility.

                  (aa) Oil and Gas Operations. In those instances in which the Company serves as operator of a well that is currently a producing well or undergoing drilling operations, it has drilled and completed (if applicable) such well, and operated and produced such well, in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and all applicable Laws, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on the Company. All proceeds from the sale of oil, gas and other hydrocarbons produced by the Company are being received by the Company in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $2,000,000 and held in suspense in the ordinary course of business).

                  (bb) Marketing of Production. Except for Contracts listed in the Company SEC Documents or on Schedule 3.1(l) of the Company Disclosure Schedule (with respect to all of which Contracts the Company represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed in accordance with the terms of the relevant Contract), there exist no Material Contracts for the sale of production from the leasehold and other interests in oil gas and other mineral properties owned by the Company or its Subsidiaries (collectively, the "Oil and Gas Properties") other than (i) Contracts pertaining to the sale of production at a price equal to or greater than a price that is the market price from time to time existing in the areas where the Oil and Gas Properties subject to such agreement or arrangement are located, and (ii) Contracts that are cancelable on 60 days notice or less without penalty or detriment.

                  (cc) Prepayments. Neither the Company nor any Subsidiary is obligated, by virtue of a prepayment arrangement, make-up right under a production sales Contract containing a "take or pay" or similar provision, production payment or any other arrangement, to deliver hydrocarbons, or proceeds from the sale thereof, attributable to any of its properties at some future time without then or thereafter being entitled to received payment of the contract price therefor, except where any such arrangement would not have a Material Adverse Effect.

                  (dd) Gas Imbalances. Except as disclosed in the Company SEC Documents, neither the Company nor any Subsidiary has (i) any obligation to deliver gas from the Oil and Gas Properties (or cash in lieu thereof) to other owners of interests in those properties as a result of past production by the Company, any Subsidiary or any of their predecessors in excess of the share to which they were entitled nor (ii) any right to receive deliveries of gas from the Oil and Gas Properties (or cash in lieu there) from other owners of interests in those properties as a result of past production by the company, any Subsidiary or any of their predecessors of less than the share to which they were entitled; in either case where any such gas imbalance would have a Material Adverse Effect.

                  (ee) Customers and Suppliers. None of the current customers or suppliers of the Company has refused, or communicated in writing to the Chief Executive Officer of the Company that it will or may refuse, to purchase or supply products or services from or to the Company or has communicated in writing that it will or may substantially reduce the amount of production, goods or services that it is willing to purchase from or supply to the Company where any such refusal or reduction would have a Material Adverse Effect.

                  (ff) Reserve Report. The Company acknowledges and agrees that Purchaser has been provided with a copy of the Reserve Report. The Company's and each Subsidiary's ownership of the Oil and Gas Properties described in the Reserve Report entitle the respective owner to receive a percentage of the oil, gas and other hydrocarbons produced from each well or unit equal to not less than the percentage set forth in the Reserve Report as the "Net Revenue Interest" for such well or unit and cause the respective owner to be obligated to bear a percentage of the cost of operation of such well or unit not greater than the percentage set forth in the Reserve Report as the "Working Interest" for such well or unit, and to the extent such percentages of production which the respective owner is entitled to receive, and shares of expenses which the respective owner is obligate to bear, may change after the date of such report, such changes were properly reflected (based on reasonable assumptions) in preparing such report. The underlying historical information used for preparation of the Reserve Report was, at the time of delivery, true and correct in all material respects.

                  (gg) Nonconsent Operations. Except as set forth in Schedule 3.1(gg) of the Company Disclosure Schedule, there are no operations on the Oil and Gas Properties in which the Company's or any Subsidiary's commitment would have exceeded $5,000,000, being conducted as of January 1, 1998, or any time thereafter, in which the Company or any subsidiary has elected not to participate.

                  Section 3.2       Representations and Warranties of Purchaser.

                  (a) Organization, Standing and Power. Purchaser is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

                  (b) Authority. Purchaser represents and warrants to the Company that, assuming the accuracy of the representations and warranties of the Company in Section 3.1(d) hereof, (i) the purchase of the Shares to be purchased by it has been duly and properly authorized and this Agreement has been duly executed and delivered by it or on its behalf and constitutes the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity;
(ii) the purchase of the Shares to be purchased by it does not conflict with or violate (A) its certificate of incorporation or bylaws or (B) any law applicable to it in a manner that could materially hinder or impair the completion of any of the transactions contemplated hereby; and (iii) the purchase of Shares to be purchased by it does not impose any penalty or other onerous condition on Purchaser that could materially hinder or impact the completion of any of the transactions contemplated hereby.

                  (c) Litigation. As of the Effective Date, there is no claim, action, suit, inquiry, judicial or administrative proceeding pending or, to the knowledge of Purchaser, threatened against it relating to any of the transactions contemplated by this Agreement or any other Transaction Document.

                  (d) Investment Intent. Purchaser represents and warrants to the Company that the Shares to be acquired by it hereunder are being acquired for its own account for investment and with no intention of distributing or reselling such Shares or any part thereof or interest therein in any transaction which would be in violation of the securities Laws of the United States of America or any state or any foreign country or jurisdiction.

                  (e) Transfer Restrictions. If Purchaser should decide to dispose of any of the Shares to be purchased by it, Purchaser understands and agrees that it may do so only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. In connection with any offer, resale, pledge or other transfer (individually and collectively, a "Transfer") of any Shares other than pursuant to an effective registration statement, the Company may require that the transferor of such Shares provide to the Company an opinion of counsel which opinion shall be reasonably satisfactory in form and substance to the Company, to the effect that such Transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any State or foreign securities Laws. Purchaser agrees to the imprinting, so long as appropriate, of substantially the following legend on certificates representing the Shares:

                           THE SHARES OF COMMON STOCK (THE "SHARES") EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT IT WILL NOT OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER (INDIVIDUALLY AND COLLECTIVELY, A "TRANSFER") THE SHARES EVIDENCED HEREBY, EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT SUCH AS THE EXEMPTION SET FORTH IN RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE). IF THE PROPOSED TRANSFER IS TO BE MADE OTHER THAN PURSUANT TO CLAUSE (A) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AND THE TRANSFER AGENT SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY STATE OR FOREIGN SECURITIES LAW.

         The legend set forth above may be removed if and when the Shares, as the case may be, represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act or the opinion of counsel referred to above has been provided to the Company. The share certificates shall also bear any additional legends required by applicable federal, state or foreign securities Laws, which legends may be removed when, in the opinion of counsel to the Company, the same are no longer required under the applicable requirements of such securities Laws. Purchaser agrees that, in connection with any Transfer of Shares by it pursuant to an effective registration statement under the Securities Act, Purchaser will comply with all prospectus delivery requirements of the Securities Act. The Company makes no representation, warranty or agreement as to the availability of any exemption from registration under the Securities Act with respect to any resale of Shares.

                  (f) Purchaser Status. Purchaser represents and warrants to, and covenants and agrees with the Company that (i) at the time it was offered the Shares, it was, (ii) at the Effective Date, it is, and (iii) at the Closing Date, it will be, an accredited investor as defined in Rule 501(a) under the Securities Act, and has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the Company and an investment in the Shares, and is able to bear the economic risk of such investment.

                                   ARTICLE IV

                                    COVENANTS

         Section 4.1 Furnishing of Information. As long as Purchaser owns Shares representing at least 5% of the aggregate number of shares of Common Stock then outstanding, from and after the Closing Date the Company will promptly furnish to Purchaser all reports filed by it pursuant to Section 13(a) or 15(d) of the Exchange Act (or if the Company is not at the time required to file reports pursuant to said Section 13(a) or 15(d), annual and quarterly reports comparable to those required by Sections 13(a) or 15(d) of the Exchange Act).

         Section 4.2 Shareholder Approval; Proxy Statement. The Company shall take all actions necessary in accordance with the Articles of Incorporation, the Bylaws, the rules of Nasdaq and other applicable Law to call a meeting of its shareholders (the "Shareholders' Meeting") to be held as promptly as practicable after the date hereof for the purpose of approving the Share Issuance and the Articles of Amendment. The Company and Purchaser shall consult with each other in connection with Shareholders' Meeting. The Company shall cause the Board (a) to recommend to the Company's shareholders approval of the Share Issuance and the Articles of Amendment, (b) not to withdraw, modify or change such recommendation and (c) to continue to recommend to the shareholders of the Company the approval and the adoption of such matters. As promptly as practicable after the Effective Date, the Company shall prepare and file with the SEC the Proxy Statement with respect to the approval and adoption by the Company's shareholders of the Share Issuance and the Articles of Amendment. As promptly as practicable after the clearance of the Proxy Statement by the SEC, the Company shall mail the Proxy Statement to its shareholders of record at least 10 calendar days prior to the Shareholders' Meeting and shall use its reasonable best efforts to solicit and obtain the affirmative vote of the requisite percentage of the shareholders of the Company with respect to approval of the Share Issuance and the Articles of Amendment.

         Section 4.3 Nasdaq Listing. The Company filed a listing application with Nasdaq with respect to the Shares promptly after the Effective date. The Company shall submit a revised listing application with Nasdaq with respect to the Shares within five business days after the date hereof and Purchaser shall be entitled to review and comment on such listing application and the submission of any other materials to Nasdaq in connection with the listing of the Shares. The Company shall use its reasonable best efforts to cause the Shares to be approved for listing on Nasdaq, subject to official notice of issuance.

         Section 4.4 Affirmative Covenants of the Company. The Company hereby covenants and agrees that, until the earlier of the Closing or the termination of this Agreement, except as set forth on Schedule 4.4 to the Company Disclosure Schedule, and unless otherwise expressly contemplated by this Agreement or consented to in writing by Purchaser, the Company will and will cause each of its Subsidiaries to:

                  (a) operate its business in the usual and ordinary course consistent with past practices except as contemplated by this Agreement or as provided in or contemplated by the Company Disclosure Schedule;

                  (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers;

                  (c) maintain and keep its properties and assets in as good a repair and condition as at present, ordinary wear and tear excepted, and use commercially reasonable efforts to maintain supplies and inventories in quantities consistent with its customary business practices;

                  (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

                  (e) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Alternative Transaction (as hereinafter defined). For purposes of this Agreement, "Alternative Transaction" shall mean any sale or lease of a material portion of the Company's assets, merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or the acquisition in any manner, directly or indirectly, of a material interest in any voting stock, interests or other securities of, or a material portion of the assets of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

         Section 4.5 Negative Covenants of the Company. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Purchaser or as set forth on Schedule 4.5 to the Company Disclosure Schedule, from the Effective Date until the earlier of the Closing or the termination of this Agreement, the Company shall not do, and shall not permit any of its Subsidiaries to do, any of the following:

                  (a) acquire or agree to acquire (whether pursuant to a definitive agreement, a non-binding letter of intent or otherwise), by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

                  (b) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets or any assets of any of its Subsidiaries, except for pledges or dispositions of assets in the ordinary course of business and consistent with past practice;

                  (c) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, directly or indirectly, any inquiries or the making of any proposal or offer relating to, or that could reasonably be expected to lead to, any Alternative Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Alternative Transaction, or agree to, or endorse, any Alternative Transaction, or authorize or permit any of the officers, directors, employees or agents of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of the Company's Subsidiaries to take any such action, and the Company shall immediately notify Purchaser of all relevant terms of any such inquiries or proposals received by the Company or any of its Subsidiaries or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any proposed Alternative Transaction and if such inquiry or proposal is in writing, the Company shall immediately deliver or cause to be delivered to Purchaser a copy of such inquiry or proposal; provided, however, that nothing contained in this subsection (c) shall prohibit the Board from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Alternative Transaction;

                  (d) release any third party from its obligations under any existing standstill agreement or arrangement relating to an Alternative Transaction or otherwise under any confidentiality or other similar agreement relating to information material to the Company or any of its Subsidiaries;

                  (e) adopt or propose to adopt any amendments to its Articles of Incorporation or Bylaws; reclassify any shares of its capital stock; adopt resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any Subsidiary; or make any other material changes in its capital structure;

                  (f) (i) change any of its significant accounting policies or
(ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, Litigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal or other income Tax purposes from those employed in the preparation of the federal or other income Tax Returns or other Tax Returns for the taxable year ending December 31, 1997, except, in the case of either clause (i) or clause (ii), as may be required by Law or GAAP;

                  (g) other than borrowings in the ordinary course under the Credit Facility, incur any Debt, whether or not evidenced by a note, bond, debenture or similar instrument or under any financing lease, whether pursuant to a sale-and-leaseback transaction or otherwise, which would exceed $5,000,000;

                  (h) make any loans or advances to any Person, other than (i) advances to employees in the ordinary and usual course of business and (ii) transactions among or between the Company and its Subsidiaries with respect to cash management conducted in the ordinary and usual course of the Company's business;

                  (i) declare or pay any dividend or make any other distribution with respect to its capital stock, other than dividends paid by any Subsidiary to the Company or another Subsidiary in the ordinary and usual course of the Company's business;

                  (j) issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any of its capital stock or other securities other than as contemplated herein or pursuant to awards issued and outstanding as of the Effective Date under the Stock Plans or purchase or otherwise acquire any of its capital stock, employee or director stock options, warrants or other equity securities or debt securities;

                  (k) enter into, adopt, or (except as may be required by law) amend or terminate any collective bargaining agreement or any Benefit Plan; approve or implement any employment severance arrangements (other than payments made under the Company's severance policy in accordance with past practice) or retain or discharge any officers and executive management personnel; authorize or enter into any employment, severance, consulting services or other agreement with any officers and executive management personnel; or change the compensation or benefits provided to any director, officer, or employee as of August 1, 1998;

                  (l) materially amend, terminate, or fail to use all commercially reasonable efforts to renew any Material Contract (provided that the Company or its Subsidiaries shall not be required to renew any Material Contract on terms that are less favorable to the Company or its Subsidiaries), or default in any material respect (or take or omit to take any action that, with or without the giving of notice of passage of time, would constitute a material default) under any Material Contract; or

                  (m) agree in writing or otherwise to do any of the foregoing.

         Section 4.6 Approvals. The Company and Purchaser each agree to cooperate and use their best efforts to obtain (and will immediately prepare all registrations, filings and applications, requests and notices preliminary to all) Approvals that may be necessary or which may be reasonably requested by the Company or Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

         Section 4.7 Shareholder Agreement and Monitoring Agreement. On or before the Closing Date, the Company and Purchaser shall enter into the Shareholder Agreement and the Monitoring Agreement.

         Section 4.8 HSR Act Notification. To the extent it is determined that the HSR Act will be applicable to the acquisition of the Shares by Purchaser, each of the parties hereto shall (a) file or cause to be filed, as promptly as practicable after the Effective Date, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated hereby and (b) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning the Transaction, in each case so that the waiting period applicable to this Agreement and the Transaction contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each party hereto agrees to request, and to cooperate with the other party or parties in requesting, early termination of any applicable waiting period under the HSR Act.

         Section 4.9       Indemnification of Directors; Insurance.

                  (a) At or prior to the Closing, the Company shall enter into indemnification agreements with each of its directors substantially in the form of Exhibit E hereto with such changes thereto as may be agreed upon by Purchaser and the Company (each an "Indemnification Agreement"). In addition, at or prior to the Closing the Company shall enter into Indemnification Agreements with each of the Purchaser Designees.

                  (b) At or prior to the Closing Date, the Company shall obtain directors' and officers' liability insurance policies providing an aggregate of $25,000,000 in additional coverage to the coverage provided by the Company's current directors' and officers' insurance policy (the "Additional D&O Policies"). The Company shall use all commercially reasonable efforts to ensure that the Additional D&O Policies shall, in addition to customary coverage, provide coverage for any claims arising out of or relating to the activities of any of the Company's directors and the Purchaser Designees in connection with the transactions contemplated by this Agreement and shall provide coverage for Purchaser and any of its Affiliates with respect to any claims brought against Purchaser or any of its Affiliates arising out of or relating to any act or omission of any director of the Company in his or her capacity as a director of the Company.

                  (c) The Company shall, from and after the Effective Date and for four years from the Closing Date, maintain in effect the current directors' and officers' liability insurance policies maintained by the Company (provided that the Company may substitute therefor policies no less favorable in terms and amounts of coverage so long as substitution does not result in gaps of lapses in coverage) with respect to matters occurring on or prior to the Closing Date; provided, however, that in no event shall the Company be required to expend pursuant to this Section more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance and, in the event the cost of such coverage shall exceed that amount, the Company shall purchase as much coverage as possible for such amount, and in any event the Company shall provide the Covered Parties with the same terms and amounts of coverage as the Company provides to those persons who are directors and officers of the Company at the time such policies terminate.

                  (d) The Company shall amend its existing insurance coverage under the Company's current policies of directors' and officers' liability insurance, or obtain comparable replacement policies on terms no less favorable in terms of coverage and amounts than those in effect on the Effective Date, so that Purchaser's purchase of the Shares pursuant to this Agreement shall not constitute a "change of control" of the Company or otherwise cause any director of the Company or any of persons who become directors of the Company on or after the Closing Date to be excluded from the coverage provided by such insurance policies.

                  (e) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 4.9. The rights of the Covered Parties under this Section shall be in addition to, and not in lieu of, any rights to indemnity that such persons may have under the Articles of Incorporation of the Company or any other provisions herein or in other agreements.

         Section 4.10 Notification of Certain Matters. The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event that causes any representation or warranty contained in any Transaction Document to be untrue or inaccurate at any time from the Effective Date to the Closing Date and
(b) any failure of the Company or Purchaser to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Document.

         Section 4.11 Board of Directors. As of the Effective Date, the Board is comprised of the individuals listed on Schedule 4.11 to the Company Disclosure Schedule. The Company shall take, or cause to be taken, such action as may be necessary or advisable, including increasing the size of the Board by one member, to ensure that simultaneously with the Closing the Board shall consist of nine individuals, including (a) two individuals designated by Purchaser (the "Purchaser Designees"), and (b) the individuals listed in Schedule 4.11 of the Company Disclosure Schedule less one director whose resignation shall be agreed upon by Purchaser and the Company. The Company shall take, or cause to be taken, such action as may be necessary or advisable to ensure that simultaneously with the Closing each of the audit and compensation committees and the executive committee, if any, of the Board shall include one or more of the Purchaser Designees.


                                    ARTICLE V

                         CONDITIONS PRECEDENT TO CLOSING

         Section 5.1 Conditions Precedent to Each Party's Obligation. The respective obligations of Purchaser and the Company to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

                  (a) Approvals. All Approvals of, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained, including the expiration or termination of any applicable waiting period under the HSR Act.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal


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



restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

                  (c) No Action. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

         Section 5.2 Conditions Precedent to Obligation of Purchaser at the Closing. The obligation of Purchaser to effect the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Purchaser:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of the Company contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the Effective Date and as of the Closing Date as though made on and as of the Closing Date, and Purchaser shall have received a certificate to the foregoing effect signed on behalf of the Company and its Subsidiaries by the chief executive officer or by the chief financial officer of the Company.

                  (b) Performance of Obligations. The Company shall have performed in all material respects (provided that any covenant or agreement that is qualified by a materiality standard or Material Adverse Effect qualification shall not be further qualified hereby) all obligations required to be performed by it or them under this Agreement prior to the Closing Date, and Purchaser shall have received a certificate to such effect signed on behalf of the Company and its Subsidiaries by the chief executive officer or by the chief financial officer of the Company.

                  (c) Consents Under Agreements. Purchaser shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of each person that is a party to a Material Contract (including evidence of the payment or any required payment) and whose consent or approval shall be required in order to permit the consummation of each of the transactions contemplated by this Agreement or to prevent a breach of such Contract or the creation of a right to terminate such Contract, and such consent or approval shall be in form and substance reasonably satisfactory to Purchaser.

                  (d) Legal Opinion. Purchaser shall have received from Fulbright & Jaworski L.L.P., corporate counsel to the Company, and its Subsidiaries, an opinion dated the Closing Date, in substantially the form attached as Exhibit B hereto, which opinion, if requested by Purchaser, shall expressly provide that they may be relied upon by Purchaser's lenders, underwriters, or other sources of financing with respect to the transactions contemplated hereby.

                  (e) Nasdaq Listing. The Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.

                  (f) Shareholder Approval. The shareholders of the Company shall have approved the Share Issuance and the Articles of Amendment by the requisite votes at the Shareholders' Meeting.

                  (g) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by the Company pursuant to
Section 6.2(b) shall have been delivered.

         Section 5.3 Conditions Precedent to Obligations of Company at the Closing. The obligation of the Company to effect the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

                  (a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Purchaser contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the Effective Date and as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate to the foregoing effect signed on behalf of Purchaser by the chief executive officer or by the chief financial officer of Purchaser.

                  (b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects (provided that any covenant or agreement that is qualified by a materiality standard shall not be further qualified hereby) the obligations required to be performed by it under this Agreement prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Purchaser by the chief executive officer or by the chief financial officer of Purchaser.

                  (c) Nasdaq Listing. The Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.

                  (d) Shareholder Approval. The shareholders of the Company shall have approved Share Issuance and the Articles of Amendment by the requisite votes at the Shareholders' Meeting.

                  (e) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Purchaser pursuant to
Section 6.2(a) shall have been delivered.


                                   ARTICLE VI

                                     CLOSING

         Section 6.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the purchase and sale of the Shares pursuant to Section 2.1(a) (the "Closing") shall occur (a) at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700,

Dallas, Texas 75201, at 10:00 a.m., local time, on the thirteenth Business Day following the satisfaction or waiver (subject to applicable Law) of each of the conditions to the obligations of the parties to effect the transactions to occur at the Closing as set forth in Sections 5.1, 5.2 and 5.3, respectively, or (b) at such other location and time as may be mutually agreed upon by the parties hereto. The date on which the Closing is required to take place is herein referred to as the "Closing Date." All closing transactions at the Closing shall be deemed to have occurred simultaneously.

         Section 6.2       Actions to Occur at the Closing.

                  (a) At the Closing, Purchaser shall deliver to the Company the following:

                           (i) Purchase Price. The Purchase Price for the Shares in accordance with Article II hereof;

                           (ii) Shareholder Agreement. Counterparts of the Shareholder Agreement executed by Purchaser;

                           (iii) Monitoring Agreement. Counterparts of the Monitoring Agreement executed by Hicks, Muse & Co. Partners, L.P. ("HMCo"); and

                           (iv) Certificates. The certificates described in
Sections 5.3(a) and 5.3(b).

                  (b) At the Closing, the Company shall deliver to Purchaser (or to its designee as indicated otherwise) the following:

                           (i) Share Certificates. Certificates representing the Shares;

                           (ii) Shareholder Agreement. Counterparts of the Shareholder Agreement executed by the Company;

                           (iii) Monitoring Agreement. Counterparts of the Monitoring Agreement executed by the Company;

                           (iv) Purchaser's Expenses. An amount equal to Purchaser's Expenses incurred through the Closing Date in connection with the transactions contemplated hereby as provided in Section 9.5 by wire transfer of immediately available funds to an account of Purchaser (which amount and account number shall have been furnished to the Company at least two Business Days prior to the Closing Date);

                           (v) Certificates. The certificates described in Sections 5.2(a) and 5.2(b);

                           (vi) Consents Under Agreements. The original of each consent or approval, if any, pursuant to Section 5.2(c); and



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



                           (vii) Legal Opinion. The opinion of counsel referred
to in Section 5.2(d).


                                   ARTICLE VII

                                   TERMINATION

         Section 7.1 Termination. This Agreement may be terminated prior to the Closing:

                  (a)      by mutual consent of Purchaser and the Company;

                  (b)      by either Purchaser or the Company:

                           (i) in the event of a breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 5.2(a) or 5.2(b) or Section 5.3(a) or 5.3(b) and (B) cannot be or has not been cured within 20 days (the "Cure Period") following receipt by the breaching party of written notice of such breach (it is acknowledged and agreed that there shall not be a Cure Period for breaches of the covenants set forth in the third sentence of
         Section 4.2 or in Section 4.5(c));

                           (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree, or ruling Purchaser and the Company shall use their best efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable;

                           (iii) if the required approval of the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders, or at any adjournment thereof; or

                           (iv) if the Closing shall not have occurred by the later of (A) the first anniversary of the Effective Date, and (B) the date to which the Closing Date is extended pursuant to Section 6.1; provided, however, that the right to terminate this Agreement under this clause (iv) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

         The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement. Notwithstanding anything in the foregoing to the contrary, a party that is in material breach of this Agreement shall not be entitled to terminate this Agreement except, in the case of a default by the Company, with the consent of Purchaser, or in the case of a default by Purchaser, with the consent of the Company.

         Section 7.2 Effect of Termination. In the event of the termination of this Agreement, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement (except for the provisions of this Section 7.2, Section 4.9, Article VIII and Article IX, which shall survive such termination) shall forthwith become null and void. Subject to the provisions of Section 9.5, in the event of a termination of this Agreement by either the Company or Purchaser as provided above, there shall be no liability on the part of the Company or Purchaser, except for liability arising out of a breach of, or misrepresentation under, this Agreement.


                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 Indemnification of Purchaser. Subject to the provisions of this
Article VIII, the Company agrees to indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Purchaser Indemnified Costs.

         8.2 Indemnification of Company. Subject to the provisions of this
Article VIII, Purchaser agrees to indemnify and hold harmless the Company from and against any and all Company Indemnified Costs.

         8.3 Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to any person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Section 8.3 unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

                  (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys' fees of one counsel (provided that if any such third-party action is brought in a jurisdiction other than Texas, the Indemnifying Party shall also pay the attorney's fees of one local counsel) to the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action,
(ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action,
(iii) counsel to the Indemnified Party shall have reasonably concluded that there may be defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (iv) counsel to the Indemnified Party and the Indemnifying Party shall have advised their respective clients in writing, with a copy delivered to the other party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel), or (v) the third-party action is a proceeding brought by a shareholder of the Company (in such shareholder's name or derivatively on behalf of the Company) in respect of the transactions contemplated by this Agreement;

                  (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business;

                  (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

                  (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time; or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article VIII and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

         8.4 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 8.3 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

         8.5 Tax Related Adjustments. The Company and Purchaser agree that any payment of Indemnified Costs made hereunder will be treated by the parties on their Tax Returns as an adjustment to the Purchase Price. If, notwithstanding such treatment by the parties, any payment of Indemnified Costs is determined to be taxable income rather than adjustment to Purchase Price and counsel to the Indemnified Party shall have advised the Indemnified Party and the Indemnifying Counsel in writing thereof, then the Indemnifying Party shall indemnify the Indemnified Party for any Taxes payable by the Indemnified Party or any subsidiary by reason of the receipt of such payment (including any payments under this Section 8.5), determined at an assumed marginal tax rate equal to the highest marginal tax rate then in effect for corporate taxpayers in the relevant jurisdiction.


                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.1 Survival of Provisions. The representations, warranties and covenants (including the indemnification obligations) of the Company and Purchaser made herein or in any other Transaction Document shall remain operative and in full force and effect pursuant to their terms regardless of (a) any investigation made by or on behalf of Purchaser or the Company, as the case may be, or (b) acceptance of any of the Shares and payment by Purchaser therefor.

         Section 9.2 No Waiver; Modification in Writing. No failure or delay on the part of the Company or a Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or Purchaser at law or in equity. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of the Company, on the one hand, and Purchaser or its permitted assigns, on the other hand, provided that notice of any such waiver shall be given to each party hereto as set forth below. Any amendment, supplement or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any party hereto in any case shall entitle the other party to any other or further notice or demand in similar or other circumstances.

         Section 9.3 Specific Performance. The parties recognize that in the event the Company should refuse to perform under the provisions of this Agreement or any other Transaction Document, monetary damages alone will not be adequate. Purchaser shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement or any other Transaction Document specifically, the Company hereby waive the defense that there is an adequate remedy at law.

         Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

         Section 9.5       Fees and Expenses.

                  (a) At the Closing pursuant to Sections 6.2(b)(iv), the Company shall pay to Purchaser an amount equal to the Purchaser's Expenses incurred through the Closing Date in connection with the transactions contemplated by this Agreement.

                  (b) Concurrently with a termination of this Agreement pursuant to Section 7.1(b)(ii), (iii) or (iv) by the Purchaser or the Company (and as a condition to any such termination by the Company), the Company shall pay to Purchaser by wire transfer of immediately available funds an amount equal to the Purchaser's Expenses.

                  (c) If this Agreement is terminated pursuant to Section 7.1(b)(iii) by the Purchaser or the Company, and within one year of such termination definitive documentation with respect to an Alternative Transaction has been entered into or 50% or more of the outstanding Common Stock has been acquired pursuant to a tender or exchange offer in connection with an Alternative Transaction, then the Company shall pay $3,000,000 to Purchaser in immediately available funds within three Business Days after the occurrence of such event.

                  (d) Pursuant to the terms of the Financial Advisory Agreement, the Company paid to HMCo a transaction fee of $1,250,000 by wire transfer of immediately available funds concurrently with the execution of the Original Agreement. If the shareholders of the Company shall have approved the Share Issuance and the Articles of Amendment on or before December 31, 1998, the Company shall pay HMCo a transaction fee in the amount of $8,750,000 by wire transfer of immediately available funds on the Closing Date. If the shareholders of the Company shall not have approved the Share Issuance and the Articles of Amendment on or before December 31, 1998, the Company shall pay HMCo a transaction fee of $8,750,000 in immediately available funds on December 31, 1998; provided however, that the Company may elect to pay such transaction fee by delivering to HMCo the amount of $3,750,000 in cash by wire transfer of immediately available funds and by issuing to HMCo 1,000,000 shares of Common Stock; provided that such shares shall have been approved for listing on Nasdaq and that all other Approvals with respect to the issuance of such shares shall have been received.

Except as otherwise expressly provided in this Agreement or as provided by Law, all reasonable costs and expenses (including legal fees and expenses) incurred by Purchaser in connection with the consummation of the transactions contemplated hereby and by the other Transaction Documents shall be borne solely and entirely by the Company in addition to its own such costs and expenses.

         Section 9.6 Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, except as set forth in Section 4.9 (which is expressly intended for the benefit of the Covered Parties and shall be enforceable by any of the Covered Parties or any of their respective heirs and representatives) and Article VIII which is intended for the benefit of all Indemnified Parties, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 9.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      If to Purchaser, to:

                           HM 4 Coho, L.P.
                           c/o Hicks, Muse, Tate & Furst Incorporated
                           200 Crescent Court, Suite 1600
                           Dallas, Texas  75201
                           Attention:  Lawrence D. Stuart, Jr.
                           Facsimile:  (214) 740-7313

                           with a copy to:

                           Vinson & Elkins L.L.P.
                           3700 Trammell Crow Center
                           2001 Ross Avenue
                           Dallas, Texas  75201
                           Attention:  Michael D. Wortley
                           Facsimile: (214) 999-7732

                  (b)      If to the Company, to:

                           Coho Energy, Inc.
                           14785 Preston Road, Suite 860
                           Dallas, Texas  75240
                           Attention:  President
                           Facsimile:  (972) 991-2257
                           with a copy to:

                           Fulbright & Jaworski L.L.P.
                           2200 Ross Avenue, Suite 2800
                           Dallas, Texas  75201
                           Attention:  Harva Dockery
                           Facsimile:  (214) 855-8200

         Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

         Section 9.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 9.9 Entire Agreement. This Agreement (which term shall be deemed to include the Exhibits and Schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement.

         Section 9.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

         Section 9.11 Public Announcements. The Company, on the one hand, and Purchaser, on the other, shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, except for statements required by Law or by any listing agreements with any national securities exchange or the National Association of Securities Dealers, Inc., or made in disclosures filed pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934.

         Section 9.12 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of Law or otherwise; provided, however, that upon notice to the Company, (a) Purchaser may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate thereof and (b) nothing in this Agreement shall limit Purchaser's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Purchaser without the consent of the Company. The Company shall execute an acknowledgment of such collateral assignments in such forms as Purchaser's lenders may from time to time reasonably request; provided, however, that unless written notice is given to the Company that any such collateral assignment has been foreclosed upon, the Company shall be entitled to deal exclusively with Purchaser as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Purchaser's assigns. Any attempted assignment in violation of this Section shall be null and void.

         Section 9.13 Director and Officer Liability. The directors, officers, and stockholders of Purchaser and its Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that the Company may assert) other than as an assignee of this Agreement.

         Section 9.14 Effect of Amendment and Restatement. This Agreement constitutes an amendment and restatement of the Original Agreement pursuant to
Section 9.2 of the Original Agreement. The Company and the Purchaser hereby agree that the Original Agreement shall hereinafter be void and of no further force or effect. References to the "Stock Purchase Agreement" contained in any other instrument or document referenced in or executed in conjunction with the Original Agreement shall mean this Agreement.

            [The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first written above to be effective as of August 21, 1998.

                                     COHO ENERGY, INC.



                                     By:
                                        --------------------------------
                                        Jeffrey Clarke
                                        Chief Executive Officer


                                     HM 4 COHO, L.P.

                                     By:      Hicks, Muse Fund IV LLC,
                                              its general partner


                                     By:
                                        --------------------------------
                                        Daniel S. Dross
                                        Senior Vice President



                   [Signature Page - Stock Purchase Agreement]

                                    EXHIBIT A

                                     FORM OF
                              AMENDED AND RESTATED
                              SHAREHOLDER AGREEMENT


         THIS AMENDED AND RESTATED SHAREHOLDER AGREEMENT (this "Agreement"), dated as of __________ 1998, is entered into by and between Coho Energy, Inc., a Texas corporation (the "Company"), HM 4 Coho, L.P., a Texas limited partnership ("Purchaser"), and Energy Investment Partnership No. 1, a Texas general partnership ("EIP"). Purchaser and EIP are each referred to herein as a "Holder."

                                    RECITALS

         WHEREAS, EIP and the Company entered into a prior Shareholder Agreement dated May 12, 1998 (the "Original Agreement"), and in connection with an equity investment in the Company by Purchaser the parties desire to amend and restate the prior agreement in its entirety as follows:


                                    AGREEMENT

         Now, therefor, in consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         Section 1.1       Definitions.

         "Advice" shall have the meaning provided in Section 3.5 hereof.

         "Affiliate means, with respect to any Person, any Person who, directly or indirectly, controls, is controlled by or is under common control with that Person.

         "Affiliated Group", with respect to any Person, means such Person and each Affiliate and Associate (within the meaning of Rule 12b-2 promulgated under the Exchange Act) of such Person and each other Person with whom such Person is acting "as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of" shares (within the meaning of Section 13(d)(3) of the Exchange Act, regardless of whether the Company shall at any time be subject to the requirements of the Exchange Act).

         "Agreement" means this Amended and Restated Shareholder Agreement, as such from time to time may be amended.

         "Common Stock" means shares of the Common Stock, $0.01 par value per share, of the Company, and any capital stock into which such Common Stock thereafter may be changed.

         "Common Stock Equivalents" means, without duplication with any other Common Stock or Common Stock Equivalents, any rights, warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock of the Company and securities convertible or exchangeable into Common Stock of the Company, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

         "Company" shall have the meaning set forth in the introductory paragraph hereof.

         "Demand Registration" shall have the meaning set forth in Section 3.1.1 hereof.

         "Demand Request" shall have the meaning set forth in Section 3.1.1. hereof.

         "EIP" shall have the meaning set forth in the introductory paragraph hereof.

         "EIP Designee" shall have the meaning set forth in Section 2.1.1.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

         "Excluded Registration" means a registration under the Securities Act of (i) securities registered on Form S-8 or any similar successor form and (ii) securities registered to effect the acquisition of or combination with another Person.

         "Holder" shall have the meaning set forth in the introductory paragraph hereof and shall include any direct or indirect transferee of a Holder who shall elect to become a party to this Agreement and also shall include Hicks, Muse & Co. Partners, L.P. if such entity receives shares of Common Stock pursuant to
Section 9.5(d) of the Stock Purchase Agreement. "Holders" shall mean each Holder collectively. If at any time there is more than one Holder, except as otherwise specifically set forth in this Agreement, any notices, designations, consents, or similar actions to be taken by the Holder or Holders hereunder shall be taken by Holders who own a majority of shares of Common Stock owned by all Holders.

         "Holder Designee" shall have the meaning provided in Section 2.1.1 hereof.

         "Inspectors" shall have the meaning provided in Section 3.4 hereof.

         "Material Adverse Effect" shall have the meaning provided in Section
3.1.4 hereof.

         "NASD" shall have the meaning provided in Section 3.4 hereof.

         "Original Agreement" shall have the meaning set forth in the first recital hereof.

         "Other Registrable Shares" shall have the meaning provided in Section
3.1.4 hereof.

         "Person" or "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

         "Purchaser" shall have the meaning set forth in the introductory paragraph hereof.

         "Purchaser Designee" shall have the meaning set forth in Section 2.1.1.

         "Records" shall have the meaning provided in Section 3.4 hereof.

         "Registrable Shares" means at any time the shares of Common Stock of the Company owned by the Holder or Holders whether owned on the date hereof or acquired hereafter; provided, however, that Registrable Shares shall not include any shares (x) the sale of which has been registered pursuant to the Securities Act and which shares have been sold pursuant to such registration, or (y) which have been sold to the public pursuant to Rule 144 of the SEC under the Securities Act.

         "Registration Expenses" shall have the meaning provided in Section 3.6 hereof.

         "Requesting Holder" shall have the meaning provided in Section 3.1.1 hereof.

         "Required Filing Date shall have the meaning provided in Section 3.1.1(b) hereof.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

         "Seller Affiliates" shall have the meaning provided in Section 3.7.1 hereof.

         "Stock Purchase Agreement" means that certain Amended and Restated Stock Purchase Agreement effective as of August 21, 1998 between Purchaser and the Company.

         "Subsidiary" of any Person means (i) a corporation a majority of whose outstanding shares of capital stock or other equity interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, and (ii) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such Person.

         "Suspension Notice" shall have the meaning provided in Section 3.5 hereof.

         Section 1.2 Rules of Construction. Unless the context otherwise requires:

                  (1)      a term has the meaning assigned to it;

                  (2)      "or" is not exclusive;

                  (3) words in the singular include the plural, and words in the plural include the singular;

                  (4) provisions apply to successive events and transactions; and

                  (5) "herein," "thereof" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                                    ARTICLE 2

                MANAGEMENT OF THE COMPANY AND CERTAIN ACTIVITIES

         Section 2.1       Board of Directors.

         2.1.1 Board Representation. Concurrently with the execution of the Original Agreement, the Company caused two nominees of EIP to be appointed to the Board of Directors of the Company (each, an "EIP Designee"). Pursuant to the terms of the Stock Purchase Agreement, at the Closing (as defined in such agreement) the Company shall cause the size of the Board of Directors of the Company to be increased to nine members and cause two nominees of Purchaser (each, a "Purchaser Designee" and, together with the EIP Designees, the "Holder Designees") be to elected or appointed to the Board of Directors. For the purposes of this Article 2, the term "EIP" shall include any Holders that become Holders by being transferees of EIP and the term "Purchaser" shall include any Holders that become Holders by being transferees of Purchaser. The Board of Directors of the Company shall also take all actions necessary to ensure that a Purchaser Designee (in addition to the existing EIP Designee) is appointed to the Compensation Committee and Audit Committee of the Board of Directors, and, if established, the Executive Committee of the Board of Directors. Each Holder Designee shall serve until the next annual meeting of shareholders of the Company and until their respective successors are elected and qualified or until their earlier death, resignation or removal from office. The Company agrees to continue to cause two EIP Designees and two Purchaser Designees to be nominated for election to the Board of Directors of the Company at each annual meeting of the Company's shareholders after the Closing. The Holders agree that no Holder Designee shall be a director or officer of an independent exploration and production company that could reasonably be viewed as a competitor of the Company. To the extent the Company's proxy statement for any annual meeting of shareholders includes a recommendation regarding the election of any other nominees to the Company's Board of Directors, the Company agrees to include a recommendation of its Board of Directors that the shareholders also vote in favor of the Holders' nominees. The Company shall appoint an EIP Designee and a Purchaser Designee serving on the Company's Board of Directors to be members of the Compensation Committee and Audit Committee of the Board of Directors and, if established, the Executive Committee of the Board of Directors. The Company shall ensure that the articles of incorporation and bylaws of the Company as in effect immediately following the date hereof do not, at any time thereafter, conflict in any respect with the provisions of this Agreement.

         2.1.2 Vacancies. If, prior to his election to the Board of Directors of the Company pursuant to Section 2.1.1 hereof, any Holder Designee shall be unable or unwilling to serve as a director of the Company, then EIP or Purchaser, as the case may be, shall be entitled to nominate a replacement who shall then be an EIP or Purchaser Designee, as the case may be, for purposes of this Section 2. If, following an election or appointment to the Board of Directors of the Company pursuant to Section 2.1.1 hereof, any Holder Designee shall resign or be removed or be unable to serve for any reason prior to the expiration of his term as a director of the Company, then EIP or Purchaser, as the case may be, shall, within 30 days of such event, notify the Board of Directors of the Company in writing of a replacement Holder Designee, and the Company shall cause such replacement Holder Designee to be appointed to the Board of Directors of the Company and each applicable committee thereof to fill the unexpired term of the Holder Designee who such new Holder Designee is replacing.

         2.1.3 Termination of Rights. The right of EIP to designate directors under Section 2.1.1 shall terminate upon the first to occur of (i) the termination of this Agreement, (ii) such time as EIP elects in writing to terminate its rights under this Article 2, or (iii) such time as EIP and its respective Affiliates cease to own at least 1,000,000 shares of Common Stock (such number of shares to be appropriately adjusted to reflect stock splits, stock dividends, recapitalizations, or other changes to the Common Stock). The right of Purchaser to designate directors under Section 2.1.1 shall terminate upon the first to occur of (i) the termination of this Agreement, (ii) such time as Purchaser elects in writing to terminate its rights under this Article 2, or
(iii) such time as Purchaser (which for the purposes of this clause (iii) shall mean HM4 Coho, L.P. only) and its Affiliates cease to own at least 5% of the outstanding shares of Common Stock and (B) any single Holder (and Affiliates thereof) that became a Holder by being a transferee of Purchaser shall not own at least 5% of the outstanding shares of Common Stock. In addition, from and after any time at which EIP or any single transferee or group of related transferees of EIP ceases to own at least 1,000,000 shares of Common Stock and Purchaser and its respective Affiliates or any single transferee or group of related transferees of Purchaser or its Affiliates continue to own at least 5% of the outstanding shares of Common Stock, EIP shall cease to have the right to designate any Holder Designees and Purchaser shall have the right to designate four Holder Designees, unless or until such time as Purchaser's right to designate directors has terminated pursuant to the provisions of the preceding sentence.

         2.1.4 Costs and Expenses. The Company will pay all reasonable out-of-pocket expenses incurred by the Holder Designees in connection with their participation in meetings of the Board of Directors (and committees thereof) of the Company and the Boards of Directors (and committees thereof) of the Subsidiaries of the Company.



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



         2.2 Other Activities of the Holder; Fiduciary Duties. It is understood and accepted that the Holders and their Affiliates have interests in other business ventures which may be in conflict with the activities of the Company and its Subsidiaries and that, subject to applicable law, nothing in this Agreement shall limit the current or future business activities of the Holders or their Affiliates whether or not such activities are competitive with those of the Company and its Subsidiaries. Nothing in this Agreement, express or implied, shall relieve any officer or director of the Company (including any designee of a Holder pursuant to Section 2.1.1) or any of its Subsidiaries of any fiduciary or other duties or obligations they may have to the Company's shareholders.

                                    ARTICLE 3

                               REGISTRATION RIGHTS

         Section 3.1       Demand Registration.

         3.1.1 Request for Registration.

                  (a) At any time one or more Holders may request the Company, in writing (a "Demand Request"), to effect the registration under the Securities Act of all or part of its or their Registrable Shares (a "Demand Registration"); provided that the Registrable Shares proposed to be sold by the Holders requesting a Demand Registration (the "Requesting Holders," which term shall include parties deemed "Requesting Holders" pursuant to Section 3.1.5 hereof) represent, in the aggregate, more than 20% of the total number of Registrable Shares held by all Holders.

                  (b) Each Demand Request shall specify the number of Registrable Shares proposed to be sold. Subject to Section 3.1.6, the Company shall file the Demand Registration within 30 days after receiving a Demand Request (the "Required Filing Date") and shall use all commercially reasonable efforts to cause the same to be declared effective by the SEC as promptly as practicable after such filing; provided, that the Company need effect only five Demand Registrations; provided, further, that if any Registrable Shares requested to be registered pursuant to a Demand Request under this Section 3.1 are excluded from a registration pursuant to Section 3.1.4 below, the Holders shall have the right, with respect to each such exclusion, to one additional Demand Registration under this Section 3.1 with respect to such excluded Registrable Shares.

         3.1.2 Effective Registration and Expenses. A registration will not count as a Demand Registration until it has become effective (unless (i) the Requesting Holders withdraw all their Registrable Shares, (ii) the Company has performed its obligations hereunder in all material respects and (iii) there has not been any event, change or effect which, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on the business, operations, prospects, assets, condition (financial or otherwise) or results of operations of the Company, in which case such demand will count as a Demand Registration unless the Requesting Holders pay all Registration Expenses, as hereinafter defined, in connection with such withdrawn registration); provided, that if, after it has become effective, an offering of Registrable Shares pursuant to a


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



registration is interfered with by any stop order, injunction, or other order or requirement of the SEC or other governmental agency or court, such registration will be deemed not to have been effected and will not count as a Demand Registration. Subject to the following sentence, in the event that a Demand Request is made by a Holder that is subsequently withdrawn by that Holder, all Registration Expenses incurred in connection therewith shall be borne by that Holder and such withdrawn Demand Request shall not be counted as a Demand Registration in determining the number of Demand Registrations to which the Holders are entitled pursuant to Section 3.1.1(b). In the event that a Demand Request is made by a Holder that is subsequently withdrawn by that Holder, all Registration Expenses shall be borne by the Company if (i) the Company has not performed its obligations hereunder in all material respects or (ii) there has been any event, change or effect which, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on the business, operations, prospects, assets, condition (financial or otherwise) or results of operations of the Company; and in such case a withdrawn Demand Request shall not be counted as a Demand Registration in determining the number of Demand Registrations to which the Holders are entitled pursuant to Section 3.1.1(b).

         3.1.3 Selection of Underwriters. The offering of Registrable Shares pursuant to a Demand Registration shall be in the form of a "firm commitment" underwritten offering. The Requesting Holders of a majority of the Registrable Shares to be registered in a Demand Registration shall select the investment banking firm or firms to manage the underwritten offering; provided that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld.

         3.1.4 Priority on Demand Registrations. No securities to be sold for the account of any Person (including the Company) other than a Requesting Holder and the holders of the Other Registrable Shares shall be included in a Demand Registration unless the managing underwriter or underwriters shall advise the Requesting Holders in writing that the inclusion of such securities will not materially and adversely affect the price or success of the offering (a "Material Adverse Effect"). Furthermore, in the event the managing underwriter or underwriters shall advise the Requesting Holders that even after exclusion of all securities of other Persons pursuant to the immediately preceding sentence, the amount of Registrable Shares proposed to be included in such Demand Registration by Requesting Holders and the holders of the Other Registrable Shares is sufficiently large to cause a Material Adverse Effect, the Registrable Shares of the Requesting Holders and the holders of the Other Registrable Shares to be included in such Demand Registration shall equal the number of shares which the Requesting Holders are so advised can be sold in such offering without a Material Adverse Effect and such shares shall be allocated pro rata among the Requesting Holders and the holders of Other Registrable Shares on the basis of the number of Registrable Shares held by the Requesting Holders and the number of shares owned by holders of Other Registrable Shares who have requested shares to be included in such registration. The term "Other Registrable Shares" shall mean shares of Common Stock that the Company has a contractual obligation to register the offer and sale of in a Demand Registration pursuant to a validly existing registration rights or similar agreement in effect on the date of this Agreement (collectively the "Other Registration Rights Agreements").



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



         3.1.5 Rights of Nonrequesting Holders. Upon receipt of any Demand Request, the Company shall promptly (but in any event within 10 days) give written notice of such proposed Demand Registration to all other Holders and all holders of Other Registrable Shares, who shall have the right, exercisable by written notice to the Company within 15 days of their receipt of the Company's notice, to elect to include in such Demand Registration such portion of their Registrable Securities with respect to Holders and Other Registrable Shares with respect to holders of Other Registrable Shares as they may request. All Holders requesting to have their Registrable Shares included in a Demand Registration in accordance with the preceding sentence shall be deemed to be "Requesting Holders" for purposes of this Section 3.1.

         3.1.6 Deferral of Filing. The Company may defer the filing (but not the preparation) of a registration statement required by Section 3.1 until a date not later than 180 days after the Required Filing Date (or, if longer, 180 days after the effective date of the registration statement contemplated by clause
(ii) below) if (i) at the time the Company receives the Demand Request, the Company or any of its Subsidiaries are engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed), and the Board of Directors of the Company determines in good faith that such disclosure would be materially detrimental to the Company and its shareholders or would have a material adverse effect on any such confidential negotiations or other confidential business activities, or (ii) prior to receiving the Demand Request, the Board of Directors had determined to effect a registered underwritten public offering of the Company's securities for the Company's account and the Company had taken substantial steps (including, but not limited to, selecting a managing underwriter for such offering) and is proceeding with reasonable diligence to effect such offering. A deferral of the filing of a registration statement pursuant to this Section 3.1.6 shall be lifted, and the requested registration statement shall be filed forthwith, if, in the case of a deferral pursuant to clause (i) of the preceding sentence, the negotiations or other activities are disclosed or terminated, or, in the case of a deferral pursuant to clause (ii) of the preceding sentence, the proposed registration for the Company's account is abandoned. In order to defer the filing of a registration statement pursuant to this Section 3.1.6, the Company shall promptly (but in any event within 10 days), upon determining to seek such deferral, deliver to each Requesting Holder and each holder of Other Registrable Shares that requested the inclusion of shares in the Demand Registration a certificate signed by an executive officer of the Company stating that the Company is deferring such filing pursuant to this Section 3.1.6 and a general statement of the reason for such deferral and an approximation of the anticipated delay. Within 20 days after receiving such certificate, the holders of a majority of the Registrable Shares held by the Requesting Holders and for which registration was previously requested may withdraw such Demand Request by giving notice to the Company; if withdrawn, the Demand Request shall be deemed not to have been made for all purposes of this Agreement. The Company may defer the filing of a particular registration statement pursuant to this Section 3.1.6 only once.

         Section 3.2       Piggyback Registrations.

         3.2.1 Right to Piggyback. Each time the Company proposes to register any of its equity securities (other than pursuant to an Excluded Registration) under the Securities Act for sale to the public (whether for the account of the Company or the account of any securityholder of the

Company) or proposes to make such an offering of equity securities pursuant to a previously filed registration statement pursuant to Rule 415 under the Securities Act (such as a "universal shelf" registration statement) and the form of registration statement to be used permits the registration of Registrable Shares, the Company shall give prompt written notice to each Holder of Registrable Shares (which notice shall be given not less than 30 days prior to the effective date of the Company's registration statement), which notice shall offer each such Holder the opportunity to include any or all of its or his Registrable Shares in such registration statement, subject to the limitations contained in Section 3.2.2 hereof. Each Holder who desires to have its or his Registrable Shares included in such registration statement shall so advise the Company in writing (stating the number of shares desired to be registered) within 20 days after the date of such notice from the Company. Any Holder shall have the right to withdraw such Holder's request for inclusion of such Holder's Registrable Shares in any registration statement pursuant to this Section 3.2.1 by giving written notice to the Company of such withdrawal. Subject to Section
3.2.2 below, the Company shall include in such registration statement all such Registrable Shares so requested to be included therein; provided, however, that the Company may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other equity securities originally proposed to be registered.

         3.2.2 Priority on Registrations. If the Registrable Shares requested to be included in the registration statement by any Holder differ from the type of securities proposed to be registered by the Company and the managing underwriter advises the Company that due to such differences the inclusion of such Registrable Shares would cause a Material Adverse Effect, then (i) the number of such Holder's or Holders' Registrable Shares to be included in the registration statement shall be reduced to an amount which, in the judgment of the managing underwriter, would eliminate such Material Adverse Effect or (ii) if no such reduction would, in the judgment of the managing underwriter, eliminate such Material Adverse Effect, then the Company shall have the right to exclude all such Registrable Shares from such registration statement provided no other securities of such type are included and offered for the account of any other Person in such registration statement. Any partial reduction in number of Registrable Shares to be included in the registration statement pursuant to clause (i) of the immediately preceding sentence shall be effected pro rata based on the ratio which such Holder's requested shares bears to the total number of shares requested to be included in such registration statement by all Persons who have requested that their shares be included in such registration statement. If the Registrable Shares requested to be included in the registration statement are of the same type as the securities being registered by the Company and the managing underwriter advises the Company that the inclusion of such Registrable Shares would cause a Material Adverse Effect, the Company will be obligated to include in such registration statement, as to each Holder, only a portion of the shares such Holder has requested be registered equal to the ratio which such Holder's requested shares bears to the total number of shares requested to be included in such registration statement by all Persons who have requested that their shares be included in such registration statement. If the Company initiated the registration, then the Company may include all of its securities in such registration statement before any of such Holder's requested shares are included. If another securityholder initiated the registration, then the Company may not include any of its securities in such registration statement unless all Registrable Shares requested to be included in the registration statement by all Holders are included in such registration statement. If as a result of the provisions of this Section 3.2.2 any Holder shall not be entitled to include all

Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder's request to include Registrable Shares in such registration statement. No Holder may participate in any registration statement hereunder unless such Person (x) agrees to sell such Person's Registrable Shares on the basis provided in any underwriting arrangements approved by the Company and (y) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents reasonably required under the terms of such underwriting arrangements; provided, however, that no such Person shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (i) such Person's ownership of his or its Registrable Shares to be sold or transferred free and clear of all liens, claims, and encumbrances, (ii) such Person's power and authority to effect such transfer, and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested; provided further, however, that the obligation of such Person to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Persons selling securities, and the liability of each such Person will be in proportion to, and provided further that such liability will be limited to, the net amount received by such Person from the sale of his or its Registrable Shares pursuant to such registration.

         3.3 Holdback Agreement. Unless the managing underwriter otherwise agrees, each of the Company and the Holders agrees, and the Company agrees, in connection with any underwritten registration, to use its reasonable efforts to cause its Affiliates to agree, not to effect any public sale or private offer or distribution of any Common Stock or Common Stock Equivalents during the ten business days prior to the effectiveness under the Securities Act of any underwritten registration and during such time period after the effectiveness under the Securities Act of any underwritten registration (not to exceed 120 days) (except, if applicable, as part of such underwritten registration) as the Company and the managing underwriter may agree.

         3.4 Registration Procedures. Whenever any Holder has requested that any Registrable Shares be registered pursuant to this Agreement, the Company will use its commercially reasonable efforts to effect the registration and the sale of such Registrable Shares in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

         (i) prepare and file with the SEC a registration statement on any appropriate form under the Securities Act with respect to such Registrable Shares and use its commercially reasonable efforts to cause such registration statement to become effective;

         (ii) prepare and file with the SEC such amendments, post-effective amendments, and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 180 days (or such lesser period as is necessary for the underwriters in an underwritten offering to sell unsold allotments) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;



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



         (iii) furnish to each seller of Registrable Shares and the underwriters of the securities being registered such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), any documents incorporated by reference therein and such other documents as such seller or underwriters may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such seller or the sale of such securities by such underwriters (it being understood that, subject to Section
3.5 and the requirements of the Securities Act and applicable state securities laws, the Company consents to the use of the prospectus and any amendment or supplement thereto by each seller and the underwriters in connection with the offering and sale of the Registrable Shares covered by the registration statement of which such prospectus, amendment or supplement is a part);

         (iv) use its commercially reasonable efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as the managing underwriter reasonably requests; use its commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective during the period in which such registration statement is required to be kept effective; and do any and all other acts and things which may be reasonably necessary or advisable to enable each seller to consummate the disposition of the Registrable Shares owned by such seller in such jurisdictions (provided, however, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction);

         (v) promptly notify each seller and each underwriter and (if requested by any such Person) confirm such notice in writing (A) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (B) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Shares under state securities or "blue sky" laws or the initiation of any proceedings for that purpose, and (C) of the happening of any event which makes any statement made in a registration statement or related prospectus untrue or which requires the making of any changes in such registration statement, prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Shares, such prospectus will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

         (vi) if requested by the managing underwriter or any seller promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or any seller reasonably requests to be included therein, including, without limitation, with respect to the Registrable Shares being sold by such seller, the purchase price being paid therefor by the underwriters and with respect to any other terms of the underwritten offering of the Registrable


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



Shares to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

         (vii) as promptly as practicable after filing with the SEC of any document which is incorporated by reference into a registration statement (in the form in which it was incorporated), deliver a copy of each such document to each seller;

         (viii) cooperate with the sellers and the managing underwriter to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or such sellers may request and keep available and make available to the Company's transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

         (ix) promptly make available for inspection by any seller, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained by any such seller or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement; provided, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Company shall not be required to provide any information under this subparagraph (x) if (A) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (B) if either (1) the Company has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (2) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing unless prior to furnishing any such information with respect to (A) or (B) such Holder of Registrable Securities requesting such information agrees to enter into a confidentiality agreement in customary form and subject to customary exceptions; and provided, further that each Holder of Registrable Securities agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential;

         (x) furnish to each seller underwriter a signed counterpart of (A) an opinion or opinions of counsel to the Company, and (B) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the sellers or managing underwriter reasonably requests;

         (xi) cause the Registrable Shares included in any registration statement to be (A) listed on each securities exchange, if any, on which similar securities issued by the Company are then listed, or (B) authorized to be quoted and/or listed (to the extent applicable) on the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") or the NASDAQ National Market System if the Registrable Shares so qualify;

         (xii) provide a CUSIP number for the Registrable Shares included in any registration statement not later than the effective date of such registration statement;

         (xiii) cooperate with each seller and each underwriter participating in the disposition of such Registrable Shares and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc. ("NASD");

         (xiv) during the period when the prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act;

         (xv) notify each seller of Registrable Shares promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

         (xvi) prepare and file with the SEC promptly any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for the Company or the managing underwriter, is required in connection with the distribution of the Registrable Shares;

         (xvii) enter into such agreements (including underwriting agreements in the managing underwriter's customary form) as are customary in connection with an underwritten registration; and

         (xviii) advise each seller of such Registrable Shares, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

         3.5 Suspension of Dispositions. Each Holder agrees by acquisition of any Registrable Shares that, upon receipt of any notice (a "Suspension Notice") from the Company of the happening of any event of the kind described in Section 3.4(v)(C), such Holder will forthwith discontinue disposition of Registrable Shares until such Holder's receipt of the copies of the supplemented or amended prospectus, or until it is advised in writing (the "Advice") by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Shares current at the time of receipt of such notice. In the event the Company shall give any such notice, the time period regarding the effectiveness of registration statements set forth in Section 3.4(ii) hereof shall be extended by the number of days during the period from and including the date of the giving of the Suspension Notice to and including the date when each seller of Registrable Shares covered by such registration


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



statement shall have received the copies of the supplemented or amended prospectus or the Advice. The Company shall use its commercially reasonable efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.

         3.6 Registration Expenses. All expenses incident to the Company's performance of or compliance with this Article 3, including, without limitation,
(i) all registration and filing fees, (ii) all fees and expenses associated with filings required to be made with the NASD (including, if applicable, the fees and expenses of any "qualified independent underwriter" as such term is defined in Schedule E of the By-Laws of the NASD, and of its counsel), as may be required by the rules and regulations of the NASD, (iii) fees and expenses of compliance with securities or "blue sky" laws (including reasonable fees and disbursements of counsel in connection with "blue sky" qualifications of the Registrable Shares), (iv) rating agency fees, (v) printing expenses (including expenses of printing certificates for the Registrable Shares in a form eligible for deposit with Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a holder of Registrable Shares), (vi) messenger and delivery expenses, (vii) the Company's internal expenses (including without limitation all salaries and expenses of its officers and employees performing legal or accounting duties), (viii) the fees and expenses incurred in connection with any listing of the Registrable Shares, (ix) fees and expenses of counsel for the Company and fees and expenses of the Company's independent certified public accountants (including the expenses of any special audit or "cold comfort" letters required by or incident to such performance),
(x) securities acts liability insurance (if the Company elects to obtain such insurance), (xi) the fees and expenses of any special experts retained by the Company in connection with such registration, (xii) the fees and expenses of other Persons retained by the Company and (xiii) reasonable fees and expenses of one firm of counsel for the sellers (which shall be selected by the holders of a majority of the Registrable Shares being included in any particular registration statement) (all such expenses being herein called "Registration Expenses"), subject to Section 3.1.2, will be borne by the Company whether or not any registration statement becomes effective; provided that, except as expressed otherwise provided above, in no event shall Registration Expenses include any underwriting discounts or commissions and transfer taxes.

         3.7 Indemnification.

         3.7.1 The Company agrees to indemnify and reimburse, to the fullest extent permitted by law, each seller of Registrable Shares, and each of its employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls such seller (within the meaning of the Securities Act or the Exchange Act) and any agent or investment advisor thereof (collectively, the "Seller Affiliates") (A) against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, attorneys' fees and disbursements except as limited by 3.7.3) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus, or preliminary prospectus relating to the offer and sale of Registrable Shares, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (B) against any and all loss, liability, claim, damage, and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or


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



threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (C) against any and all costs and expenses (including reasonable fees and disbursements of counsel) as may be reasonably incurred in investigating, preparing, or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, to the extent that any such expense or cost is not paid under subparagraph (A) or (B) above; except insofar as the same are made in reliance upon and in strict conformity with information furnished in writing to the Company by such seller or any Seller Affiliate for use therein or arise from such seller's or any Seller Affiliate's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such seller or Seller Affiliate with a sufficient number of copies of the same. The reimbursements required by this Section 3.7.1 will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

         3.7.2 In connection with any registration statement in which a seller of Registrable Shares is participating, each such seller will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the fullest extent permitted by law, each such seller will indemnify the Company and its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange
Act) against any and all losses, claims, damages, liabilities, and expenses (including, without limitation, reasonable attorneys' fees and disbursements except as limited by Section 3.7.3) resulting from any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus, or any preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished in writing by such seller or any of its Seller Affiliates specifically for inclusion in the registration statement; provided that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Shares, and the liability of each such seller of Registrable Shares will be in proportion to, and provided further that such liability will be limited to, the net amount received by such seller from the sale of Registrable Shares pursuant to such registration statement; provided, however, that such seller of Registrable Shares shall not be liable in any such case to the extent that prior to the filing of any such registration statement or prospectus or amendment thereof or supplement thereto, such seller has furnished in writing to the Company information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto which corrected or made not misleading information previously furnished to the Company.

         3.7.3 Any Person entitled to indemnification hereunder will (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person) and (B) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (X) the indemnifying party has agreed to pay such fees or expenses, or (Y) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (1) such settlement or compromise contains a full and unconditional release of the indemnified party or
(2) the indemnified party otherwise consents in writing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim.

         3.7.4 Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 3.7.1 or Section 3.7.2 are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities, or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties, relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.7.4 were determined by pro rata allocation (even if the Holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this
Section 3.7.4. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 3.7.3, defending any such action or claim. Notwithstanding the provisions of this Section 3.7.4, no Holder shall be required to contribute an amount greater than the dollar amount by which the proceeds received by such Holder with respect to the sale of any Registrable Shares exceeds the amount of damages which such Holder has otherwise been required to pay by reason of such statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Holders' obligations in this
Section 3.7.4 to contribute shall be several in proportion to the amount of Registrable Shares registered by them and not joint.

         If indemnification is available under this Section 3.7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 3.7.1 and Section 3.7.2 without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 3.7.4.

         3.7.5 The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, or controlling Person of such indemnified party and will survive the transfer of securities.

         3.8 Other Registration Rights. If compliance by the Company with any provision of this Agreement would cause the Company to breach any provisions of the Amended and Restated Registration Rights Agreement dated as of December 8, 1994 by and among the Company, Kenneth H. Lambert and Frederick K. Campbell (the "Lambert Agreement") or the Stock Purchase Warrant to Purchase Shares of Common Stock of COHO ENERGY, INC. issued to Amoco Corporation on December 18, 1997 (the "Amoco Warrant"), then the provisions set forth in the Lambert Agreement or the Amoco Warrant, as applicable, shall control, and the Company, in such case, shall not be deemed to be in breach of this Agreement due to the Company's compliance with such provision in the Lambert Agreement or the Amoco Warrant, as applicable, and the Company's failure to comply with the applicable provisions of this Agreement. Except for as set forth in the Lambert Agreement or the Amoco Warrant, as applicable, no holder of Other Registrable Shares has priority rights for inclusion in a Demand Registration that are inconsistent with the terms of this Agreement. The Company shall not grant or amend any registration rights after the date of this Agreement that would in any way diminish the rights of the Holders hereunder, and any such registration rights shall be granted or amended only if such rights are subordinate to or pari passu with the rights of the Holders hereunder.

                                    ARTICLE 4

                                   TERMINATION

         The provisions of this Agreement, unless earlier terminated pursuant to their terms, shall terminate on the twentieth anniversary of the date of this Agreement.

                                    ARTICLE 5

                       LIMITATIONS ON CERTAIN TRANSACTIONS

         Section 5.1 Limitations on Certain Transactions. Each Holder, severally and not jointly, covenants and agrees with the Company that, for the period commencing on the date hereof and terminating on May 11, 2000, it will not, directly or indirectly, except as specifically permitted by this Article 5 or unless specifically requested or permitted in writing by the Company's Board of
Directors:

                  (a) deposit any shares of Common Stock in a voting trust or grant any proxy with respect to any shares of Common Stock to any Person not designated by the Company (other than a Holder or any Affiliate or partner of a Holder) or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of such shares of Common Stock; or

                  (b) act with one or more Persons (other than another Holder or any Affiliate or partner of a Holder) as a partnership, limited partnership, syndicate or "group" (as such term is used in Section 13(d)(3) of the Exchange
Act) for the purpose of acquiring, holding, voting or disposing of shares of Common Stock.

         No Holder shall, prior to May 12, 2000, directly or indirectly, (i) sell or transfer, or offer to sell or transfer, shares of Common Stock that represent more than 10% of the fully diluted common equity of the Company to any single Person or Affiliated Group or (ii) sell or transfer, or offer to sell or transfer, to any holder of 10% of the outstanding shares of Common Stock, shares of Common Stock that represent more than 5% of the outstanding Common Stock of the Company; provided, that the foregoing prohibition shall not apply to sales or transfers (i) to any investment banking firm acting as an underwriter pursuant to a public offering conducted in accordance with Article 3, (ii) pursuant to a tender or exchange offer by any Person with respect to which the Board of Directors of the Company shall have recommended acceptance or shall have taken no position, (iii) pursuant to a merger or other business combination involving the Company or (iv) to a Holder or any Affiliate or Partner of a Holder.

         Section 5.2       Restrictive Legends.

                  (a) Each certificate representing restricted securities (as defined in Rule 144 promulgated under the Securities Act) shall be stamped with the following legend:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR CONVEYED EXCEPT IN COMPLIANCE THEREWITH.

                  (b) Each certificate representing shares of Common Stock shall also be stamped with the following legend:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AGREEMENT BETWEEN CERTAIN SHAREHOLDERS AND THE CORPORATION WHICH INCLUDES RESTRICTIONS ON CERTAIN SALES OF THE SECURITIES. COPIES OF THE AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

                  (c) Each Holder consents to the Company's making a notation on its records and giving instructions to any transfer agent of the shares of Common Stock to implement the restrictions on transfers established in this Agreement.

                  (d) In the event that any shares referred to in Section 5.2(a) shall cease to be restricted securities, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such shares without the first paragraph of the legend required by Section 5.2(a) endorsed thereon. In the event that any shares referred to in Section 5.2(a) shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such shares without the second paragraph of the legend required by Section 5.2(a).

         Section 5.3 Rule 144. The Company shall take all commercially reasonable actions necessary to enable a Holder of Registrable Shares to sell such securities without registration under the Securities Act pursuant to the provisions of Rule 144. Upon the request of any Holder of Registrable Shares, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

                                    ARTICLE 6

                             RESOLUTION OF DISPUTES

         Section 6.1       Resolution of Disputes between the Parties.

                  (a) Negotiation. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within five days after the effective date of such notice, executives of the parties shall agree upon a mutually acceptable time and place to meet and shall meet at such time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. The first of such meetings shall take place within 7 days of the effective date of the disputing party's notice. If the matter has not been resolved within 60 days of the disputing party's notice, or if the parties fail to agree on a time and place for an initial meeting within five days of such notice, either party may initiate mediation of the controversy or claim as provided hereinafter. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three business days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 6.1 shall be treated as compromise and settlement negotiations for the purposes of federal and state rules of evidence and procedure.

                  (b) Mediation. If the dispute has not been resolved by negotiation as provided herein, the parties may endeavor to settle the dispute by mediation under the then current CPR Model Procedure for Mediation of Business Disputes. The neutral third party shall be selected by the parties from the CPR Panels of Neutrals. If the parties encounter difficulty in agreeing upon a neutral third party, they shall seek the assistance of CPR in the selection process.

                  (c) Arbitration. Any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof or thereof, which has not been resolved by non-binding procedures as provided in Sections 6.1(a) or 6.1(b) hereof within 60 days of the initiation of either or both of such procedures, shall be finally settled by arbitration conducted expeditiously in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes; provided that if one party has requested the other to participate in a non-binding procedure and the other has failed to participate, the requesting party may initiate arbitration before the expiration of such period. The arbitration shall be conducted by three independent and impartial arbitrators. Each party shall appoint one arbitrator and a third arbitrator not appointed by the parties shall be appointed from the CPR Panels of Neutrals. The arbitration shall be governed by the United States Arbitration Act and any judgment upon the award decided upon by the arbitrators may be entered by any court having jurisdiction thereof. The arbitrators are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any damages in excess of compensatory damages. Each party hereby acknowledges that compensatory damages include (without limitation) any benefit or right of indemnification given by another party to the other under this Agreement. Any arbitration conducted pursuant to this
         Section 6.1(c) shall be held at a mutually acceptable location in Dallas, Texas, the United States of America.

         6.2 Consent to Jurisdiction and Venue. Each of the parties hereby (a) irrevocably submits to the exclusive jurisdiction of the United States Federal District Court for the Northern District of Texas, sitting in Dallas County, Texas, the United States of America, for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, (b) waives, and agrees not to assert in any such suit, action or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court or of any other court to which proceedings in such court may be appealed, (ii) such suit, action or proceeding is brought in an inconvenient forum or (iii) the venue of such suit, action or proceeding is improper and (c) expressly waives any requirement for the posting of a bond by the party bringing such suit, action or proceeding. Each of the parties consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 6.2 shall affect or limit any right to serve process in any other manner permitted by law.

                                    ARTICLE 7

                                  MISCELLANEOUS

         Section 7.1 Notices. Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or at such other address as may be substituted by notice given as herein provided):

         If to the Company:

                  Coho Energy, Inc.
                  14785 Preston Road, Suite 860
                  Dallas, Texas 75240
                  Attention:  President

         If to any Holder, at its address listed on the signature pages hereof.

         Any notice or communication hereunder shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied; and five calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

         Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

         Section 7.2 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

         Section 7.3 Successors and Assigns. Whether or not an express assignment has been made pursuant to the provisions of this Agreement, provisions of this Agreement that are for the Holders' benefit as the holders of any securities are also for the benefit of, and enforceable by, all subsequent holders of securities and such subsequent holders shall be deemed to be Holders and to have become parties to this Agreement, except as otherwise expressly provided herein. This Agreement shall be binding upon the Company, each Holder, and their respective successors and assigns; provided, however, any transferee of a Holder may elect in writing, at the time of the transfer, to not be a Holder hereunder, in which case such transferee shall not be entitled to any benefits of, nor subject to any obligations under, this Agreement. A Holder shall notify the Company in writing of the number of shares of Common Stock transferred and the name, address and telephone and facsimile numbers of any transferror in advance of such transfer.

         Section 7.4 Duplicate Originals. All parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together shall represent the same agreement.

         Section 7.5 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions shall not in any way be affected or impaired thereby.

         Section 7.6 Specific Performance. The Company and the Holder or Holders recognize that if the Company refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate the Holder or Holders for its or their injury. The Holder or Holders shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement.

         Section 7.7       No Waivers; Amendments.

         7.7.1 No failure or delay on the part of the Company or any Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any Holder at law or in equity or otherwise.

         7.7.2 Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Holders holding a majority of the Registrable Shares.

         Section 7.8 No Affiliate Liability. The partners, officers, directors, shareholders and Affiliates of a Holder shall not have any personal liability or obligation to any Person arising under this Agreement; provided that this sentence shall not relieve any designee of a Holder pursuant to Section 2.1.1 of any liability that may result from a breach of a director's fiduciary duty to the Company's shareholders.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                       SIGNATURES TO SHAREHOLDER AGREEMENT

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

                                     COHO ENERGY, INC.



                                     By:
                                        --------------------------
                                     Name:
                                          ------------------------
                                     Title:
                                           -----------------------


                                     ENERGY INVESTMENT PARTNERSHIP
                                     NO. 1



                                     By:
                                        --------------------------
                                     Name:
                                          ------------------------
                                     Title:   Co-Managing Partner

                                     Address:

                                     200 Crescent Court
                                     Suite 1600
                                     Dallas, Texas 75201



                                     HM 4 COHO, L.P.

                                     By:      Hicks, Muse Fund IV LLC,
                                              its general partners



                                     By:
                                        --------------------------
                                     Name:
                                          ------------------------
                                     Title:
                                           -----------------------

                                     Address:

                                     200 Crescent Court
                                     Suite 1600
                                     Dallas, Texas 75201

                                   EXHIBIT B

                               FORM OF OPINION OF
                                SELLER'S COUNSEL


         All capitalized terms used in this opinion and not otherwise defined shall have the respective meanings set forth in the Amended and Restated Stock Purchase Agreement, effective as of October 21, 1998, between Coho Energy, Inc. and HM 4 Coho, L.P. (the "Purchase Agreement").

         The opinion shall be substantially to the following effect:

         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each Significant Subsidiary of the Company has been duly organized and is a validly existing entity under the laws of its jurisdiction of formation or incorporation. Each of the Company and the Significant Subsidiaries has all corporate requisite power and authority to own, lease and license its respective properties and conduct its business as now being conducted.

         2. The Company has the corporate power and authority to execute and deliver the Purchase Agreement, the Amended and Restated Financial Advisory Agreement, the Monitoring Agreement, the Shareholders Agreement and the Indemnification Agreement (collectively, the "Transaction Documents") and to perform the obligations contemplated thereby. The execution and delivery by the Company of each of the Transaction Documents has been duly authorized by all necessary corporate action on the part of the Company. Each of the Transaction Documents has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company and is enforceable in accordance with its terms.

         3. Neither the execution and delivery by the Company of the Transaction Documents, nor the performance by the Company of its obligations thereunder, violates or conflicts with, results in a breach of, or constitutes a default under (i) the Company's Articles of Incorporation or Bylaws or similar organizational documents of any Subsidiary of the Company, (ii) any provision of statutory law or regulations, (iii) any judgment, decree or order known to us of any court or any other agency of government that is applicable to the Company or the Company's property, or (iv) any agreement known to us to which the Company is a party or by which the Company's property is bound and that is required to be filed as an exhibit to the Company SEC Documents.

         4. No approvals or authorizations by, or filings or qualifications with, any Governmental Entity are required in connection with the execution and delivery of the Transaction Documents or any other agreements or documents executed and delivered pursuant thereto by the Company, except such as have been duly obtained or made.

         5. To our knowledge, there is no action, suit, investigation or proceeding that is pending or threatened against or affecting the Company or any of its Subsidiaries in any court or before any Governmental Entity, arbitration board or tribunal that involves any of the transactions contemplated by the Transaction Documents.

         6. To our knowledge, there is no litigation, governmental or other action, suit, proceeding or investigation before any Governmental Entity pending or threatened against the Company or any of its Subsidiaries which is of a character required to be disclosed in the Company SEC Documents that has not already been disclosed therein.

         7. All the shares of capital stock of the Company have been duly authorized and validly issued and are fully paid, nonassessable and not subject to any preemptive or similar rights.

         8. The Shares to be delivered by the Company on the Closing Date, as the case may be, have been duly and validly authorized, and, when delivered against payment therefor in accordance with the Purchase Agreement, will be duly and validly issued, fully paid and nonassessable and to our knowledge, will not have been issued in violation of or subject to any preemptive or similar rights.

         9. The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in Section 3.1(c)(i) of the Purchase Agreement.

         10. The Shares have been approved for listing on The Nasdaq Stock Market - National Market System.

                                   EXHIBIT C

                              AMENDED AND RESTATED
                          FINANCIAL ADVISORY AGREEMENT


         THIS AMENDED AND RESTATED FINANCIAL ADVISORY AGREEMENT, is made and entered into October ____, 1998 to be effective as of August 21, 1998 (this "Agreement"), is made and entered into between Coho Energy, Inc., a Texas corporation (the "Company"), and Hicks, Muse & Co. Partners, L.P., a Texas limited partnership (together with its successors, "HMCo").

         WHEREAS, an affiliate of HMCo, HM 4 Coho, L.P., a Texas partnership ("Purchaser"), previously entered into an agreement, which agreement is being amended and restated concurrently herewith (the "Purchase Agreement"), with the Company to purchase a portion of the capital stock of the Company ( the "Transaction");

         WHEREAS, the Company requested that HMCo render, and HMCo has rendered, financial advisory services to the Company and its subsidiaries in connection with the negotiation of the Transaction;

         WHEREAS, the Company has requested that HMCo render financial advisory, investment banking, and other similar services to the Company and its subsidiaries with respect to any future proposals for (a) the acquisition by any person or group of beneficial ownership of (i) a majority of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors, or (ii) a majority of the Company's outstanding capital stock, (b) a reorganization, recapitalization, merger, consolidation or similar business combination or transaction or sale or other disposition (whether in a single transaction or series of related transactions) of all or substantially all of the assets of the Company and its subsidiaries taken as a whole (unless the holders of the outstanding securities of the Company entitled to vote generally in the election of directors prior to such transaction continue to own at least a majority of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction upon the completion of such transaction), (c) the sale of oil and gas properties of the Company or its subsidiaries involving consideration of $100 million or more, (d) any acquisition by the Company or its subsidiaries involving consideration of $100 million or more of (i) a majority of the voting power of the then outstanding voting securities of any corporation entitled to voting generally in the election of directors or (ii) a majority of the ownership interests of an entity other than a corporation (whether by merger, tender offer, exchange offer or similar extraordinary transaction), or (e) any acquisition by the Company or its subsidiaries of oil and gas properties or other assets involving consideration of $100 million or more (collectively, "Additional Transactions"); and

         WHEREAS, concurrently with the execution of the Purchase Agreement, on August 21, 1998 the Company and HMCo entered into a Financial Advisory Agreement (the "Original Agreement"), and the Company and HMCo now desire to amend and restate the Original Agreement in its entirety as set forth below;

         NOW, THEREFORE, in consideration of the services rendered and to be rendered by HMCo to the Company and its subsidiaries and to evidence the obligations of the Company to HMCo and the mutual covenants herein contained, the Company and HMCo hereby agree as follows:

         1.      Retention.

                 (a) The Company hereby acknowledges that it has retained HMCo for the benefit of the Company and its subsidiaries, and HMCo acknowledges that it has acted, as financial advisor to the Company and its subsidiaries in connection with the Transaction.

                 (b) The Company acknowledges that, effective as of the Closing (as defined in the Purchase Agreement), it has retained HMCo as the exclusive financial advisor in connection with any Additional Transactions that may be consummated during the term of this Agreement, and that the Company will not, and will cause its subsidiaries not to, retain any other person or entity to provide such services in connection with any such Additional Transaction, unless the Chief Executive Officer of the Company (the "CEO") and HMCo mutually agree that the retention by the Company of a second financial advisor in addition to HMCo would be appropriate with respect to a given Additional Transaction; and provided, that the Company, at the discretion of the CEO, may elect not to retain a financial advisor with respect to a particular Additional Transaction and in such event HMCo shall not be entitled to receive the fee set forth in Section 3(b) below. HMCo agrees that it shall provide such financial advisory, investment banking, and other similar services in connection with any such Additional Transaction as may be requested from time to time by the board of directors of the Company.

         2. Term. The term of this Agreement shall continue until the earlier to occur of (a) the tenth anniversary of the date hereof or (b) the date on which Purchaser and its affiliates cease to own beneficially, directly or indirectly, at least five percent of the outstanding equity securities of the Company or its successors; provided that no termination of this Agreement shall eliminate the obligations of the Company under Section 3(a) hereof.

         3. Compensation. (a) As compensation for HMCo's services as a financial advisor to the Company and its subsidiaries in connection with the Transaction, the Company paid HMCo a cash fee of $1,250,000 by wire transfer of immediately available funds concurrently with the execution of the Original Agreement and hereby irrevocably agrees to pay HMCo:

                          (i) if the shareholders of the Company shall have approved the transactions contemplated by the Purchase Agreement on or before December 31, 1998, a cash fee of $8,750,000 by wire transfer of immediately available funds on the Closing Date (as defined in the Purchase Agreement); and

                          (ii) if the shareholders of the Company shall not have approved the transactions contemplated by the Purchase Agreement on or before December 31, 1998, a fee of $8,750,000 by wire transfer of immediately available funds on December 31, 1998; provided however, that the Company may elect to satisfy such obligation through the payment of $3,750,000 by wire transfer of immediately available funds and the issuance to HMCo of 1,000,000 shares of common stock, par value $.01 per share, of the Company; and provided further that such shares shall have been approved for listing on The Nasdaq Stock Market National Market System and that the Company shall have received all other required consents and approvals to the issuance of such shares.

                 (b) As compensation for HMCo's financial advisory, investment banking, and other similar services rendered in connection with any Additional Transaction pursuant to Section 1(b) hereof, the Company shall pay to HMCo, at the closing of any such Additional Transaction, a fee payable in cash in an amount equal to the amount of fees then charged by first tier investment banking firms for similar advisory services rendered in connection with transactions similar to such Additional Transaction; provided, however, that (c) such fee shall be divided equally between HMCo and any additional financial advisor retained by the Company as provided in the first sentence of
Section 1(b) and (d) HMCo shall not be entitled to a fee with respect to any Additional Transaction for which the CEO elects not to retain a financial advisor.

         4. Reimbursement of Expenses. In addition to the compensation to be paid pursuant to Section 3 hereof, the Company agrees to reimburse HMCo, promptly following demand therefor, together with invoices or reasonably detailed descriptions thereof, for all reasonable disbursements and out-of-pocket expenses (including fees and disbursements of counsel) incurred by HMCo (a) as financial advisor to the Company or any of its subsidiaries in connection with the Transaction or (b) in connection with the performance by it of the services contemplated by Section 1(b) hereof.

         5. Indemnification. The Company shall indemnify and hold harmless each of HMCo, its affiliates, and their respective directors, officers, partners, members, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934), if any, agents and employees (HMCo, its affiliates, and such other specified persons being collectively referred to as "Indemnified Persons" and individually as an "Indemnified Person") from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (including those resulting from the negligence of the Indemnified Person and fees and disbursements of the respective Indemnified Person's counsel) which (a) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or any of its subsidiaries or (ii) actions taken or omitted to be taken by an Indemnified Person with the Company's or any of its subsidiaries' consent or in conformity with the Company's or any such subsidiaries' instructions or the Company's or any such subsidiaries' actions or omissions or (b) are otherwise related to or arise out of HMCo's engagement, and will reimburse each Indemnified Person for all costs and expenses, including fees of any Indemnified Person's counsel, as they are incurred, in connection with investigating, preparing for, defending, or appealing any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with HMCo's acting pursuant to the engagement, whether or not any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The Company will not however, be responsible for any claims, liabilities, losses, damages, or expenses pursuant to clause (b) of the preceding sentence that have resulted primarily from HMCo's bad faith, gross negligence or willful misconduct. The Company also agrees that neither HMCo nor any other Indemnified Person shall have any liability to the Company or any of its subsidiaries for or in connection with such engagement except for any claims, liabilities, losses, damages, or expenses incurred by the Company or any such subsidiary to the extent the same have resulted from HMCo's bad faith, gross negligence or willful misconduct. The Company further agrees that it will not, and the Company will cause its subsidiaries to not, without the prior written consent of HMCo, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of HMCo and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding. THE COMPANY HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY CLAIMS, LIABILITIES, LOSSES, DAMAGES, OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF HMCO OR ANY OTHER INDEMNIFIED PERSON.

         The foregoing right to indemnity shall be in addition to any rights that HMCo and/or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of the engagement. The Company hereby consents, and shall cause its subsidiaries to consent, to personal jurisdiction and to service and venue in any court in which any claim which is subject to this agreement is brought against HMCo or any other Indemnified Person.

         It is understood that, in connection with HMCo's engagement, HMCo may also be engaged to act for the Company or any of its subsidiaries in one or more additional capacities, and that the terms of this engagement or any such additional engagement may be embodied in one or more separate written agreements. This indemnification shall apply to the engagement specified in the first paragraph hereof as well as to any such additional engagement(s) (whether written or oral) and any modification of said engagement or such additional engagement(s) and shall remain in full force and effect following the completion or termination of said engagement or such additional engagements.

         The Company further understands that if HMCo is asked to furnish the Company or any of its subsidiaries a financial opinion letter or to act for the Company or any such subsidiary in any other formal capacity, such further action may be subject to a separate agreement containing provisions and terms to be mutually agreed upon.

         6. Confidential Information. In connection with the performance of the services hereunder, HMCo agrees not to divulge any confidential information, secret processes or trade secrets disclosed by the Company or any of its subsidiaries to HMCo solely in its capacity as a financial advisor, unless the Company consents to the divulging thereof or such information, secret processes, or trade secrets are publicly available or otherwise available to HMCo without restriction or breach of any confidentiality agreement or unless required by any governmental authority or in response to any valid legal process.

         7. Governing Law. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of Texas, excluding any choice-of-law provisions thereof.

         8. Assignment. This Agreement and all provisions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned (other than with respect to the rights and obligations of HMCo, which may be assigned to any one or more of its principals or affiliates) by any of the parties without the prior written consent of the other parties.

         9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

         10. Other Understanding. All discussions, understandings, and agreements theretofore made between any of the parties hereto with respect to the subject matter hereof are merged in this Agreement, which alone fully and completely expresses the agreement of the parties hereto.

              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written to be effective as of August 21, 1998.

                                                   COHO ENERGY, INC.


                                                   BY:
                                                      --------------------------
                                                      JEFFREY CLARKE
                                                      CHIEF EXECUTIVE OFFICER

                                          HICKS, MUSE & CO. PARTNERS, L.P.

                                          BY:      HM PARTNERS INC.,
                                                   ITS GENERAL PARTNER



                                                   BY:
                                                      -------------------------
                                                   NAME:
                                                        -----------------------
                                                   TITLE:
                                                         ----------------------

                                   EXHIBIT D

                                    FORM OF
                       MONITORING AND OVERSIGHT AGREEMENT


         THIS MONITORING AND OVERSIGHT AGREEMENT (this "Agreement") is made and entered into effective as of ____________, 1998, between Coho Energy, Inc., a Texas corporation (the "Company"), and Hicks, Muse & Co. Partners, L.P., a Texas limited partnership (together with its successors, "HMCo").

         1. Retention. The Company hereby acknowledges that they have retained HMCo, and HMCo acknowledges that, subject to reasonable advance notice in order to accommodate scheduling, HMCo will provide financial oversight and monitoring services to the Company as requested by the Company during the term of this Agreement.

         2. Term. The term of this Agreement shall continue until the earlier of (i) the tenth anniversary of the date hereof or (ii) the date on which HM 4 Coho, L.P. and its affiliates cease to own beneficially, directly or indirectly, at least five percent of the outstanding equity securities of the Company, its successors or affiliates.

         3.      Compensation.

                 (a) As compensation for HMCo's services under this Agreement, the Company shall pay to HMCo an annual fee of $250,000 (the "Monitoring Fee").

                 (b) The Monitoring Fee shall be payable in quarterly installments on the fifteenth (15th) day of each January, April, July and October during the term of this Agreement (each a "Payment Date"), beginning with the first Payment Date following the date hereof. The amount of each such quarterly installment shall be the Monitoring Fee divided by 4 (the "Quarterly Fee Amount") prorated on a daily basis for any partial calendar quarter during the term of this Agreement.

                 (c) All past due payments in respect of the Monitoring Fee shall bear interest at the lesser of the highest rate of interest which may be charged under applicable law or the prime commercial lending rate per annum of Chase Manhattan Bank, N.A. or its successors (which rate is a reference rate and is not necessarily its lowest or best rate of interest actually charged to any customer) (the "Prime Rate") as in effect from time to time, plus 5%, from the due date of such payment to and including the date on which payment is made to HMCo in full, including such interest accrued thereon.

         4. Reimbursement of Expenses. In addition to the compensation to be paid pursuant to Section 3 hereof, the Company agrees to pay or reimburse HMCo for all "Reimbursable Expenses", which shall consist of all reasonable disbursements and out-of-pocket expenses (including without limitation costs of travel, postage, deliveries, communications, etc.) incurred by HMCo or its affiliates for the account of the Company or in connection with the performance by HMCo of the services contemplated by Section 1 hereof. Promptly (but not more than 10 days) after request by or notice from HMCo, the Company shall pay HMCo, by wire transfer of immediately available funds to the account described on Exhibit A hereto (or such other account as HMCo may hereafter designate in writing), the Reimbursable Expenses for which HMCo has provided the Company invoices or reasonably detailed descriptions. All past due payments in respect of the Reimbursable Expenses shall bear interest at the lesser of the highest rate of interest which may be charged under applicable law or the Prime Rate plus 5% from the Payment Date to and including the date on which such Reimbursable Expenses plus accrued interest thereon, are fully paid to HMCo.

         5. Indemnification. The Company shall indemnify and hold harmless each of HMCo, its affiliates, and their respective directors, officers, partners, members, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934), if any, agents and employees (HMCo, its affiliates, and such other specified persons being collectively referred to as "Indemnified Persons" and individually as an "Indemnified Person") from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (including those resulting from the negligence of the Indemnified Person and fees and disbursements of the respective Indemnified Person's counsel) which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or any of its subsidiaries or (ii) actions taken or omitted to be taken by an Indemnified Person with the Company's or any of its subsidiaries' consent or in conformity with the Company's or any such subsidiaries' instructions or the Company's or any such subsidiaries' actions or omissions or (B) are otherwise related to or arise out of HMCo's engagement, and will reimburse each Indemnified Person for all costs and expenses, including fees of any Indemnified Person's counsel, as they are incurred, in connection with investigating, preparing for, defending, or appealing any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with HMCo's acting pursuant to the engagement, whether or not any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The Company will not however, be responsible for any claims, liabilities, losses, damages, or expenses pursuant to clause (B) of the preceding sentence that have resulted primarily from HMCo's bad faith, gross negligence or willful misconduct. The Company also agrees that neither HMCo nor any other Indemnified Person shall have any liability to the Company or any of its subsidiaries for or in connection with such engagement except for any claims, liabilities, losses, damages, or expenses incurred by the Company or any such subsidiary to the extent the same have resulted from HMCo's bad faith, gross negligence or willful misconduct. The Company further agrees that it will not, and the Company will cause its subsidiaries to not, without the prior written consent of HMCo, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of HMCo and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding. THE COMPANY HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY CLAIMS, LIABILITIES, LOSSES, DAMAGES, OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF HMCO OR ANY OTHER INDEMNIFIED PERSON.

         The foregoing right to indemnity shall be in addition to any rights that HMCo and/or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of the engagement. The Company hereby consents, and shall cause its subsidiaries to consent, to personal jurisdiction and to service and venue in any court in which any claim which is subject to this agreement is brought against HMCo or any other Indemnified Person.

         It is understood that, in connection with HMCo's engagement, HMCo may also be engaged to act for the Company or any of its subsidiaries in one or more additional capacities, and that the terms of this engagement or any such additional engagement may be embodied in one or more separate written agreements. This indemnification shall apply to the engagement specified in the first paragraph hereof as well as to any such additional engagement(s) (whether written or oral) and any modification of said engagement or such additional engagement(s) and shall remain in full force and effect following the completion or termination of said engagement or such additional engagements.

         The Company further understands that if HMCo is asked to furnish the Company or any of its subsidiaries a financial opinion letter or to act for the Company or any such subsidiary in any other formal capacity, such further action may be subject to a separate agreement containing provisions and terms to be mutually agreed upon.

         6. Confidential Information. In connection with the performance of the services hereunder, HMCo agrees not to divulge any confidential information, secret processes or trade secrets disclosed by the Company to HMCo solely in its capacity as a financial advisor, unless the Company consents to the divulging thereof or such information, secret processes, or trade secrets are publicly available or otherwise available to HMCo without restriction or breach of any confidentiality agreement or unless required by any governmental authority or in response to any valid legal process.

         7. Governing Law. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of Texas, excluding any choice-of-law provisions thereof.

         8. Assignment. This Agreement and all provisions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned (other than with respect to the rights and obligations of HMCo, which may be assigned to any one or more of its principals or affiliates) by any of the parties without the prior written consent of the other parties.

         9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

         10. Other Understandings. All discussions, understandings, and agreements heretofore made between any of the parties hereto with respect to the subject matter hereof are merged in this Agreement, which alone fully and completely expresses the Agreement of the parties hereto. All calculations of the Reimbursable Expenses shall be made by HMCo and, in the absence of mathematical error, shall be final and conclusive.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                        COHO ENERGY, INC.


                                        By:
                                           ------------------------------
                                        Name:
                                             ----------------------------
                                        Title:
                                              ---------------------------

                                        HICKS, MUSE & CO. PARTNERS, L.P.

                                        By: HM PARTNERS INC.,
                                            its General Partner


                                        By:
                                           ------------------------------
                                        Name:
                                             ----------------------------
                                        Title:
                                              ---------------------------

                                   EXHIBIT A

                           Wire Transfer Instructions


                   Chase Bank of Texas
                   ABA #:  113000609
                   Account #:  08805113824
                   Credit:  Hicks, Muse & Co. Partners, L.P.
                   Reference:  Payment of Monitoring Fees or Expenses
                            by Coho Energy, Inc.

                                    EXHIBIT E

                                      FORM
                                       OF
                            INDEMNIFICATION AGREEMENT


         This INDEMNIFICATION AGREEMENT (the "Agreement") is made and entered into as of _________________, 199__, by and between Coho Energy, Inc., a Texas corporation (including any successors thereto, the "Company"), and ____________ ("Indemnitee").


                                    RECITALS:

         A. Competent and experienced persons are reluctant to serve or to continue to serve corporations as directors, officers or in other capacities unless they are provided with adequate protection through insurance or indemnification (or both) against claims and actions against them arising out of their service to and activities on behalf of those corporations.

         B. The current uncertainties relating to the availability of adequate insurance for directors and officers have increased the difficulty for corporations to attract and retain competent and experienced persons.

         C. The Board of Directors of the Company (the "Board") has determined that the continuation of present trends in litigation will make it more difficult to attract and retain competent and experienced persons, that this situation is detrimental to the best interests of the Company's stockholders, and that the Company should act to assure its directors and officers that there will be increased certainty of adequate protection in the future.

         D. It is reasonable, prudent and necessary for the Company to obligate itself contractually to indemnify its directors and officers to the fullest extent permitted by applicable law in order to induce them to serve or continue to serve the Company.

         E. Indemnitee is willing to serve and continue to serve the Company on the condition that he be indemnified to the fullest extent permitted by law.

         F. Concurrently with the execution of this Agreement, Indemnitee is agreeing to serve or to continue to serve as a director or officer of the Company.

                                   AGREEMENTS:

         NOW, THEREFORE, in consideration of the foregoing premises, Indemnitee's agreement to serve or continue to serve as a director or officer of the Company, and the covenants contained in this Agreement, the Company and Indemnitee hereby covenant and agree as follows:

         1.       Certain Definitions:

                  For purposes of this Agreement:

                  (a) Affiliate: shall mean any Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

                  (b) Change of Control: shall mean the occurrence of any of the following events:

                      (i) The acquisition after the date of this Agreement by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this paragraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company or any Subsidiary thereof, (B) any acquisition by the Company or any Subsidiary thereof, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, (D) any acquisition by one or more Affiliates of Hicks, Muse, Tate & Furst Incorporated (the "HMC Group"), or (E) any acquisition by any entity or its security holders pursuant to a transaction which complies with clauses (A), (B), and (C) of paragraph (iii) below; or

                      (ii) Individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement (A) who is a member of the HMC Group, or (B) whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                      (iii) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a "Business Combination"), other than a Business Combination with one or more members of the HMC Group, in each case, unless, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock or other equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or similar governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more Subsidiaries) in proportions not materially different from their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or any Subsidiary of either of them) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or similar governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                      (iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

                  (c) Claim: shall mean any threatened, pending, or completed action, suit or proceeding (including, without limitation, securities laws actions, suits and proceedings and also any cross claim or counterclaim in any action, suit or proceeding), whether civil, criminal, arbitral, administrative or investigative in nature, or any inquiry or investigation (including discovery), whether conducted by the Company or any other Person, that Indemnitee in good faith believes might lead to the institution of any action, suit or proceeding.

                  (d) Expenses: shall mean all costs, expenses (including attorneys' and expert witnesses' fees), and obligations paid or incurred in connection with investigating, defending (including affirmative defenses and counterclaims), being a witness in, or participating in (including on appeal), or preparing to defend, be a witness in, or participate in, any Claim relating to any Indemnifiable Event.

                  (e) Indemnifiable Event: shall mean any actual or alleged act, omission, statement, misstatement, event or occurrence related to the fact that Indemnitee is or was a director, officer, agent or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or by reason of any actual or alleged thing done or not done by Indemnitee in any such capacity. For purposes of this Agreement, the Company agrees that Indemnitee's service on behalf of or with respect to any Subsidiary or employee benefits plan of the Company or any Subsidiary of the Company shall be deemed to be at the request of the Company.

                  (f) Indemnifiable Liabilities: shall mean all Expenses and all other liabilities, damages (including, without limitation, punitive, exemplary, and the multiplied portion of any damages), judgments, payments, fines, penalties, amounts paid in settlement, and awards paid or incurred that arise out of, or in any way relate to, any Indemnifiable Event.

                  (g) Reviewing Party: shall mean (i) a member or members of the Board who are not parties to the particular Claim for which Indemnitee is seeking indemnification or (ii) if a Change of Control has occurred and Indemnitee so requests, or if the members of the Board so elect, or if all of the members of the Board are parties to such Claim, Special Counsel.

                  (h) Special Counsel: shall mean special, independent legal counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld), and who has not otherwise performed material services for the Company or for Indemnitee within the last three years (other than as Special Counsel under this Agreement or similar agreements).

                  (i) Subsidiary: shall mean, with respect to any Person, any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

         2.       Indemnification and Expense Advancement.

                  (a) The Company shall indemnify Indemnitee and hold Indemnitee harmless to the fullest extent permitted by law, as soon as practicable but in any event no later than 30 days after written demand is presented to the Company, from and against any and all Indemnifiable Liabilities. Any such demand shall include an affirmation by Indemnitee of Indemnitee's good faith belief that such indemnification is permitted under this Agreement and an undertaking by or on behalf of Indemnitee to repay to the Company the amount of any Indemnified Liabilities paid to Indemnitee if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Indemnified Liabilities. Such undertaking need not be secured, and shall be accepted without reference to financial ability to make repayment. Notwithstanding the foregoing, the obligations of the Company under Section 2(a) shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which Special Counsel is involved) that Indemnitee is not permitted to be indemnified under applicable law. Nothing contained in this Agreement shall require any determination under this Section 2(a) to be made by the Reviewing Party prior to the disposition or conclusion of the Claim against the Indemnitee.

                  (b) If so requested by Indemnitee, the Company shall advance to Indemnitee all reasonable Expenses incurred by Indemnitee to the fullest extent permitted by law (or, if applicable, reimburse Indemnitee for any and all reasonable Expenses incurred by Indemnitee and previously paid by Indemnitee) within ten business days after such request (an "Expense Advance"). The Company shall be obligated from time to time at the request of Indemnitee to make or pay an Expense Advance in advance of the final disposition or conclusion of any Claim. In connection with any request for an Expense Advance, if requested by the Company, Indemnitee or Indemnitee's counsel shall submit an affidavit stating that the Expenses to which the Expense Advances relate are reasonable. Any dispute as to the reasonableness of any Expense shall not delay an Expense Advance by the Company. If, when, and to the extent that the Reviewing Party determines that (i) Indemnitee would not be permitted to be indemnified with respect to a Claim under applicable law or (ii) the amount of the Expense Advance was not reasonable, the Company shall be entitled to be reimbursed by Indemnitee and Indemnitee hereby agrees to reimburse the Company without interest (which agreement shall be an unsecured obligation of Indemnitee) for (x) all related Expense Advances theretofore made or paid by the Company in the event that it is determined that indemnification would not be permitted or (y) the excessive portion of any Expense Advances in the event that it is determined that such Expenses Advances were unreasonable, in either case, if and to the extent such reimbursement is required by applicable law; provided, however, that if Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee could be indemnified under applicable law, or that the Expense Advances were reasonable, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law or that the Expense Advances were unreasonable shall not be binding, and the Company shall be obligated to continue to make Expense Advances, until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed), which determination shall be conclusive and binding. If there has been a Change of Control, the Reviewing Party shall be Special Counsel, if Indemnitee so requests. If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee substantively is not permitted to be indemnified in whole or part under applicable law or that any Expense Advances were unreasonable, Indemnitee shall have the right to commence litigation in any court in the states of Texas or New York having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

                  (c) Nothing in this Agreement, however, shall require the Company to indemnify Indemnitee with respect to any Claim initiated by Indemnitee, other than a Claim solely seeking enforcement of the Company's indemnification obligations to Indemnitee or a Claim authorized by the Board.

         3. Change of Control. The Company agrees that, if there is a Change of Control and if Indemnitee requests in writing that Special Counsel be the Reviewing Party, then Special Counsel shall be the Reviewing Party. In such a case, the Company agrees not to request or seek reimbursement from Indemnitee of any indemnification payment or Expense Advances unless Special Counsel has rendered its written opinion to the Company and Indemnitee that the Company was not or is not permitted under applicable law to indemnify Indemnitee or that such Expense Advances were unreasonable. However, if Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee could be indemnified under applicable law or that the Expense Advances were reasonable, any determination made by Special Counsel that Indemnitee would not be permitted to be indemnified under applicable law or that the Expense Advances were unreasonable shall not be binding, and the Company shall be obligated to continue to make Expense Advances, until a final judicial determination is made with respect thereto (as to which all rights of appeal therefore have been exhausted or lapsed), which determination shall be conclusive and binding. The Company agrees to pay the reasonable fees of Special Counsel and to indemnify Special Counsel against any and all expenses (including attorneys' fees), claims, liabilities, and damages arising out of or relating to this Agreement or Special Counsel's engagement pursuant hereto.

         4. Indemnification for Additional Expenses. The Company shall indemnify Indemnitee against any and all costs and expenses (including attorneys' and expert witnesses' fees) and, if requested by Indemnitee, shall (within two business days of that request) advance those costs and expenses to Indemnitee that are incurred by Indemnitee if Indemnitee, whether by formal proceedings or through demand and negotiation without formal proceedings: (a) seeks to enforce Indemnitee's rights under this Agreement, (b) seeks to enforce Indemnitee's rights to expense advancement or indemnification under any other agreement or provision of the Company's Articles of Incorporation, as amended to date (the "Articles of Incorporation"), or Bylaws (the "Bylaws") now or hereafter in effect relating to Claims for Indemnifiable Events, or (c) seeks recovery under any directors' and officers' liability insurance policies maintained by the Company, in each case regardless of whether Indemnitee ultimately prevails; provided that a court of competent jurisdiction has not found Indemnitee's claim for indemnification or expense advancements under the foregoing clauses (a), (b) or (c) to be frivolous, presented for an improper purpose, without evidentiary support, or otherwise sanctionable under Federal Rule of Civil Procedure No. 11 or an analogous rule or law, and provided further, that if a court makes such a finding, Indemnitee shall reimburse the Company for all amounts previously advanced to Indemnitee pursuant to this
Section 4. Subject to the provisos contained in the preceding sentence, to the fullest extent permitted by law, the Company waives any and all rights that it may have to recover its costs and expenses paid pursuant to this paragraph 4 from Indemnitee.

         5. Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some, but not all, of Indemnitee's Indemnifiable Liabilities, the Company shall indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

         6.       Contribution.

                  (a) Contribution Payment. To the extent the indemnification provided for under any provision of this Agreement is determined (in the manner hereinabove provided) not to be permitted under applicable law, the Company, in lieu of indemnifying Indemnitee, shall, to the extent permitted by law, contribute to the amount of any and all Indemnifiable Liabilities incurred or paid by Indemnitee for which such indemnification is not permitted. The amount the Company contributes shall be in such proportion as is appropriate to reflect the relative fault of Indemnitee, on the one hand, and of the Company and any and all other parties (including officers and directors of the Company other than Indemnitee) who may be at fault (collectively, including the Company, the "Third Parties"), on the other hand.

                  (b) Relative Fault. The relative fault of the Third Parties and the Indemnitee shall be determined (i) by reference to the relative fault of Indemnitee as determined by the court or other governmental agency or (ii) to the extent such court or other governmental agency does not apportion relative fault, by the Reviewing Party after giving effect to, among other things, the relative intent, knowledge, access to information, and opportunity to prevent or correct the relevant events, of each party, and other relevant equitable considerations. The Company and Indemnitee agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation that does take account of the equitable considerations referred to in this Section 6(b).

         7. Burden of Proof. In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified under any provision of this Agreement or to receive contribution pursuant to Section 6 of this Agreement, to the extent permitted by law the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

         8. No Presumption. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval), or conviction, or upon a plea of nolo contendere, or its equivalent, or an entry of an order of probation prior to judgment shall not create a presumption (other than any presumption arising as a matter of law that the parties may not contractually agree to disregard) that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

         9. Non-exclusivity. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Bylaws or Articles of Incorporation or the Texas Business Corporation Act or otherwise. To the extent that a change in the Texas Business Corporation Act (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by that change. Indemnitee's rights under this Agreement shall not be diminished by any amendment to the Articles of Incorporation or Bylaws, or of any other agreement or instrument to which Indemnitee is not a party, and shall not diminish any other rights that Indemnitee now or in the future has against the Company.

         10. Liability Insurance. Except as otherwise agreed to by the Company and Indemnitee in a written agreement, to the extent the Company maintains an insurance policy or policies providing directors' and officers' liability insurance, Indemnitee shall be covered by that policy or those policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

         11. Period of Limitations. No action, lawsuit, or proceeding may be brought against Indemnitee or Indemnitee's spouse, heirs, executors, or personal or legal representatives, nor may any cause of action be asserted in any such action, lawsuit or proceeding, by or on behalf of the Company, after the expiration of two years after the statute of limitations commences with respect to Indemnitee's act or omission that gave rise to the action, lawsuit, proceeding or cause of action; provided, however, that, if any shorter period of limitations is otherwise applicable to any such action, lawsuit, proceeding or cause of action, the shorter period shall govern.

         12. Amendments. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any provision of this Agreement shall be effective unless in a writing signed by the party granting the waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall that waiver constitute a continuing waiver.

         13. Other Sources. Indemnitee shall not be required to exercise any rights that Indemnitee may have against any other Person (for example, under an insurance policy) before Indemnitee enforces his rights under this Agreement. However, to the extent the Company actually indemnifies Indemnitee or advances him Expenses, the Company shall be subrogated to the rights of Indemnitee and shall be entitled to enforce any such rights which Indemnitee may have against third parties. Indemnitee shall assist the Company in enforcing those rights if it pays his costs and expenses of doing so. If Indemnitee is actually indemnified or advanced Expenses by any third party, then, for so long as Indemnitee is not required to disgorge the amounts so received, to that extent the Company shall be relieved of its obligation to indemnify Indemnitee or advance Indemnitee Expenses.

         14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by merger or consolidation), spouses, heirs and personal and legal representatives. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer or director of the Company or another enterprise at the Company's request.

         15. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, that provision shall be fully severable; this Agreement shall be construed and enforced as if that illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of that illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

         16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

         17. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         18. Notices. Whenever this Agreement requires or permits notice to be given by one party to the other, such notice must be in writing to be effective and shall be deemed delivered and received by the party to whom it is sent upon actual receipt (by any means) of such notice. Receipt of a notice by the Secretary of the Company shall be deemed receipt of such notice by the Company.

         19. Complete Agreement. This Agreement constitutes the complete understanding and agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, other than any indemnification rights that Indemnitee may enjoy under the Articles of Incorporation, the Bylaws or the Texas Business Corporation Act.

         20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.



               [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

         EXECUTED as of the date first written above.



                                        COHO ENERGY, INC.


                                        By:
                                              --------------------------------
                                        Name:
                                              --------------------------------
                                        Title:
                                              --------------------------------


                                        INDEMNITEE


                                        -------------------------------------

                                        -------------------------------------

                                                                         ANNEX B


                        [JEFFERIES & COMPANY LETTERHEAD]



                                                                 August 20, 1998


The Board of Directors
Coho Energy, Inc.
14785 Preston Road, Suite 860
Dallas, TX 75240

Members of the Board:

     You have advised us that Coho Energy, Inc. ("Coho" or the "Company") proposes to sell 41,666,666 shares (the "shares") of its common stock, par value $0.01 per share (the "Common Stock"), to HM4 Coho, L.P. ("HM4"), an affiliate of Hicks, Muse, Tate & Furst Incorporated at a per share price of $6.00 (the "Transaction") which represents approximately 62% on a fully diluted basis, of the Company's outstanding common stock. In addition, you have advised us that HM4 will receive a cash fee in exchange for advisory and financial services in connection with the Transaction of $10.0 million. You have requested our Opinion (the "Opinion") as to whether the Transaction is fair, from a financial point of view, to the holders of the Company's Common Stock.

     Jefferies & Company, Inc. ("Jefferies") will receive a cash fee of $500,000 payable upon delivery of this Opinion. In the ordinary course of Jefferies' business, it actively trades the securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Jefferies has rendered investment banking services to the Company in the past.

     In conducting our review and analysis and in arriving at the Opinion, we have, with the Company's permission, assumed and relied upon, without independent verification, the accuracy and completeness of all of the historical and projected financial and other information provided to us by the Company. With respect to the above noted historical and projected financial information, the management of the Company has advised us that such information has been reasonably prepared and reflects such management's best currently available estimates and judgments, including the impact of the Transaction on the Company's projections, and you have instructed us to rely on such information in rendering the Opinion. We have not conducted a physical inspection of any of the properties or facilities of the Company, nor have we made or considered any independent evaluations or appraisals of any of such properties or facilities.

     In conducting our analysis and rendering the Opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances, including: (i) the terms of the Transaction as set forth in the agreements describing the Transaction; (ii) the historical and current financial condition and results of operations of the Company, including certain public filings of the Company; (iii) certain non-public financial and non-financial information prepared by the Company;
(iv) published information regarding the financial performance and operating characteristics of a selected group of companies that we deemed comparable to the Company; (v) the business prospects of the

Coho Energy, Inc.
August 20, 1998
Page 2

Company considering its current capital structure and after giving effect to the Transaction; (vi) the historical and current market price of the Company's common stock; (vii) publicly available industry data we considered relevant to our inquiry; (viii) the terms, to the extent publicly available, of recent oil and gas independent producer transactions that we believe to be comparable to the Transaction including other transactions involving sale on contract; (ix) the value of certain intangible benefits that may accrue to the Company as a result of the Transaction; (x) the financing alternatives (other than the Transaction) currently available to the Company and its current liquidity; and
(xi) such other factors as we deemed relevant to the Opinion. In addition, we have taken into account general economic, monetary, political and market conditions as well as our experience with similar transactions and the valuation of similar securities. The Opinion is based on the aforementioned conditions as they exist currently and can be evaluated on the date hereof. Existing conditions are subject to rapid and unpredictable change and any such change could impact the Opinion.

    Based upon and subject to the foregoing, we are of the Opinion, as investment bankers, that, as of the date hereof, the Transaction, taken as a whole, is fair, from a financial point of view, to the holders of the Company's Common Stock.

    This letter is solely for the information of the Board of Directors of the Company and may not be relied upon by any other person. This letter does not constitute a recommendation to any holder of the Company's Common Stock. The Opinion, and any supporting analysis or other material prepared by Jefferies, may not be quoted or referred to, in whole or in part, in any public filing or in any written document, or used for any other purpose, without our prior written consent; provided, however, that this letter may be included in its entirety and described in any proxy statement to be distributed to the holders of the Company's Common Stock in connection with the Transaction.


                                    Very truly yours,

                                    /s/
                                    Jefferies & Company, Inc.

                               COHO ENERGY, INC.


            PROXY - SPECIAL MEETING OF SHAREHOLDERS - ________, 1998 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Jeffrey Clarke and Anne Marie O'Gorman, and each of them, as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock, $0.01 par value ("Common Stock"), of Coho Energy, Inc. (the "Company") that the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of the Company to be held at _____ ___.m., Dallas, Texas time, on ________, 1998 at the Westin Hotel Galleria, Johnson 2 Room, 13340 Dallas Parkway, Dallas, Texas, or at any adjournment or postponement thereof.

         With respect to all matters, the holders of common stock will have one vote per share.



                   (Continued and to be signed on other side)

The shares represented hereby will be voted as specified below. WHERE NO SPECIFICATIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2
Please mark your votes as indicated in this example   X

1. Proposal to amend the Articles of Incorporation, as amended, of the Company to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000.



         FOR        AGAINST       ABSTAIN


2. Proposal to approve the sale by the Company of 41,666,666 shares of its Common Stock to HM4 Coho L.P. pursuant to a Stock Purchase Agreement dated August 21, 1998, as amended.




         FOR       AGAINST        ABSTAIN

3. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof.


All of the above matters are more particularly described in the accompanying Proxy Statement dated ________, 1998, receipt of which is hereby acknowledged.

          Date: _______________________________________, 1998
          Signature of Shareholder:_________________________
          Signature of Shareholder:_________________________


Please sign your name exactly as it appears hereon. Joint owners should each sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.

PLEASE DATE, SIGN, AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE; NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.